Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of June 20, 2010,

Among

Valeant Pharmaceuticals International,

Biovail Corporation,

Biovail Americas Corp.

and

Beach Merger Corp.

TABLE OF CONTENTS

i

SECTION 6.02.	Access to Information; Confidentiality	71
SECTION 6.03.	Required Actions	72
SECTION 6.04.	Equity Awards; Change in Control Provisions	75
SECTION 6.05.	Indemnification, Exculpation and Insurance	79
SECTION 6.06.	Fees and Expenses	81
SECTION 6.07.	Certain Tax Matters	83
SECTION 6.08.	Transaction Litigation	83
SECTION 6.09.	Section 16 Matters	84
SECTION 6.10.	Governance Matters	84
SECTION 6.11.	Financing	84
SECTION 6.12.	Public Announcements	85
SECTION 6.13.	Stock Exchange Listing	86
SECTION 6.14.	Joinder Agreement	86
SECTION 6.15.	Entity Name	86
SECTION 6.16.	Valeant Warrants and Valeant Convertible Notes	86
SECTION 6.17.	Pre-Merger Special Dividend	87

ARTICLE VII

Conditions Precedent

SECTION 7.01.	Conditions to Each Party’s Obligation to Effect the Merger	88
SECTION 7.02.	Conditions to Obligations of Valeant	89
SECTION 7.03.	Conditions to Obligation of Biovail, BAC and Merger Sub	90

ARTICLE VIII

Termination Amendment and Waiver

SECTION 8.01.	Termination	91
SECTION 8.02.	Effect of Termination	93
SECTION 8.03.	Amendment	93
SECTION 8.04.	Extension; Waiver	93
SECTION 8.05.	Procedure for Termination, Amendment, Extension or Waiver	94
SECTION 8.06.	Alternative Structure.	84

ARTICLE IX

General Provisions

SECTION 9.01.	Nonsurvival of Representations and Warranties	94
SECTION 9.02.	Notices	94
SECTION 9.03.	Definitions	96
SECTION 9.04.	Interpretation	100

Exhibit A	Governance Matters
Exhibit B	Form of Joinder Agreement
Exhibit C	Commitment Letter

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 20, 2010, among Valeant Pharmaceuticals International, a Delaware corporation (“Valeant”), Biovail Corporation, a Canadian corporation (“Biovail”), Biovail Americas Corp., a Delaware corporation and a wholly owned subsidiary of Biovail (“BAC”), and Beach Merger Corp., a Delaware corporation and a newly formed, wholly owned subsidiary of BAC (“Merger Sub”).

WHEREAS the Board of Directors of Valeant, the Board of Directors of Biovail, the Board of Directors of BAC and the Board of Directors of Merger Sub have approved this Agreement, determined that the merger of Merger Sub with and into Valeant, upon the terms and subject to the conditions set forth in this Agreement, are in the best interests of Valeant, Biovail or Merger Sub, as applicable, and their respective stockholders and declared the advisability of this Agreement;

WHEREAS the Board of Directors of Valeant and the Board of Directors of Merger Sub has recommended adoption or approval, as applicable, of this Agreement by their respective stockholders, as applicable;

WHEREAS the Board of Directors of Biovail has recommended the approval by its stockholders of the issuance of common shares of Biovail contemplated by this Agreement;

WHEREAS Valeant intends to declare and pay the Pre-Merger Special Dividend one Business Day immediately prior to the Closing Date, payable to holders of record of Valeant Common Stock as of the close of business one Business Day immediately prior to the Closing Date;

WHEREAS the Board of Directors of Valeant and the Board of Directors of Biovail have determined that the declaration and payment of the Post-Merger Special Dividend will be in the best interests of the Combined Company and its stockholders;

WHEREAS for U.S. Federal income Tax purposes, the Merger is intended (i) to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) to not result in gain being recognized under Section 367(a)(1) of the Code (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Biovail following the Merger that does not enter into a five-year gain recognition agreement in the form provided in United States Regulations Section 1.367(a)-8(c)) (the “Intended Tax Treatment”), and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS Valeant, Biovail, BAC and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01.  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date, Merger Sub shall be merged with and into Valeant (the “Merger”).  At the Effective Time, the separate corporate existence of Merger Sub shall cease and Valeant shall continue as the surviving company in the Merger (the “Surviving Company”).

SECTION 1.02.  Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York  10019 at 10:00 a.m., New York City time, on a date to be specified by Valeant and Biovail, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Valeant and Biovail; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by Law) waived on such second Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived or at such other time and date as shall be agreed in writing between Valeant and Biovail.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger.  The Merger shall become effective at the time specified in the Certificate of Merger, which shall be on the Business Day following the date that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Valeant and Biovail shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04.  Effects.  The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.

SECTION 1.05.  Certificate of Incorporation and By-Laws.  The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that the name of the Surviving Company shall be amended to be consistent with the terms of Section 6.15.  The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Company.

SECTION 1.06.  Directors and Officers of Surviving Company.  The directors of the Surviving Company shall be composed of the individuals identified on Annex 1.06 attached hereto (as it may be amended or modified from time to time after the date hereof and prior to the Effective Time by the mutual written consent of Biovail and Valeant) and shall continue until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of Valeant immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

SECTION 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Valeant, Biovail, BAC, Merger Sub or the holder of any shares of Valeant Common Stock or Merger Sub Common Stock:

(a)  Conversion of Merger Sub Common Stock.  Each share of common stock, par value $0.01 per share, in Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company (“Surviving Company Common Stock”) with the same rights, powers and privileges as the shares so converted (the “Converted Shares”).  In addition to the foregoing conversion, the Surviving Company shall issue 10,000,000 shares of Surviving Company Common Stock (the “Issued Shares”) to BAC contemporaneously with the Closing in consideration for the deposit of the Merger Consideration by or on behalf of BAC with the Exchange Agent.  The Converted Shares and the Issued Shares shall constitute the only outstanding shares of capital stock of the Surviving Company.  From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the Converted Shares and the Issued Shares until the Board of the Surviving Company issues new certificates in respect of such shares.

(b)  Cancellation of Treasury Stock and Biovail-Owned Stock.  Each share of common stock, par value $0.01, of Valeant (the “Valeant Common Stock”) that is owned by Valeant as treasury stock and each share of Valeant Common Stock, if any, that is owned by Biovail, BAC or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)  Conversion of Valeant Common Stock.  Each share of Valeant Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and except as provided in Section 2.01(d) with respect to the Appraisal Shares) shall be converted into the right to receive that number of fully paid and nonassessable common shares in the capital of Biovail (the “Biovail Common Stock”) equal to the Exchange Ratio (the “Merger Consideration”).  All such shares of Valeant Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Valeant Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, the Pre-Merger Special Dividend (to the extent not previously paid) and any cash in lieu of fractional shares of Biovail Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02, without interest.  For purposes of this Agreement, the “Exchange Ratio” means 1.7809.  The Exchange Ratio shall be calculated to the nearest one-ten-thousandth of a share of Biovail Common Stock.  Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Biovail Common Stock or Valeant Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Biovail Common Stock or Valeant Common Stock, as the case may be, will be appropriately adjusted to provide to Biovail and the holders of Valeant Common Stock the same economic effect as contemplated by this Agreement prior to such event.  As provided in Section 2.02(i), the right of any holder of a Certificate to receive the Merger Consideration or other consideration shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

(d)  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Valeant Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in this Section 2.01, but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262.  At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become, the right to receive the Merger Consideration as provided in this Section 2.01.  Valeant shall give prompt notice to Biovail of any demands received by Valeant for appraisal of any shares of Valeant Common Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 received by Valeant.  Biovail shall have the right to participate in all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, Valeant shall not, without the prior written consent of Biovail (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02.  Exchange of Certificates.  (a)  Exchange Agent.  Prior to the Effective Time, Biovail and Valeant shall agree upon and appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.  At or prior to the Effective Time, Biovail shall deposit on behalf of BAC, or shall cause BAC to deposit, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Biovail Common Stock to be issued as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(e).  All such Biovail Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.  As promptly as practicable after the Effective Time, and in any event not later than the second Business Day thereafter, Biovail shall cause the Exchange Agent to mail to each holder of record of Valeant Common Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Biovail may specify, subject to Valeant’s approval), together with instructions thereto.

(b)  Merger Consideration Received in Connection with Exchange.  Upon (i) in the case of shares of Valeant Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Valeant Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the letter of transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (x) the Merger Consideration into which the shares of Valeant Common Stock have been converted pursuant to Section 2.01 and (y) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(e) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(c).  In the event of a transfer of ownership of Valeant Common Stock that is not registered in the transfer records of Valeant, a certificate representing the proper number of shares of Biovail Common Stock pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(e) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Valeant Common Stock (or, if such Valeant Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.02(b), each share of Valeant Common Stock and any Certificate with respect thereto shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of such shares were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(e) and in respect of any dividends or other distributions pursuant to Section 2.02(c)).  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Valeant Common Stock held in book-entry form).

(c)  Treatment of Unexchanged Shares.  No dividends or other distributions declared or made with respect to Biovail Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Valeant Common Stock held in book-entry form) with respect to the shares of Biovail Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the surrender of such Certificate (or shares of Valeant Common Stock held in book-entry form) in accordance with this Article II.  Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Valeant Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of Biovail Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Biovail Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Biovail Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Biovail Common Stock.

(d)  No Further Ownership Rights in Valeant Common Stock.  The shares of Biovail Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of Valeant Common Stock (including any cash paid pursuant to Section 2.02(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Valeant Common Stock.  From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Valeant Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates formerly representing shares of Valeant Common Stock (or shares of Valeant Common Stock held in book-entry form) are presented to Biovail or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e)  No Fractional Shares.  No certificates or scrip representing fractional shares of Biovail Common Stock shall be issued upon the conversion of Valeant Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Biovail Common Stock.  Notwithstanding any other provision of this Agreement, each holder of shares of Valeant Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Biovail Common Stock (after taking into account all shares of Valeant Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the average of the volume weighted average price per share of Biovail Common Stock on the New York Stock Exchange (“NYSE”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Biovail and Valeant) on each of the 10 consecutive trading days ending with the second complete trading day prior to the date of the Effective Time, weighted by the total volume of trading in Biovail Common Stock on each such trading day.  The payment of cash in lieu of fractional share interests pursuant to this Section 2.02(e) is not a separately bargained-for consideration.

(f)  Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Valeant Common Stock for 360 days after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holder of Valeant Common Stock who has not theretofore complied with this Article II shall thereafter look only to Biovail for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II.

(g)  No Liability.  None of Valeant, Biovail, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(h)  Investment of Exchange Fund.  The Exchange Agent shall invest any cash in the Exchange Fund as mutually directed by Biovail and Valeant.  Any interest and other income resulting from such investments shall be paid to the Surviving Company.

(i)  Withholding Rights.  The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Valeant Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law.  Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Valeant Common Stock in respect of which such deduction or withholding was made.

(j)  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Biovail, the posting by such Person of a bond, in such reasonable and customary amount as Biovail may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

Representations and Warranties of Biovail, BAC and Merger Sub

Biovail, BAC and Merger Sub jointly and severally represent and warrant to Valeant that the statements contained in this Article III are true and correct, except (i) as set forth in the Biovail Reporting Documents publicly available and filed with the SEC following January 1, 2008 and at least two Business Days prior to the date of this Agreement (the “Filed Biovail Reporting Documents”) (excluding any disclosures in the Filed Biovail Reporting Documents under the heading “Risk Factors” and any other disclosures that are predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by Biovail, BAC and Merger Sub to Valeant at or before the execution and delivery by Biovail, BAC and Merger Sub of this Agreement (the “Biovail Disclosure Letter”).  The Biovail Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

SECTION 3.01.  Organization, Standing and Power.  Each of Biovail and each of Biovail’s Subsidiaries (the “Biovail Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Biovail Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Biovail Material Adverse Effect.  Each of Biovail and the Biovail Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders, registrations, clearances and approvals (collectively, “Permits”) necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Biovail Permits”), except where the failure to have such power or authority or to possess Biovail Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Biovail Material Adverse Effect.  Each of Biovail and the Biovail Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Biovail Material Adverse Effect.  Biovail has delivered or made available to Valeant, prior to execution of this Agreement, true and complete copies of (a) the Articles of Continuance of Biovail in effect as of the date of this Agreement (the “Biovail Charter”) and the By-laws of Biovail in effect as of the date of this Agreement (the “Biovail By-laws”) and (b) the constituent documents of each of BAC and Merger Sub.

SECTION 3.02.  Biovail Subsidiaries.  (a)  All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Biovail Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Biovail, by another Biovail Subsidiary or by Biovail and another Biovail Subsidiary, free and clear of all pledges, liens, claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.  Section 3.02(a) of the Biovail Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Biovail Subsidiaries.

(b)  Except for the capital stock and voting securities of, and other equity interests in, the Biovail Subsidiaries, neither Biovail nor any Biovail Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

SECTION 3.03.  Capital Structure.  (a)  The authorized capital stock of Biovail consists of an unlimited number of shares of Biovail Common Stock and an unlimited number of Class A Special Shares in the capital of Biovail (the “Biovail Class A Stock” and, together with the Biovail Common Stock, the “Biovail Capital Stock”).  At the close of business on June 14, 2010, (i) 158,573,603 shares of Biovail Common Stock were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by Biovail, (ii) no shares of Biovail Class A Stock were issued and outstanding, (iii) no shares of Biovail Common Stock were reserved for issuance upon conversion of Biovail’s 5.375% Senior Convertible Notes (the “Biovail Convertible Notes”), (iv) 11,588,915 shares of Biovail Common Stock were reserved and available for issuance pursuant to the Biovail Stock Plans, of which (A) 3,196,577 shares were issuable upon exercise of outstanding Biovail Stock Options and (B) 2,049,548 shares were issuable upon vesting of outstanding Biovail Restricted Stock Units, assuming maximum performance with respect to performance-based Biovail Restricted Stock Units, (v) Biovail Deferred Share Units with respect to 418,737 shares of Biovail Common Stock were outstanding and (vi) 2,282,366 shares of Biovail Common Stock were reserved for issuance pursuant to the Biovail Employee Stock Purchase Plan.  Except as set forth in this Section 3.03(a), at the close of business on June 14, 2010, no shares of capital stock or voting securities of, or other equity interests in, Biovail were issued, reserved for issuance or outstanding.  From the close of business on June 14, 2010 to the date of this Agreement, there have been no issuances by Biovail of shares of capital stock or voting securities of, or other equity interests in, Biovail, other than (1) the issuance of Biovail Common Stock upon the conversion of Biovail Convertible Notes, upon the exercise of Biovail Stock Options or upon the vesting of Biovail Restricted Stock Units, in each case outstanding at the close of business on June 14, 2010 and in accordance with their terms in effect at such time, and (2) the issuance of Biovail Deferred Share Units.

(b)  All outstanding shares of Biovail Capital Stock are, and all shares of Biovail Capital Stock that may be issued upon the conversion of Biovail Convertible Notes, upon the exercise of Biovail Stock Options or upon the vesting of Biovail Restricted Stock Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Canada Business Corporations Act (the “CBCA”), the Biovail Charter, the Biovail By-laws or any Contract to which Biovail is a party or otherwise bound.  The shares of Biovail Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CBCA, the Biovail Charter, the Biovail By-laws or any Contract to which Biovail is a party or otherwise bound.  Except as set forth above in this Section 3.03 or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Biovail or any Biovail Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Biovail or any Biovail Subsidiary or any securities of Biovail or any Biovail Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Biovail or any Biovail Subsidiary, (y) any warrants, calls, options or other rights to acquire from Biovail or any Biovail Subsidiary, or any other obligation of Biovail or any Biovail Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Biovail or any Biovail Subsidiary or (z) any rights issued by or other obligations of Biovail or any Biovail Subsidiary that are linked in any way to the price of any class of Biovail Capital Stock or any shares of capital stock of any Biovail Subsidiary, the value of Biovail, any Biovail Subsidiary or any part of Biovail or any Biovail Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Biovail or any Biovail Subsidiary.  Except pursuant to the Biovail Stock Plans, there are not any outstanding obligations of Biovail or any of the Biovail Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Biovail or any Biovail Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence.  Except for the Biovail Convertible Notes, there are no debentures, bonds, notes or other Indebtedness of Biovail having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Biovail may vote (“Biovail Voting Debt”).  Neither Biovail nor any of the Biovail Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Biovail.  Except for this Agreement, neither Biovail nor any of the Biovail Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Biovail or any of the Biovail Subsidiaries.

SECTION 3.04.  Authority; Execution and Delivery; Enforceability.  (a)  Each of Biovail, BAC and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Share Issuance and the Valeant Stock Plan Assumption, to the receipt of the Biovail Stockholder Approval.  The Board of Directors of Biovail (the “Biovail Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of Biovail was present, (i) approving this Agreement, (ii) determining that entering into this Agreement is in the best interests of Biovail and its stockholders, (iii) declaring this Agreement advisable, (iv) recommending that Biovail’s stockholders vote in favor of (A) approval of the issuance of Biovail Common Stock constituting the Merger Consideration, (B) the change of Biovail’s name to “Valeant Pharmaceuticals International, Inc.” (the “Name Change”) and (C) the issuance of Biovail Common Stock under Valeant Stock Plans, outstanding Valeant Stock Options and Valeant Restricted Stock Units assumed by Biovail pursuant to the Valeant Stock Plan Assumption (the “Share Issuance”) and the Valeant Stock Plan Assumption and directing that the Share Issuance and the Valeant Stock Plan Assumption be submitted to Biovail’s stockholders for approval at a duly held meeting of such stockholders for such purpose (the “Biovail Stockholders Meeting”) and (v) subject to the discretion of the Board of the Combined Company, determining that the Post-Merger Special Dividend will be in the best interests of the Combined Company and its stockholders and that it is the intention of those directors of Biovail that will continue as directors of the Combined Company to support the declaration and payment of the Post-Merger Special Dividend at the applicable time.  Such resolutions have not been amended or withdrawn as of the date of this Agreement.  The Board of Directors of Merger Sub has adopted resolutions (i) approving this Agreement, (ii) determining that entering into this Agreement is in the best interests of Merger Sub and BAC, as its sole stockholder, (iii) declaring this Agreement advisable and

(iv) recommending that BAC, as sole stockholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to BAC, as sole stockholder of Merger Sub, for adoption.  Such resolutions have not been amended or withdrawn as of the date of this Agreement.  BAC, as sole stockholder of Merger Sub, will, immediately following the execution and delivery of this Agreement by each of the parties hereto, adopt this Agreement.  The Board of Directors of BAC has adopted resolutions (i) approving this Agreement, (ii) determining that entering into this Agreement is in the best interests of BAC and Biovail, as its sole stockholder, (iii) declaring this Agreement advisable and (iv) recommending that Biovail, as sole stockholder of BAC, adopt this Agreement and directing that this Agreement be submitted to Biovail, as sole stockholder of BAC, for adoption.  Such resolutions have not been amended or withdrawn as of the date of this Agreement.  Biovail, as sole stockholder of BAC, will, immediately following the execution and delivery of this Agreement by each of the parties hereto, adopt this Agreement.  Except (A) in the case of the Share Issuance and the Valeant Stock Plan Assumption, for the approval of the Share Issuance and Valeant Stock Plan Assumption, respectively, by the affirmative vote of the holders of a majority of the shares of Biovail Common Stock represented in person or by proxy at the Biovail Stockholders Meeting, as required by Section 312.03(c) of the NYSE Listed Company Manual and by Section 611(c) and Section 613, respectively, of the Toronto Stock Exchange (“TSX”) Company Manual and the approval of the Name Change by the affirmative vote of the holders of a majority of not less than two-thirds of the votes cast in respect of such resolution at the Biovail Stockholders Meeting as required by Section 173 of the CBCA (collectively, the “Biovail Stockholder Approval”) and (B) solely in the case of the Merger, for the adoption of this Agreement (1) by Biovail as the sole stockholder of BAC, and (2) by BAC as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Biovail, BAC or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL).  Each of Biovail and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Valeant, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)  No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in respect of Biovail or Merger Sub.

SECTION 3.05.  No Conflicts; Consents.  (a)  The execution and delivery by each of Biovail, BAC and Merger Sub of this Agreement does not, and the performance by each of Biovail, BAC and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the Biovail Charter, the Biovail By-laws or the comparable charter or organizational documents of any Biovail Subsidiary (assuming that the Biovail Stockholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Biovail or any Biovail Subsidiary under, any provision of,  any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which Biovail or any Biovail Subsidiary is a party or by which any of their respective properties or assets is bound or any Biovail Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation, including the rules and regulations of the NYSE and TSX (“Law”), in each case, applicable to Biovail or any Biovail Subsidiary or their respective properties or assets (assuming that the Biovail Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Biovail Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b)  No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Biovail or any Biovail Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) and the securities commissions or similar securities regulatory authority in each of the provinces of Canada (the “Canadian Securities Authorities”) of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Biovail of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC and the Canadian Securities Authorities of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act, the Canadian provincial securities laws (“Canadian Securities Laws”), and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and, if required, Part IX of the Competition Act (Canada) (the “Competition Act”) and such other Consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under any foreign antitrust, competition, foreign investment, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Biovail and Valeant are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration, (v) such filings with and approvals of the NYSE and TSX as are required to permit the consummation of the Merger and the listing of the Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Biovail Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

SECTION 3.06.  Reporting Documents; Undisclosed Liabilities.  (a)  Biovail has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Biovail with the SEC and the Canadian Securities Authorities since January 1, 2008 (such documents, together with any documents filed with the SEC during such period by Biovail on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Biovail Reporting Documents”).  Biovail is a reporting issuer in each of the provinces of Canada within the meaning of the Canadian Securities Laws.  Biovail is in compliance with all its material obligations under the Canadian Securities Laws and the rules and policies of the TSX to which it is subject.

(b)  Each Biovail Reporting Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), the Exchange Act, the Securities Act or the Canadian Securities Laws, as the case may be, and the rules and regulations of the SEC or the Canadian Securities Authorities or promulgated thereunder applicable to such Biovail Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of Biovail included in the Biovail Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Biovail and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)  Neither Biovail nor any Biovail Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Biovail Material Adverse Effect.

(d)  Each of the chief executive officer of Biovail and the chief financial officer of Biovail (or each former chief executive officer of Biovail and each former chief financial officer of Biovail, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Biovail Reporting Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX.  None of Biovail or any of the Biovail Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e)  Biovail maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Biovail’s properties or assets.

(f)  The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Biovail are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Biovail in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Biovail, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Biovail to make the certifications required under the Exchange Act with respect to such reports.

(g)  Neither Biovail nor any of the Biovail Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Biovail and any of the Biovail Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Biovail or any of the Biovail Subsidiaries in Biovail’s or such Biovail Subsidiary’s published financial statements or other Biovail Reporting Documents.

(h)  Since January 1, 2009, none of Biovail, Biovail’s independent accountants, the Biovail Board or the audit committee of the Biovail Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Biovail, (y) ”material weakness” in the internal controls over financial reporting of Biovail or (z) fraud, whether or not material, that involves management or other employees of Biovail who have a significant role in the internal controls over financial reporting of Biovail.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(i)  None of the Biovail Subsidiaries is, or has at any time since January 1, 2009 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act or a reporting issuer in any of the provinces of Canada within the meaning of the Canadian Securities Laws.

SECTION 3.07.  Information Supplied.  None of the information supplied or to be supplied by Biovail or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Biovail’s stockholders and Valeant’s stockholders or at the time of each of the Biovail Stockholders Meeting and the Valeant Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Biovail or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Valeant for inclusion or incorporation by reference therein.  The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and the requirements of the CBCA and applicable Canadian Securities Laws, except that no representation is made by Biovail with respect to statements made or incorporated by reference therein based on information supplied by Valeant for inclusion or incorporation by reference therein.

SECTION 3.08.  Absence of Certain Changes or Events.  From January 1, 2010 to the date of this Agreement, each of Biovail and the Biovail Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a)  any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Biovail Material Adverse Effect;

(b)  any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Biovail or the capital stock or voting securities of, or other equity interests in, any of the Biovail Subsidiaries (other than (x) regular quarterly cash dividends in an amount not exceeding $0.095 per share of Biovail Common Stock and (y) dividends or other distributions by a direct or indirect wholly owned Biovail Subsidiary to its parent) or any repurchase for value by Biovail of any capital stock or voting securities of, or other equity interests in, Biovail or the capital stock or voting securities of, or other equity interests in, any of the Biovail Subsidiaries;

(c)  any split, reverse split, combination, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, Biovail, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, Biovail or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or voting securities of, or other equity interests in, Biovail;

(d)  any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Biovail or any Biovail Subsidiary other than draws on existing revolving credit facilities in the ordinary course of business;

(e)  (i) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of Biovail’s or Biovail’s Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of $5,000,000 or (ii) any acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise;

(f)  (i) any granting by Biovail to any director or executive officer of Biovail of any material increase in compensation, (ii) any granting by Biovail to any director or executive officer of Biovail of any material increase in change in control, severance or termination pay, (iii) any establishment, adoption, entry into or amendment in any material respect of any collective bargaining agreement or material Biovail Benefit Plan or (iv) the taking of any action to accelerate the time of vesting or payment of any material compensation or benefits under any Biovail Benefit Plan;

(g)  any change in accounting methods, principles or practices by Biovail or any Biovail Subsidiary, except insofar as may have been required by a change in GAAP; or

(h)  any material elections or changes thereto with respect to Taxes by Biovail or any Biovail Subsidiary or any settlement or compromise by Biovail or any Biovail Subsidiary of any material Tax liability or refund, other than in the ordinary course of business.

SECTION 3.09.  Taxes.  (a)  (i) Each of Biovail and each Biovail Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of Biovail and each Biovail Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Biovail or any Biovail Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b)  No Tax Return of Biovail or any Biovail Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of Biovail, oral) notice of such an audit or examination has been received by Biovail or any Biovail Subsidiary.  No deficiencies for any Taxes have been proposed, asserted or assessed against Biovail or any Biovail Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.  There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant taxing authority or the payment of any Tax by Biovail or any Biovail Subsidiary.  No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.

(c)  Each of Biovail and each Biovail Subsidiary has complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of Taxes and other deductions required to be withheld

(d)  Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings, there are no Liens with respect to Taxes against any of the assets of Biovail or any Biovail Subsidiary.  No written or, to the Knowledge of Biovail, other claim has been received by Biovail or any Biovail Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction.  Neither Biovail nor any Biovail Subsidiary has a permanent establishment or is resident for Tax purposes outside of its jurisdiction or territory of incorporation or formation.

(e)  Each of Biovail and the Biovail Subsidiaries has not and has not been deemed to have for purposes of the Income Tax Act (or any other applicable Law), acquired property from a non-arm’s length Person, within the meaning of the Income Tax Act (or such other applicable Law), for consideration, the value of which is less than the fair market value of the property in circumstances which could subject it to a liability under section 160 of the Income Tax Act (or the analogous provision of such other applicable Law).

(f)  With respect to any transaction with any non-arm’s length Person that is not a resident of Canada within the meaning of the Income Tax Act, neither Biovail nor any Biovail Subsidiary resident in Canada has (i) paid any consideration for any property (including for the use of property) or services that is in excess of the fair market value thereof, nor (ii) received any consideration for any property (including for the use of property) or services that is less than the fair market value thereof.  For all such transactions, Biovail and any Biovail Subsidiary resident in Canada, as the case may be, has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act.

(g)  None of sections 78, 80, 80.01, 80.02, 80.03 and 80.04 of the Income Tax Act, or any equivalent provision of the Laws of any other jurisdiction, has applied in any material manner or shall apply in any material manner to any of Biovail or the Biovail Subsidiaries as of the Closing Date.

(h)  Neither Biovail nor any Biovail Subsidiary has received any material requirement pursuant to section 224 of the Income Tax Act which remains unsatisfied in any respect.

(i)  Neither Biovail nor any Biovail Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Biovail and wholly owned Biovail Subsidiaries).

(j)  Within the past three years, neither Biovail nor any Biovail Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(k)  Neither Biovail nor any Biovail Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state or foreign Law).

(l)  This Agreement (including any exhibits hereto) sets forth the complete terms of the Merger.  Neither Biovail nor any Biovail Subsidiary has taken any other action or knows of any other fact relating to the Merger that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m)  No amounts paid or payable by Biovail or any Biovail Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise (including any Biovail Benefit Plan or Biovail Benefit Arrangement), individually or in the aggregate, is or would reasonably be expected to be non-deductible for federal income tax purposes by virtue of Section 162(m) or 280G of the Code.

SECTION 3.10.  Employee Benefits.  (a)  Section 3.10(a) of the Biovail Disclosure Letter sets forth a complete and accurate list of each material Biovail Benefit Plan and each material Biovail Benefit Agreement.

(b)  With respect to each material Biovail Benefit Plan and material Biovail Benefit Agreement, Biovail has made available to Valeant complete and accurate copies of (A) such Biovail Benefit Plan or Biovail Benefit Agreement, including any material amendment thereto, and, to the extent applicable, summary plan description thereof, (B) each trust, insurance, annuity or other funding Contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto and the two most recent annual information returns required to be filed with any Governmental Entity and (E) the most recently received IRS determination letter.

(c)  Each Biovail Benefit Plan and Biovail Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect.

(d)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect, neither Biovail nor any Biovail Subsidiary nor any Biovail Commonly Controlled Entity currently sponsors, maintains or contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (including any such plan maintained outside the United States).

(e)  None of the Biovail Benefit Plans is a “registered pension plan” within the meaning of Section 248(1) of the Income Tax Act (Canada) R.S.C. 1985, as amended (the “Income Tax Act”).

(f)  Neither Biovail nor any Biovail Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law), except for any liabilities that, individually and in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect.

(g)  None of the execution and delivery of this Agreement, the performance by either party of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Biovail Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Biovail Benefit Plan or Biovail Benefit Agreement or (iii) result in any breach or violation of, or default under, or limit Biovail’s right to amend, modify or terminate, any Biovail Benefit Plan or Biovail Benefit Agreement.

SECTION 3.11.  Litigation.  There is no, and since January 1, 2008, there has been no, suit, action or other proceeding pending or, to the Knowledge of Biovail, threatened against or affecting Biovail or any Biovail Subsidiary (i) that, individually or in the aggregate, has had or would reasonably be expected to have a Biovail Material Adverse Effect or (ii) that, as of the date of this Agreement, challenges or seeks to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby.  There is no, and since January 1, 2008, there has been no, Judgment outstanding against or, to the Knowledge of Biovail, investigation by any Governmental Entity involving, Biovail or any Biovail Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Biovail Material Adverse Effect.

SECTION 3.12.  Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect, Biovail and the Biovail Subsidiaries are, and since January 1, 2008, have been, in compliance with all applicable Laws and Biovail Permits.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect, there is no, and since January 1, 2008, there has been no, material action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Biovail, threatened alleging that Biovail or a Biovail Subsidiary is not in compliance with any applicable Law or Biovail Permit or which challenges or questions the validity of any rights of the holder of any Biovail Permit.  To the Knowledge of Biovail, Biovail is, and since January 1, 2008, has been, in material compliance with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and any rules and regulations thereunder.  This Section 3.12 does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property matters, which are the subjects of Sections 3.09, 3.10, 3.13 and 3.16, respectively.

SECTION 3.13.  Environmental Matters.  (a)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect:

(i) Biovail and the Biovail Subsidiaries are in compliance with all Environmental Laws (which compliance includes the possession by Biovail and the Biovail Subsidiaries of all Permits required under applicable Environmental Laws necessary for their operations as currently conducted, and compliance with the terms and conditions thereof), and neither Biovail nor any Biovail Subsidiary has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that Biovail or any Biovail Subsidiary is not in such compliance, and, to the Knowledge of Biovail, there are no past or present circumstances, conditions, events or incidents that would reasonably be expected to prevent or interfere with such compliance in the future;

(ii) there are no Environmental Claims pending or, to the Knowledge of Biovail, threatened against Biovail or any of the Biovail Subsidiaries or, to the Knowledge of Biovail, against any Person whose liability for any Environmental Claim Biovail or any of the Biovail Subsidiaries has or may have retained or assumed, either contractually or by operation of law;

(iii) there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Biovail or any of the Biovail Subsidiaries or, to the Knowledge of Biovail, against any Person whose liabilities for such Environmental Claims Biovail or any of the Biovail Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(iv) neither Biovail nor any of the Biovail Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against Biovail or any of the Biovail Subsidiaries.

(b)  As used herein:

(i) “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, cause of action, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (y) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (z) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(ii) “Environmental Laws” means all applicable Federal, national, state, provincial or local, foreign and common Laws, Judgments, or Contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species,  human health  (as it relates to environmental conditions or exposure to Hazardous Materials) or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including those relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials.

(iii) “Hazardous Materials” means (y) any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos in any form, toxic mold, and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

(iv) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

SECTION 3.14.  Contracts.  (a)  As of the date of this Agreement, neither Biovail nor any Biovail Subsidiary is a party to any Contract required to be filed by Biovail as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Biovail Contract”) that has not been so filed.

(b)  Section 3.14(b) of the Biovail Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of (i) non-competition Contracts or any other Contract containing terms that expressly (A) limit or otherwise restrict Biovail or the Biovail Subsidiaries or (B) to the Knowledge of Biovail, would, after the Effective Time, by its terms expressly limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area or from developing or commercializing any compounds, any therapeutic area, class of drugs or mechanism of action, in a manner that would be reasonably likely to be material, in the case of (A), to Biovail and the Biovail Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole, (ii) each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which any Indebtedness of Biovail or any of the Biovail Subsidiaries is outstanding or may be incurred, other than any such agreement between or among Biovail and the wholly owned Biovail Subsidiaries, and (iii) each partnership, joint venture or similar agreement or understanding to which Biovail or any of the Biovail Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to Biovail and the Biovail Subsidiaries, taken as a whole.  Each agreement, understanding or undertaking of the type described in this Section 3.14(b) and each Filed Biovail Contract is referred to herein as a “Biovail Material Contract”.

(c)  Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect, (i) each Biovail Material Contract (including, for purposes of this Section 3.14(c), any Contract entered into after the date of this Agreement that would have been a Biovail Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Biovail or one of the Biovail Subsidiaries, as the case may be, and, to the Knowledge of Biovail, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Biovail Material Contract is in full force and effect and (iii) none of Biovail or any of the Biovail Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Biovail Material Contract and, to the Knowledge of Biovail, no other party to any such Biovail Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 3.15.  Properties.  (a)   Biovail and each Biovail Subsidiary has good and valid title to, and with respect to real property owned by Biovail or any Biovail Subsidiary, marketable and insurable fee simple interest in, or valid license or leasehold interests in, all their respective properties and assets, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect.  All such properties and assets, other than properties and assets in which Biovail or any of the Biovail Subsidiaries has a license or leasehold interest, are free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens, except for such conditions, encroachments, easements, rights of way, restrictions and Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect.  This Section 3.15 does not relate to Intellectual Property matters, which are the subject of Section 3.16.

(b)  Biovail and each of the Biovail Subsidiaries has complied with the terms of all leases to which it is a party, and all leases to which Biovail or any Biovail Subsidiary is a party are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Biovail Material Adverse Effect.  Biovail and each Biovail Subsidiary is in possession of the properties or assets purported to be leased under all its leases, except for such failures to have such possession as, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect.

SECTION 3.16.  Intellectual Property.  (a)  Except for matters that, individually or in the aggregate, have not had and  would not reasonably be expected to have a Biovail Material Adverse Effect, (i) to the Knowledge of Biovail, Biovail and each of the Biovail Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and to its Knowledge, all such Intellectual Property, is valid, enforceable and subsisting; (ii) to the Knowledge of Biovail, the use of any Intellectual Property by Biovail and the Biovail Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Biovail or any Biovail Subsidiary acquired the right to use any Intellectual Property; (iii) to the Knowledge of Biovail, no Person is challenging, infringing on or otherwise violating any right of Biovail or any of the Biovail Subsidiaries with respect to any Intellectual Property owned by or licensed to Biovail or any of the Biovail Subsidiaries; and (iv) to the Knowledge of Biovail, neither Biovail nor any of the Biovail Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Biovail and the Biovail Subsidiaries and to its Knowledge no Intellectual Property owned or licensed by Biovail or the Biovail Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.  This Section 3.16(a) constitutes the only representation and warranty of Biovail with respect to any actual or alleged infringement or other violation of any Intellectual Property of any other Person.  For purposes of this Agreement, “Intellectual Property” shall mean (A) trademarks, service marks, certification marks, names, corporate names, trade names,  domain names, logos, slogans, trade dress, design rights, and other similar designations of sources of origin, the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application, (B) inventions, discoveries and ideas, whether patentable or not, (C) patents, applications for patents (including any division, continuation, continuation in part or renewal application) and any renewals, extensions, substitutions, or reissues thereof, (D) trade secrets and confidential information and rights to limit the use or disclosure thereof by any person, (E) writings and other works, whether copyrightable or not, (F) registrations and applications for registration of copyrights and any renewals or extensions thereof, (G) moral rights and rights of attribution and integrity, (H) all rights in the foregoing, in any similar intangible assets, and in any similar intellectual property or proprietary rights, in each case in any domestic or foreign jurisdiction.

(b)  Biovail and the Biovail Subsidiaries have taken reasonable steps to protect the confidentiality and value of all trade secrets and any other confidential information that are owned, used or held by Biovail and the Biovail Subsidiaries in confidence, including entering into licenses and Contracts that require employees, licensees, contractors and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets and confidential information. To the Knowledge of Biovail, such trade secrets and confidential information have not been used, disclosed to or discovered by any Person except pursuant to a valid non-disclosure, license or other appropriate Contract which has not been breached.

(c)  To the Knowledge of Biovail, Biovail and the Biovail Subsidiaries are in compliance with all applicable Law, as well as their own policies, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by Biovail or the Biovail Subsidiaries, and as of the date hereof no claims are pending or threatened in writing against Biovail or the Biovail Subsidiaries alleging a violation of any Person’s privacy or personal information.

(d)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect (it being agreed that for purposes of this Section 3.16(d), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Biovail Material Adverse Effect has occurred or would reasonably be expected to occur) and except as set forth in Section 3.16(d) of the Biovail Disclosure Letter, to the Knowledge of Biovail, the consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any rights of Biovail or the Biovail Subsidiaries in any Intellectual Property, (ii) grant or require Biovail or the Biovail Subsidiaries to grant to any Person any rights with respect to any Intellectual Property of Biovail or the Biovail Subsidiaries, (iii) subject Biovail or any of the Biovail Subsidiaries to any increase in royalties or other payments in respect of any Intellectual Property, (iv) by the terms of any Contract to which Biovail or a Subsidiary of Biovail is a party, diminish any royalties or other payments Biovail or a Subsidiary of Biovail would otherwise be entitled to in respect of any Intellectual Property or (v) result in the breach or, by the terms of such Contract, termination of any agreement relating to the Intellectual Property of Biovail.

SECTION 3.17.  Regulatory Matters.  (a)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Biovail Material Adverse Effect, (i) each of Biovail and the Biovail Subsidiaries holds all Biovail Permits, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, the Food and Drugs Act, as amended (the “Food and Drugs Act”), the Controlled Drugs and Substances Act, as amended (the “CDSA”), and the regulations of Health Canada promulgated thereunder, and any other Governmental Entity that is concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, distribution, sale, import or export of the Biovail Products (any such Governmental Entity, a “Biovail Regulatory Agency”) necessary for the lawful operating of the businesses of Biovail or any of the Biovail Subsidiaries and the testing, manufacturing, sale or distribution, as applicable, of each of the Biovail Products (the “Biovail Regulatory Permits”) and (ii) all such Biovail Regulatory Permits are valid and in full force and effect.  Since January 1, 2009, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Biovail Regulatory Permit, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Biovail Material Adverse Effect.  Biovail and each of the Biovail Subsidiaries are in compliance in all material respects with the terms of all Biovail Regulatory Permits, and no event has occurred that, to the Knowledge of Biovail, would reasonably be expected to result in a penalty under or the revocation, cancellation, non-renewal or adverse modification of any Biovail Regulatory Permit, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Biovail Material Adverse Effect.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have a Biovail Material Adverse Effect, the businesses of each of Biovail and the Biovail Subsidiaries are being conducted in compliance with all applicable Laws, including (i) the FDCA, including the rules and regulations promulgated thereunder; (ii) federal Medicare and Medicaid statutes and related state or local statutes or regulations; (iii) the Food and Drugs Act and the CDSA, including the rules and regulations promulgated thereunder; (iv) provincial formulary and drug pricing statutes, including the rules and regulations promulgated thereunder, (v) any comparable foreign Laws for any of the foregoing; (vi) federal, state or provincial criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq., and any comparable state, provincial or local Laws) and (vii) state or provincial licensing, disclosure and reporting requirements.

(c)  Each of Biovail and the Biovail Subsidiaries are in compliance in all material respects with the terms of the Corporate Integrity Agreement, dated September 11, 2009, between the Office of Inspector General of the Department of Health and Human Services and Biovail.

(d)  All pre-clinical and clinical investigations conducted or sponsored by each of Biovail and the Biovail Subsidiaries are being conducted in compliance in all material respects with all applicable Laws administered or issued by the applicable Regulatory Authorities, including (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (iii) Division 5 of the Food and Drug Regulations regarding Drugs for Clinical Trials Involving Human Subjects, and (iv) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information.

(e)  Neither Biovail nor any of the Biovail Subsidiaries has received any written information from the FDA, the European Medicines Agency (“EMEA”) or Health Canada or any foreign agency with jurisdiction over the marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of drugs which would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA, Health Canada or such other Biovail Regulatory Agency.

(f)  All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA, Health Canada or any other Biovail Regulatory Agency by Biovail and the Biovail Subsidiaries have been so filed, maintained or furnished.  All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.  Neither Biovail nor any of the Biovail Subsidiaries, nor, to the Knowledge of Biovail, any officer, employee, agent or distributor of Biovail or any of the Biovail Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, Health Canada or any other Biovail Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA, Health Canada or any other Biovail Regulatory Agency, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA, Health Canada or any other Biovail Regulatory Agency to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.  Neither Biovail nor any of the Biovail Subsidiaries, nor, to the Knowledge of Biovail, any officer, employee, agent or distributor of Biovail or any of the Biovail Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law.  Neither Biovail nor any of the Biovail Subsidiaries, nor, to the Knowledge of Biovail, any officer, employee, agent or distributor of Biovail or any of the Biovail Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(g)  As to each Biovail Product or Biovail Product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder, the Food and Drugs Act, the CDSA and the regulations of Health Canada promulgated thereunder, or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Biovail or any of the Biovail Subsidiaries, each such Biovail Product or Biovail Product candidate is being or has been developed, manufactured, tested, distributed or marketed in compliance in all material respects with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder, the Food and Drugs Act, the CDSA and the regulations of Health Canada promulgated thereunder, and similar Laws in any foreign jurisdiction, including those relating to investigational use, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports, and security.  There is no action or proceeding pending or threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Biovail Product or Biovail Product candidate by Biovail or any of the Biovail Subsidiaries of any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Biovail Material Adverse Effect.

(h)  Since January 1, 2009, each of Biovail and the Biovail Subsidiaries have neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Biovail Product.  Each of Biovail and the Biovail Subsidiaries are not aware of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Biovail Product sold or intended to be sold by Biovail or the Biovail Subsidiaries, (ii) a change in the marketing classification or a material change in the labeling of any such Biovail Products, or (iii) a termination or suspension of the marketing of such Biovail Products.

(i)  To Biovail’s Knowledge, no data generated by Biovail or any of the Biovail Subsidiaries with respect to the Biovail Products that has been provided to its customers or otherwise made public or filed with a Biovail Regulatory Agency is the subject of any regulatory or other action, either pending or threatened, by any Biovail Regulatory Agency relating to the truthfulness or scientific adequacy of such data.

(j)  Since January 1, 2009, neither Biovail nor any of the Biovail Subsidiaries has received any written notice that the FDA, Health Canada or any other Biovail Regulatory Agency has (i) commenced, or threatened to initiate, any action to request the recall of any product sold or intended to be sold by Biovail or the Biovail Subsidiaries, or (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any product sold or intended to be sold by Biovail or the Biovail Subsidiaries.

(k)  Since January 1, 2009, neither Biovail nor any of the Biovail Subsidiaries has received any written notice from the FDA, Health Canada or any other Biovail Regulatory Agency regarding inappropriate advertising or marketing of a Biovail Product or a negative change in reimbursement status of a Biovail Product.

(l)  Except as would not, individually or in the aggregate, reasonably be expected to have a Biovail Material Adverse Effect, no Biovail Product manufactured or distributed by Biovail or any of the Biovail Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. § 351 (or any similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Law).

(m)  To the Knowledge of Biovail, all of its vendors are in compliance in all material respects with good manufacturing practice and similar regulations promulgated by regulatory agencies with jurisdiction over Biovail’s vendors.

(n)  This Section 3.17 does not apply to environmental matters, which are the subject of Section 3.13.

SECTION 3.18.  Insurance.  Since January 1, 2009, Biovail and the Biovail Subsidiaries have maintained continuous insurance coverage, in each case, in those amounts and covering those risks as are in accordance, in all material respects, with normal industry practice for companies of the size and financial condition of Biovail engaged in businesses similar to those of Biovail and the Biovail Subsidiaries.

SECTION 3.19.  Labor and Employment Matters.  Neither Biovail nor any Biovail Subsidiary is a party to any collective bargaining agreement and, as of the date of this Agreement, there are not, to the Knowledge of Biovail, any union organizing activities concerning any employees of Biovail or any of the Biovail Subsidiaries, other than any such activities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect.  As of the date of this Agreement, there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of Biovail, threatened in writing against Biovail or any Biovail Subsidiary, other than any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect.

SECTION 3.20.  Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. Incorporated (the “Biovail Financial Advisor”), the fees and expenses of which will be paid by Biovail, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Biovail or Merger Sub.  Biovail has furnished to Valeant true and complete copies of all agreements between Biovail and the Biovail Financial Advisor relating to the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.21.  Opinion of Financial Advisor.  Biovail has received an opinion from the Biovail Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, subject to the assumptions and qualifications set forth therein, the Exchange Ratio is fair to Biovail from a financial point of view.

SECTION 3.22.  BAC; Merger Sub.  Biovail is the sole stockholder of BAC.  BAC is the sole stockholder of Merger Sub.  Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 3.23.   Affiliate Transactions.  Except for (i) Contracts filed or incorporated by reference as an exhibit to the Filed Biovail Reporting Documents, (ii) Biovail Benefits Plans, (iii) indemnification agreements between Biovail or any Biovail Subisidiary, on the one hand, and, on the other hand, any current or former executive officer or director of Biovail or any Biovail Subisidiary, or (iv) Contracts or arrangements entered into in the ordinary course of business with customers, suppliers or service providers, Section 3.23 of the Biovail Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement between Biovail or any of its Subsidiaries, on the one hand, and, on the other hand, any (x) present executive officer or director of either Biovail or any of the Biovail Subsidiaries or any person that has served as such an executive officer or director within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the shares of Biovail Common Stock as of the date hereof or (z) to the Knowledge of Biovail, any affiliate of any such officer, director or owner (other than Biovail or any of the Biovail Subsidiaries).

SECTION 3.24.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, Valeant acknowledges that none of Biovail, the Biovail Subsidiaries or any other Person on behalf of Biovail makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Valeant

Valeant represents and warrants to Biovail and Merger Sub that the statements contained in this Article IV are true and correct, except (i) as set forth in the Valeant Reporting Documents publicly available and filed with the SEC following January 1, 2008 and at least two Business Days prior to the date of this Agreement (the “Filed Valeant Reporting Documents”) (excluding any disclosures in the Filed Valeant Reporting Documents under the heading “Risk Factors” and any other disclosures that are predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by Valeant to Biovail at or before the execution and delivery by Valeant of this Agreement (the “Valeant Disclosure Letter”).  The Valeant Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

SECTION 4.01.  Organization, Standing and Power.  Each of Valeant and each of Valeant’s Subsidiaries (the “Valeant Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Valeant Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Valeant Material Adverse Effect.  Each of Valeant and the Valeant Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Valeant Permits”), except where the failure to have such power or authority or to possess Valeant Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Valeant Material Adverse Effect.  Each of Valeant and the Valeant Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Valeant Material Adverse Effect.  Valeant has delivered or made available to Biovail, prior to execution of this Agreement, true and complete copies of the Certificate of Incorporation of Valeant in effect as of the date of this Agreement (the “Valeant Charter”) and the By-laws of Valeant in effect as of the date of this Agreement (the “Valeant By-laws”).

SECTION 4.02.  Valeant Subsidiaries.  (a)  All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Valeant Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Valeant, by another Valeant Subsidiary or by Valeant and another Valeant Subsidiary, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.  Section 4.02(a) of the Valeant Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Valeant Subsidiaries.

(b)  Except for the capital stock and voting securities of, and other equity interests in, the Valeant Subsidiaries, neither Valeant nor any Valeant Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

SECTION 4.03.  Capital Structure.  (a)  The authorized capital stock of Valeant consists of 200,000,000 shares of Valeant Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Valeant Preferred Stock” and, together with the Valeant Common Stock, the “Valeant Capital Stock”).  At the close of business on June 14, 2010, (i) 75,786,925 shares of Valeant Common Stock were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by Valeant, (ii) no shares of Valeant Preferred Stock were issued and outstanding, (iii) 28,086,863 shares of Valeant Common Stock were held by Valeant in its treasury, (iv) 8,662,102 shares of Valeant Common Stock were issuable upon conversion of (A) Valeant’s 3.0% Convertible Subordinated Notes due 2010 (the “Valeant 3.0% Convertible Notes”) and (B) Valeant’s 4.0% Convertible Subordinated Notes due 2013 (together with the Valeant 3.0% Convertible Notes, the “Valeant Convertible Notes”), (v) 1,710,585 shares of Valeant Common Stock were underlying warrants issued pursuant to the Exchange Agreement, dated August 13, 2009, among Valeant and certain holders of the Valeant 3.0% Convertible Notes (the “Valeant Warrants”), (vi) 14,808,875 shares of Valeant Common Stock were reserved and available for issuance pursuant to the Valeant Stock Plans, of which (A) 4,920,081 shares were issuable upon exercise of outstanding Valeant Stock Options and (B) 5,376,442 shares were issuable upon settlement of outstanding Valeant Restricted Stock Units, assuming maximum performance with respect to performance-based Valeant Restricted Stock Units and (vii) 1,189,437 shares of Valeant Common Stock were reserved for issuance pursuant to the Valeant ESPP.  Except as set forth in this Section 4.03(a), at the close of business on June 14, 2010, no shares of capital stock or voting securities of, or other equity interests in, Valeant were issued, reserved for issuance or outstanding.  From the close of business on June 14, 2010 to the date of this Agreement, there have been no issuances by Valeant of shares of capital stock or voting securities of, or other equity interests in, Valeant, other than the issuance of Valeant Common Stock upon the conversion of Valeant Convertible Notes, upon the exercise of Valeant Warrants, Valeant Stock Options or rights under the Valeant ESPP or upon the vesting of Valeant Restricted Stock Units, in each case outstanding at the close of business on June 14, 2010 and in accordance with their terms in effect at such time.

(b)  At the close of business on June 14, 2010, assuming the Pre-Merger Special Dividend was paid on June 14, 2010, (i) 75,786,925 shares of Valeant Common Stock would have been issued and outstanding, none of which would have been subject to vesting or other forfeiture conditions or repurchase by Valeant, (ii) no shares of Valeant Preferred Stock would have been issued and outstanding, (iii) 28,086,863 shares of Valeant Common Stock would have been held by Valeant in its treasury, (iv) assuming that the “Current Market Price” (as defined in the the Indenture, dated as of November 19, 2003, among Valeant, Ribapharm Inc. and The Bank of New York, as trustee (the “Valeant Convertible Notes Indenture”)) was $46.14, 13,607,296 shares of Valeant Common Stock would have been issuable upon conversion of the Valeant Convertible Notes, (v) 1,710,585 shares of Valeant Common Stock would be underlying the Valeant Warrants (of which a total of 785,569 shares of Valeant Common Stock would have been issuable upon net share settlement of the Valeant Warrants on June 14, 2010 based on a share price of $46.14), (vi) 23,263,262 shares of Valeant Common Stock would have been reserved and available for issuance pursuant to the Valeant Stock Plans, of which (A) 7,728,955 shares would have been issuable upon exercise of outstanding Valeant Stock Options and (B) 5,642,372 shares would have been issuable upon settlement of outstanding Valeant Restricted Stock Units, assuming (1) a price of $46.14 per share of Valeant Common Stock, and (2) the treatment of Valeant Restricted Stock Units in accordance with Section 6.04, and (vii) 1,868,487 shares of Valeant Common Stock would have been reserved for issuance pursuant to the Valeant ESPP.

(c)  All outstanding shares of Valeant Capital Stock are, and all such shares that may be issued upon the conversion of Valeant Convertible Notes, upon the exercise of Valeant Warrants, Valeant Stock Options or rights under the Valeant ESPP or upon the vesting of Valeant Restricted Stock Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Valeant Charter, the Valeant By-laws or any Contract to which Valeant is a party or otherwise bound.  Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Valeant or any Valeant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Valeant or any Valeant Subsidiary or any securities of Valeant or any Valeant Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Valeant or any Valeant Subsidiary, (y) any warrants, calls, options or other rights to acquire from Valeant or any Valeant Subsidiary, or any other obligation of Valeant or any Valeant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Valeant or any Valeant Subsidiary or (z) any rights issued by or other obligations of Valeant or any Valeant Subsidiary that are linked in any way to the price of any class of Valeant Capital Stock or any shares of capital stock of any Valeant Subsidiary, the value of Valeant, any Valeant Subsidiary or any part of Valeant or any Valeant Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Valeant or any Valeant Subsidiary.  Except pursuant to the Valeant Stock Plans, there are not any outstanding obligations of Valeant or any of the Valeant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Valeant or any Valeant Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence.  Except for the Valeant Convertible Notes, there are no debentures, bonds, notes or other Indebtedness of Valeant having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Valeant may vote (“Valeant Voting Debt”).  Neither Valeant nor any of the Valeant Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Valeant.  Except for this Agreement and the Standstill and Board Nomination Agreement, dated as of December 17, 2009, among Valeant, ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P. and ValueAct Holdings GP, LLC (the “Valeant Board Nomination Agreement”), neither Valeant nor any of the Valeant Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Valeant or any of the Valeant Subsidiaries.

SECTION 4.04.  Authority; Execution and Delivery; Enforceability. (a)  Valeant has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the Valeant Stockholder Approval.  The Board of Directors of Valeant (the “Valeant Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of Valeant was present, (i) approving this Agreement, (ii) determining that entering into this Agreement is in the best interests of Valeant and its stockholders, (iii) declaring this Agreement advisable, (iv) recommending that Valeant’s stockholders adopt this Agreement and directing that this Agreement be submitted to Valeant’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Valeant Stockholders Meeting”) and (v) subject to the discretion of the Board of the Combined Company, determining that the Post-Merger Special Dividend will be in the best interests of the Combined Company and its stockholders and that it is the intention of those directors of Valeant that will become directors of the Combined Company to support the declaration and payment of the Post-Merger Special Dividend at the applicable time.  Such resolutions have not been amended or withdrawn as of the date of this Agreement.  Except for the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Valeant Common Stock entitled to vote at the Valeant Stockholders Meeting (the “Valeant Stockholder Approval”), no other corporate proceedings on the part of Valeant are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL).  Valeant has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Biovail and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)  The Valeant Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the restrictions on (i) “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and (ii) “Business Combinations” (as defined in Article Fourteenth of the Valeant Charter) as set forth in Article Fourteenth of the Valeant Charter.  No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in respect of Valeant.

SECTION 4.05.  No Conflicts; Consents.  (a)  The execution and delivery by Valeant of this Agreement does not, and the performance by Valeant of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the Valeant Charter, the Valeant By-laws or the comparable charter or organizational documents of any Valeant Subsidiary (assuming that the Valeant Stockholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Valeant or any Valeant Subsidiary under, any provision of, any Contract to which Valeant or any Valeant Subsidiary is a party or by which any of their respective properties or assets is bound or any Valeant Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to Valeant or any Valeant Subsidiary or their respective properties or assets (assuming that the Valeant Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Valeant Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b)  No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to Valeant or any Valeant Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act and, if required, Part IX of the Competition Act and such other Consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under any foreign antitrust, competition, foreign investment, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Biovail and Valeant are qualified to do business, (iv) such filings with and approvals of the NYSE and TSX as are required to permit the consummation of the Merger and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect (it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Valeant Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

SECTION 4.06.  Reporting Documents; Undisclosed Liabilities.  (a)  Valeant has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Valeant with the SEC since January 1, 2008 (such documents, together with any documents filed with the SEC during such period by Valeant on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Valeant Reporting Documents”).

(b)  Each Valeant Reporting Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Valeant Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of Valeant included in the Valeant Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Valeant and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)  Neither Valeant nor any Valeant Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Valeant Material Adverse Effect.

(d)  Each of the chief executive officer of Valeant and the chief financial officer of Valeant (or each former chief executive officer of Valeant and each former chief financial officer of Valeant, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Valeant Reporting Documents, and the statements contained in such certifications are true and accurate.  None of Valeant or any of the Valeant Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e)  Valeant maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Valeant’s properties or assets.

(f)  The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Valeant are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Valeant in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Valeant, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Valeant to make the certifications required under the Exchange Act with respect to such reports.

(g)  Neither Valeant nor any of the Valeant Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Valeant and any of the Valeant Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Valeant or any of the Valeant Subsidiaries in Valeant’s or such Valeant Subsidiary’s published financial statements or other Valeant Reporting Documents.

(h)  Since January 1, 2009, none of Valeant, Valeant’s independent accountants, the Valeant Board or the audit committee of the Valeant Board has received any oral or written notification of any (x) ”significant deficiency” in the internal controls over financial reporting of Valeant, (y) ”material weakness” in the internal controls over financial reporting of Valeant or (z) fraud, whether or not material, that involves management or other employees of Valeant who have a significant role in the internal controls over financial reporting of Valeant.

(i)  None of the Valeant Subsidiaries is, or has at any time since January 1, 2009 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act or a reporting issuer in any of the provinces of Canada within the meaning of the Canadian Securities Laws.

SECTION 4.07.  Information Supplied.  None of the information supplied or to be supplied by Valeant for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Biovail’s stockholders and Valeant’s stockholders or at the time of each of the Biovail Stockholders Meeting and the Valeant Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Valeant with respect to statements made or incorporated by reference therein based on information supplied by Biovail or Merger Sub for inclusion or incorporation by reference therein.

SECTION 4.08.  Absence of Certain Changes or Events.  From January 1, 2010 to the date of this Agreement, each of Valeant and the Valeant Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a)  any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Valeant Material Adverse Effect;

(b)  any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Valeant or the capital stock or voting securities of, or other equity interests in, any of the Valeant Subsidiaries (other than dividends or other distributions by a direct or indirect wholly owned Valeant Subsidiary to its parent) or any repurchase for value by Valeant of any capital stock or voting securities of, or other equity interests in, Valeant or the capital stock or voting securities of, or other equity interests in, any of the Valeant Subsidiaries;

(c)  any split, reverse split, combination, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, Valeant, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, Valeant or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or voting securities of, or other equity interests in, Valeant;

(d)  any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Valeant or any Valeant Subsidiary other than the issuance of commercial paper in the ordinary course of business;

(e)  (i) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of Valeant’s or Valeant’s Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of $5,000,000 or (ii) any acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise;

(f)  (i) any granting by Valeant to any director or executive officer of Valeant of any material increase in compensation, (ii) any granting by Valeant to any director or executive officer of Valeant of any material increase in change in control, severance or termination pay, (iii) any establishment, adoption, entry into or amendment in any material respect of any collective bargaining agreement or material Valeant Benefit Plan or (iv) the taking of any action to accelerate the time of vesting or payment of any material compensation or benefits under any Valeant Benefit Plan;

(g)  any change in accounting methods, principles or practices by Valeant or any Valeant Subsidiary, except insofar as may have been required by a change in GAAP; or

(h)  any material elections or changes thereto with respect to Taxes by Valeant or any Valeant Subsidiary or any settlement or compromise by Valeant or any Valeant Subsidiary of any material Tax liability or refund, other than in the ordinary course of business.

SECTION 4.09.  Taxes.  (a)  (i) Each of Valeant and each Valeant Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of Valeant and each Valeant Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Valeant or any Valeant Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b)  No Tax Return of Valeant or any Valeant Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of Valeant, oral) notice of such an audit or examination has been received by Valeant or any Valeant Subsidiary.  No deficiencies for any Taxes have been proposed, asserted or assessed against Valeant or any Valeant Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.  There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant taxing authority or the payment of any Tax by Valeant or any Valeant Subsidiary.  No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.

(c)  Each of Valeant and each Valeant Subsidiary has complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of Taxes and other deductions required to be withheld.

(d)  Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings, there are no Liens with respect to Taxes against any of the assets of Valeant or any Valeant Subsidiary.  No written or, to the Knowledge of Valeant, other claim has been received by Valeant or any Valeant Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction.  Neither Valeant nor any Valeant Subsidiary has a permanent establishment or is resident for Tax purposes outside of its jurisdiction or territory of incorporation or formation.

(e)  Each of Valeant and the Valeant Subsidiaries has not and has not been deemed to have for purposes of the Income Tax Act (or any other applicable Law), acquired property from a non-arm’s length Person, within the meaning of the Income Tax Act (or such other applicable Law), for consideration, the value of which is less than the fair market value of the property in circumstances which could subject it to a liability under section 160 of the Income Tax Act (or the analogous provision of such other applicable Law).

(f)  With respect to any transaction with any non-arm’s length Person that is not a resident of Canada within the meaning of the Income Tax Act, no Valeant Subsidiary resident in Canada has (i) paid any consideration for any property (including for the use of property) or services that is in excess of the fair market value thereof, nor (ii) received any consideration for any property (including for the use of property) or services that is less than the fair market value thereof.  For all such transactions, each Valeant Subsidiary resident in Canada has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act.

(g)  None of sections 78, 80, 80.01, 80.02, 80.03 and 80.04 of the Income Tax Act, or any equivalent provision of the Laws of any other jurisdiction, has applied in any material manner or shall apply in any material manner to any of Valeant or the Valeant Subsidiaries as of the Closing Date.

(h)  Neither Valeant nor any Valeant Subsidiary has received any material requirement pursuant to section 224 of the Income Tax Act which remains unsatisfied in any respect.

(i)  Neither Valeant nor any Valeant Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Valeant and wholly owned Valeant Subsidiaries).

(j)  Within the past three years, neither Valeant nor any Valeant Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(k)  Neither Valeant nor any Valeant Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state or foreign Law).

(l)  This Agreement (including any exhibits hereto) sets forth the complete terms of the Merger.  Neither Valeant nor any Valeant Subsidiary has taken any other action or knows of any other fact relating to the Merger that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m)  No amounts paid or payable by Valeant or any Valeant Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise (including any Valeant Benefit Plan or Valeant Benefit Arrangement), individually or in the aggregate, is or would reasonably be expected to be non-deductible for federal income tax purposes by virtue of Section 162(m) or 280G of the Code.

SECTION 4.10.  Employee Benefits.  (a)  Section 4.10(a) of the Valeant Disclosure Letter sets forth a complete and accurate list of each material Valeant Benefit Plan and each material Valeant Benefit Agreement.

(b)  With respect to each material Valeant Benefit Plan and material Valeant Benefit Agreement, Valeant has made available to Biovail complete and accurate copies of (A) such Valeant Benefit Plan or Valeant Benefit Agreement, including any material amendment thereto, and, to the extent applicable, summary plan description thereof, (B) each trust, insurance, annuity or other funding Contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto and the two most recent annual information returns required to be filed with any Governmental Entity and (E) the most recently received IRS determination letter.

(c)  Each Valeant Benefit Plan and Valeant Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect.

(d)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect, neither Valeant nor any Valeant Subsidiary nor any Valeant Commonly Controlled Entity currently sponsors, maintains or contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (including any such plan maintained outside the United States).

(e)  None of the Valeant Benefit Plans is a “registered pension plan” within the meaning of Section 248(1) of the Income Tax Act.

(f)  Neither Valeant nor any Valeant Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law), except for any liabilities that, individually and in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect.

(g)  None of the execution and delivery of this Agreement, the performance by either party of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Valeant Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Valeant Benefit Plan or Valeant Benefit Agreement or (iii) result in any breach or violation of, or default under, or limit Valeant’s right to amend, modify or terminate, any Valeant Benefit Plan or Valeant Benefit Agreement.

SECTION 4.11.  Litigation.  There is no, and since January 1, 2008, there has been no, suit, action or other proceeding pending or, to the Knowledge of Valeant, threatened against or affecting Valeant or any Valeant Subsidiary (i) that, individually or in the aggregate, has had or would reasonably be expected to have a Valeant Material Adverse Effect or (ii) that, as of the date of this Agreement, challenges or seeks to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby.  There is no, and since January 1, 2008, there has been no, Judgment outstanding against or, to the Knowledge of Valeant, investigation by any Governmental Entity involving, Valeant or any Valeant Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Valeant Material Adverse Effect.

SECTION 4.12.  Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect, Valeant and the Valeant Subsidiaries are, and since January 1, 2008, have been, in compliance with all applicable Laws and Valeant Permits.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect, there is no, and since January 1, 2008, there has been no, material action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Valeant, threatened alleging that Valeant or a Valeant Subsidiary is not in compliance with any applicable Law or Valeant Permit or which challenges or questions the validity of any rights of the holder of any Valeant Permit.  To the Knowledge of Valeant, Valeant is, and since January 1, 2008, has been, in material compliance with the FCPA and any rules and regulations thereunder.  This Section 4.12 does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property matters, which are the subjects of Sections 4.09, 4.10, 4.13 and 4.16, respectively.

SECTION 4.13.  Environmental Matters.  (a)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect:

(i) Valeant and the Valeant Subsidiaries are in compliance with all Environmental Laws (which compliance includes the possession by Valeant and the Valeant Subsidiaries of all Permits required under applicable Environmental Laws necessary for their operations as currently conducted, and compliance with the terms and conditions thereof), and neither Valeant nor any Valeant Subsidiary has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that Valeant or any Valeant Subsidiary is not in such compliance, and, to the Knowledge of Valeant, there are no past or present circumstances, conditions, events or incidents that would reasonably be expected to prevent or interfere with such compliance in the future;

(ii) there are no Environmental Claims pending or, to the Knowledge of Valeant, threatened against Valeant or any of the Valeant Subsidiaries or, to the Knowledge of Valeant, against any Person whose liability for any Environmental Claim Valeant or any of the Valeant Subsidiaries has or may have retained or assumed, either contractually or by operation of law;

(iii) there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Valeant or any of the Valeant Subsidiaries or, to the Knowledge of Valeant, against any Person whose liabilities for such Environmental Claims Valeant or any of the Valeant Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(iv) neither Valeant nor any of the Valeant Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against Valeant or any of the Valeant Subsidiaries.

SECTION 4.14.  Contracts.  (a)  As of the date of this Agreement, neither Valeant nor any Valeant Subsidiary is a party to any Contract required to be filed by Valeant as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Valeant Contract”) that has not been so filed.

(b)  Section 4.14(b) of the Valeant Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of (i) non-competition Contracts or any other Contract containing terms that expressly (A) limit or otherwise restrict Valeant or the Valeant Subsidiaries or (B) to the Knowledge of Valeant, would, after the Effective Time, by its terms expressly limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area or from developing or commercializing any compounds, any therapeutic area, class of drugs or mechanism of action, in a manner that would be reasonably likely to be material, in the case of (A), to Valeant and the Valeant Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole, (ii) each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which any Indebtedness of Valeant or any of the Valeant Subsidiaries is outstanding or may be incurred, other than any such agreement between or among Valeant and the wholly owned Valeant Subsidiaries, and (iii) each partnership, joint venture or similar agreement or understanding to which Valeant or any of the Valeant Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to Valeant and the Valeant Subsidiaries, taken as a whole.  Each agreement, understanding or undertaking of the type described in this Section 4.14(b) and each Filed Valeant Contract is referred to herein as a “Valeant Material Contract”.

(c)  Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect, (i) each Valeant Material Contract (including, for purposes of this Section 4.14(c), any Contract entered into after the date of this Agreement that would have been a Valeant Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Valeant or one of the Valeant Subsidiaries, as the case may be, and, to the Knowledge of Valeant, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Valeant Material Contract is in full force and effect and (iii) none of Valeant or any of the Valeant Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Valeant Material Contract and, to the Knowledge of Valeant, no other party to any such Valeant Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 4.15.  Properties.  (a)  Valeant and each Valeant Subsidiary has good and valid title to, and with respect to real property owned by Valeant or any Valeant Subsidiary, marketable and insurable fee simple interest in, or valid license or leasehold interests in, all their respective properties and assets, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect.  All such properties and assets, other than properties and assets in which Valeant or any of the Valeant Subsidiaries has a license or leasehold interest, are free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens, except for such conditions, encroachments, easements, rights of way, restrictions and Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect.  This Section 4.15 does not relate to Intellectual Property matters, which are the subject of Section 4.16.

(b)  Valeant and each of the Valeant Subsidiaries has complied with the terms of all leases to which it is a party, and all leases to which Valeant or any Valeant Subsidiary is a party are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Valeant Material Adverse Effect.  Valeant and each Valeant Subsidiary is in possession of the properties or assets purported to be leased under all its leases, except for such failures to have such possession as, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect.

SECTION 4.16.  Intellectual Property.  (a)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect, (i) to the Knowledge of Valeant, Valeant and each of the Valeant Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and to its Knowledge all such Intellectual Property is valid, enforceable and subsisting; (ii) to the Knowledge of Valeant, the use of any Intellectual Property by Valeant and the Valeant Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Valeant or any Valeant Subsidiary acquired the right to use any Intellectual Property; (iii) to the Knowledge of Valeant, no Person is challenging, infringing on or otherwise violating any right of Valeant or any of the Valeant Subsidiaries with respect to any Intellectual Property owned by or licensed to Valeant or any of the Valeant Subsidiaries; and (iv) to the Knowledge of Valeant, neither Valeant nor any of the Valeant Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Valeant and the Valeant Subsidiaries and to its Knowledge no Intellectual Property owned or licensed by Valeant or the Valeant Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.  This Section 4.16(a) constitutes the only representation and warranty of Valeant with respect to any actual or alleged infringement or other violation of Intellectual Property of any other Person.

(b)  Valeant and the Valeant Subsidiaries have taken reasonable steps to protect the confidentiality and value of all trade secrets and any other confidential information that are owned, used or held by Valeant and the Valeant Subsidiaries in confidence, including entering into licenses and Contracts that require employees, licensees, contractors and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets and confidential information. To the Knowledge of Valeant, such trade secrets  and confidential information have not been used, disclosed to or discovered by any Person except pursuant to a valid non-disclosure, license or other appropriate Contract which has not been breached.

(c)  To the Knowledge of Valeant, Valeant and the Valeant Subsidiaries are in compliance with all applicable Law, as well as their own policies, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by Valeant or the Valeant Subsidiaries, and as of the date hereof no claims are pending or threatened in writing against Valeant or the Valeant Subsidiaries alleging a violation of any Person’s privacy or personal information.

(d)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect (it being agreed that for purposes of this Section 4.16(d), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Valeant Material Adverse Effect has occurred or would reasonably be expected to occur) and except as set forth in Section 4.16(d) of the Valeant Disclosure Letter, to the Knowledge of Valeant, the consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any rights of Valeant or the Valeant Subsidiaries in any Intellectual Property, (ii) grant or require Valeant or the Valeant Subsidiaries to grant to any Person any rights with respect to any Intellectual Property of Valeant or the Valeant Subsidiaries, (iii) subject Valeant or any of the Valeant Subsidiaries to any increase in royalties or other payments in respect of any Intellectual Property, (iv) by the terms of any Contract to which Valeant or a Subsidiary of Valeant is a party, diminish any royalties or other payments Valeant or a Subsidiary of Valeant would otherwise be entitled to in respect of any Intellectual Property or (v) result in the breach or, by the terms of such Contract, termination of any agreement relating to the Intellectual Property of Valeant.

SECTION 4.17.  Regulatory Matters.  (a)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Valeant Material Adverse Effect, (i) each of Valeant and the Valeant Subsidiaries holds all Valeant Permits, including all authorizations under the FDCA, the PHSA, and the regulations of the FDA promulgated thereunder, the Food and Drugs Act, the CDSA and the regulations of Health Canada promulgated thereunder, and any other Governmental Entity that is concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, distribution, sale, import or export of the Valeant Products (any such Governmental Entity, a “Valeant Regulatory Agency”) necessary for the lawful operating of the businesses of Valeant or any of the Valeant Subsidiaries and the testing, manufacturing, sale or distribution, as applicable, of each of the Valeant Products (the “Valeant Regulatory Permits”) and (ii) all such Valeant Regulatory Permits are valid and in full force and effect.  Since January 1, 2009, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Valeant Regulatory Permit, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Valeant Material Adverse Effect.  Valeant and each of the Valeant Subsidiaries are in compliance in all material respects with the terms of all Valeant Regulatory Permits, and no event has occurred that, to the Knowledge of Valeant, would reasonably be expected to result in a penalty under or the revocation, cancellation, non-renewal or adverse modification of any Valeant Regulatory Permit, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Valeant Material Adverse Effect.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have a Valeant Material Adverse Effect, the businesses of each of Valeant and the Valeant Subsidiaries are being conducted in compliance with all applicable Laws, including (i) the FDCA, including the rules and regulations promulgated thereunder; (ii) federal Medicare and Medicaid statutes and related state or local statutes or regulations; (iii) the Food and Drugs Act and the CDSA, including the rules and regulations promulgated thereunder; (iv) provincial formulary and drug pricing statutes, including the rules and regulations promulgated thereunder; (v) any comparable foreign Laws for any of the foregoing; (vi) federal, state or provincial criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq. and any comparable state, provincial or local Laws) and (vii) state or provincial licensing, disclosure and reporting requirements.

(c)  All pre-clinical and clinical investigations conducted or sponsored by each of Valeant and the Valeant Subsidiaries are being conducted in compliance in all material respects with all applicable Laws administered or issued by the applicable Regulatory Authorities, including (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (iii) Division 5 of the Food and Drug Regulations regarding Drugs for Clinical Trials Involving Human Subjects, and (iv) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information.

(d)  Neither Valeant nor any of the Valeant Subsidiaries has received any written information from the FDA, the EMEA or Health Canada or any foreign agency with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of drugs which would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA, Health Canada or such other Valeant Regulatory Agency.

(e)  All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA, Health Canada or any other Valeant Regulatory Agency by Valeant and the Valeant Subsidiaries have been so filed, maintained or furnished.  All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.  Neither Valeant nor any of the Valeant Subsidiaries, nor, to the Knowledge of Valeant, any officer, employee, agent or distributor of Valeant or any of the Valeant Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, Health Canada or any other Valeant Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA, Health Canada or any other Valeant Regulatory Agency, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA, Health Canada or any other Valeant Regulatory Agency to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.  Neither Valeant nor any of the Valeant Subsidiaries, nor, to the Knowledge of Valeant, any officer, employee, agent or distributor of Valeant or any of the Valeant Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law.  Neither Valeant nor any of the Valeant Subsidiaries, nor, to the Knowledge of Valeant, any officer, employee, agent or distributor of Valeant or any of the Valeant Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(f)  As to each Valeant Product or Valeant Product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder, the Food and Drugs Act, the CDSA and the regulations of Health Canada promulgated thereunder, or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Valeant or any of the Valeant Subsidiaries, each such Valeant Product or Valeant Product candidate is being or has been developed, manufactured, tested, distributed or marketed in compliance in all material respects with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder, the Food and Drugs Act, the CDSA and the regulations of Health Canada promulgated thereunder, and similar Laws in any foreign jurisdiction, including those relating to investigational use, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports, and security.  There is no action or proceeding pending or threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Valeant Product or Valeant Product candidate by Valeant or any of the Valeant Subsidiaries of any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Valeant Material Adverse Effect.

(g)  Since January 1, 2009, each of Valeant and the Valeant Subsidiaries have neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Valeant Product.  Each of Valeant and the Valeant Subsidiaries are not aware of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Valeant Product sold or intended to be sold by Valeant or the Valeant Subsidiaries, (ii) a change in the marketing classification or a material change in the labeling of any such Valeant Products, or (iii) a termination or suspension of the marketing of such Valeant Products.

(h)  To Valeant’s Knowledge, no data generated by Valeant or any of the Valeant Subsidiaries with respect to the Valeant Products that has been provided to its customers or otherwise made public or filed with a Valeant Regulatory Agency is the subject of any regulatory or other action, either pending or threatened, by any Valeant Regulatory Agency relating to the truthfulness or scientific adequacy of such data.

(i)  Since January 1, 2009, neither Valeant nor any of the Valeant Subsidiaries has received any written notice that the FDA, Health Canada or any other Valeant Regulatory Agency has (i) commenced, or threatened to initiate, any action to request the recall of any product sold or intended to be sold by Valeant or the Valeant Subsidiaries, or (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any product sold or intended to be sold by Valeant or the Valeant Subsidiaries.

(j)  Since January 1, 2009, neither Valeant nor any of the Valeant Subsidiaries has received any written notice from the FDA, Health Canada or any other Valeant Regulatory Agency regarding inappropriate advertising or marketing of a Valeant Product or a negative change in reimbursement status of a Valeant Product.

(k)  Except as would not, individually or in the aggregate, reasonably be expected to have a Valeant Material Adverse Effect, no Valeant Product manufactured or distributed by Valeant or any of the Valeant Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. § 351 (or any similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Law).

(l)  To the Knowledge of Valeant, all of its vendors are in compliance in all material respects with good manufacturing practice and similar regulations promulgated by regulatory agencies with jurisdiction over Valeant’s vendors.

(m)  This Section 4.17 does not apply to environmental matters, which are the subject of Section 4.13.

SECTION 4.18.  Insurance.  Since January 1, 2009, Valeant and the Valeant Subsidiaries have maintained continuous insurance coverage, in each case, in those amounts and covering those risks as are in accordance, in all material respects, with normal industry practice for companies of the size and financial condition of Valeant engaged in businesses similar to those of Valeant and the Valeant Subsidiaries.

SECTION 4.19.  Labor and Employment Matters.  Neither Valeant nor any Valeant Subsidiary is a party to any collective bargaining agreement and, as of the date of this Agreement, there are not, to the Knowledge of Valeant, any union organizing activities concerning any employees of Valeant or any of the Valeant Subsidiaries, other than any such activities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect.  As of the date of this Agreement, there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of Valeant, threatened in writing against Valeant or any Valeant Subsidiary, other than any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect.

SECTION 4.20.  Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. and Jefferies & Company, Inc. (the “Valeant Financial Advisors”), the fees and expenses of which will be paid by Valeant, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Valeant.  Valeant has furnished to Biovail true and complete copies of all agreements between Valeant and any of the Valeant Financial Advisors relating to the Merger or any of the other transactions contemplated by this Agreement.

SECTION 4.21.  Opinion of Financial Advisor.  Valeant has received an opinion from each of the Valeant Financial Advisors, dated the date of this Agreement, to the effect that, as of such date, subject to the assumptions and qualifications set forth therein, the Exchange Ratio, together with the Pre-Merger Special Dividend, is fair to the holders of Valeant Common Stock (other than Biovail and its affiliates) from a financial point of view.

SECTION 4.22.   Affiliate Transactions.  Except for (i) Contracts filed or incorporated by reference as an exhibit to the Filed Valeant Reporting Documents, (ii) Valeant Benefits Plans, (iii) indemnification agreements between Valeant or any Valeant Subisidiary, on the one hand, and, on the other hand, any current or former executive officer or director of Valeant or any Valeant Subisidiary, or (iv) Contracts or arrangements entered into in the ordinary course of business with customers, suppliers or service providers, Section 4.22 of the Valeant Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement between Valeant or any of its Subsidiaries, on the one hand, and, on the other hand, any (x) present executive officer or director of either Valeant or any of the Valeant Subsidiaries or any person that has served as such an executive officer or director within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the shares of Valeant Common Stock as of the date hereof or (z) to the Knowledge of Valeant, any affiliate of any such officer, director or owner (other than Valeant or any of the Valeant Subsidiaries).

SECTION 4.23.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, Biovail acknowledges that none of Valeant, the Valeant Subsidiaries or any other Person on behalf of Valeant makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01.  Conduct of Business.  (a)  Conduct of Business by Biovail.  Except for matters set forth in the Biovail Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement (including matters with respect to the Financing) or with the prior written consent of Valeant (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Biovail shall, and shall cause each Biovail Subsidiary to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees.  In addition, and without limiting the generality of the foregoing, except for matters set forth in the Biovail Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement (including matters with respect to the Financing) or with the prior written consent of Valeant (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Biovail shall not, and shall not permit any Biovail Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) regular quarterly cash dividends payable by Biovail in respect of shares of Biovail Common Stock not exceeding $0.095 per share of Biovail Common Stock with usual declaration, record and payment dates and in accordance with Biovail’s current dividend policy and (y) dividends and distributions by a direct or indirect wholly owned Biovail Subsidiary to its parent, (B) split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Biovail or any Biovail Subsidiary or any securities of Biovail or any Biovail Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Biovail or any Biovail Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by Biovail of shares of Biovail Common Stock in connection with the surrender of shares of Biovail Common Stock by holders of Biovail Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Biovail Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Biovail Stock Plans and (3) the acquisition by Biovail of awards granted pursuant to the Biovail Stock Plans in connection with the forfeiture of such awards;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Biovail or any Biovail Subsidiary, (B) any other equity interests or voting securities of Biovail or any Biovail Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Biovail or any Biovail Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Biovail or any Biovail Subsidiary, (E) any rights issued by Biovail or any Biovail Subsidiary that are linked in any way to the price of any class of Biovail Capital Stock or any shares of capital stock of any Biovail Subsidiary, the value of Biovail, any Biovail Subsidiary or any part of Biovail or any Biovail Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Biovail or any Biovail Subsidiary or (F) any Biovail Voting Debt, in each case other than the issuance of shares of Biovail Common Stock upon the conversion of the Biovail Convertible Notes, upon the exercise of Biovail Stock Options or pursuant to Biovail Restricted Stock Units, in each case outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement;

(iii) (A) amend the Biovail Charter or the Biovail By-laws or (B) amend the charter or organizational documents of any Biovail Subsidiary in a manner which would be reasonably likely to have a Biovail Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by Biovail of the Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC, the Canadian Securities Authorities, the NYSE or the TSX;

(iv) (A) grant to any director or executive officer of Biovail any material increase in compensation, (B) grant to any director or executive officer of Biovail any material increase in change in control, severance or termination pay, (C) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or material Biovail Benefit Plan or Biovail Benefit Agreement (or any plan or agreement that would be a Biovail Benefit Plan or Biovail Benefit Agreement if in existence on the date hereof), (D) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any Biovail Benefit Plan or Biovail Benefit Agreement or (E) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Biovail Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except in the case of the foregoing clauses (A) through (E) for (1) actions required pursuant to the terms of any Biovail Benefit Plan or Biovail Benefit Agreement or other written agreement, in each case in effect on the date of this Agreement, and (2) actions required by Law; provided, however, that the foregoing clauses (A) and (B) shall not restrict Biovail or any Biovail Subsidiary from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(v) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly (i) acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets or (ii) enter into any in-licensing agreement or similar agreement or arrangement relating to rights to any active pharmaceutical ingredient (including any formulation or product containing such active pharmaceutical ingredient), if the aggregate amount of the consideration paid or transferred by Biovail and the Biovail Subsidiaries in connection with all such transactions under the preceding clauses (i) and (ii) would exceed, individually or in the aggregate, $50,000,000 or (iii) out-license or otherwise encumber any rights in any material Intellectual Property owned or used by Biovail in the conduct of its Business;

(vii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of $25,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(a)(viii) and except for pharmaceutical products in the ordinary course of business;

(viii) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business not to exceed $25,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness or (C) guarantees by Biovail of Indebtedness of any wholly owned Biovail Subsidiary;

(ix) make, or agree or commit to make, any capital expenditure except in accordance with the capital plan for 2010 previously made available to Valeant, plus a 10% variance for any such expenditure;

(x) enter into or amend any Contract, or take any other action or omit to take any other action (except in connection with Section 5.02 or Article VIII), if such Contract, amendment of a Contract or action or omission would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xi) enter into or amend any material Contract to the extent consummation of the Merger or compliance by Biovail or any Biovail Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Biovail or any Biovail Subsidiary under, or require Biovail, Valeant or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xii) waive, release or assign any material claim of Biovail or any of the Biovail Subsidiaries;

(xiii) settle or compromise any claim, action or proceeding, other than settlements or compromises resulting in the payment of monetary damages not to exceed $15,000,000 in the aggregate;

(xiv) (i) make, change or rescind any material method of Tax accounting,  (ii) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any material audit, assessment, Tax claim or other controversy relating to Taxes, (iii) file any material amended Tax Return, (iv) surrender any material right to claim a refund or offset of any Taxes or (v) change the classification of Biovail or any Biovail Subsidiary for U.S. tax purposes; or

(xv) authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(b)  Conduct of Business by Valeant.  Except for matters set forth in the Valeant Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement (including matters with respect to the Financing and the Pre-Merger Special Dividend) or with the prior written consent of Biovail (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Valeant shall, and shall cause each Valeant Subsidiary to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees.  In addition, and without limiting the generality of the foregoing, except for matters set forth in the Valeant Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement (including matters with respect to the Financing and the Pre-Merger Special Dividend) or with the prior written consent of Biovail (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Valeant shall not, and shall not permit any Valeant Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) the Pre-Merger Special Dividend in respect of each share of Valeant Common Stock and (y) dividends and distributions by a direct or indirect wholly owned Valeant Subsidiary to its parent, (B) split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Valeant or any Valeant Subsidiary or any securities of Valeant or any Valeant Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Valeant or any Valeant Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by Valeant of shares of Valeant Common Stock in connection with the surrender of shares of Valeant Common Stock by holders of Valeant Stock Options or Valeant Warrants in order to pay the exercise price thereof, (2) the withholding of shares of Valeant Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Valeant Stock Plans, (3) the acquisition by Valeant of awards granted pursuant to the Valeant Stock Plans in connection with the forfeiture of such awards, (4) the acquisition, redemption or repurchase or cash settlement by Valeant or any Valeant Subsidiary of its obligations under any Valeant Convertible Notes or Valeant Warrants, or (5) any payment made to holders of Valeant Convertible Notes at the maturity dates thereof;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Valeant or any Valeant Subsidiary, (B) any other equity interests or voting securities of Valeant or any Valeant Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Valeant or any Valeant Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Valeant or any Valeant Subsidiary, (E) any rights issued by Valeant or any Valeant Subsidiary that are linked in any way to the price of any class of Valeant Capital Stock or any shares of capital stock of any Valeant Subsidiary, the value of Valeant, any Valeant Subsidiary or any part of Valeant or any Valeant Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Valeant or any Valeant Subsidiary or (F) any Valeant Voting Debt, in each case other than the issuance of shares of Valeant Common Stock upon the acquisition or conversion of the Valeant Convertible Notes, upon the exercise of Valeant Warrants, Valeant Stock Options or rights under the Valeant ESPP or pursuant to Valeant Restricted Stock Units, in each case outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement;

(iii) (A) amend the Valeant Charter or the Valeant By-laws or (B) amend the charter or organizational documents of any Valeant Subsidiary in a manner which would be reasonably likely to have a Valeant Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by Valeant of the Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv) (A) grant to any director or executive officer of Valeant any material increase in compensation, (B) grant to any director or executive officer of Valeant any material increase in change in control, severance or termination pay, (C) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or material Valeant Benefit Plan or Valeant Benefit Agreement (or any plan or agreement that would be a Valeant Benefit Plan or Valeant Benefit Agreement if in existence on the date hereof), (D) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any Valeant Benefit Plan or Valeant Benefit Agreement or (E) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Valeant Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except in the case of the foregoing clauses (A) through (E) for (1) actions required pursuant to the terms of any Valeant Benefit Plan or Valeant Benefit Agreement or other written agreement, in each case in effect on the date of this Agreement, and (2) actions required by Law; provided, however, that the foregoing clauses (A) and (B) shall not restrict Valeant or any Valeant Subsidiary from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(v) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly (i) acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets or (ii) enter into any in-licensing agreement or similar agreement or arrangement relating to rights to any active pharmaceutical ingredient (including any formulation or product containing such active pharmaceutical ingredient), if the aggregate amount of the consideration paid or transferred by Valeant and the Valeant Subsidiaries in connection with all such transactions under the preceding clauses (i) and (ii) would exceed, individually or in the aggregate, $50,000,000 or (iii) out-license or otherwise encumber any rights in any material Intellectual Property owned or used by Valeant in the conduct of its Business;

(vii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of $25,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(viii) and except for pharmaceutical products in the ordinary course of business;

(viii) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business not to exceed $25,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness or (C) guarantees by Valeant of Indebtedness of any wholly owned Valeant Subsidiary;

(ix) make, or agree or commit to make, any capital expenditure except in accordance with the capital plan for 2010 previously made available to Biovail, plus a 10% variance for any such expenditure;

(x) enter into or amend any Contract, or take any other action or omit to take any other action (except in connection with Section 5.03 or Article VIII), if such Contract, amendment of a Contract or action or omission would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xi) enter into or amend any material Contract to the extent consummation of the Merger or compliance by Valeant or any Valeant Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Valeant or any Valeant Subsidiary under, or require Biovail, Valeant or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xii) waive, release or assign any material claim of Valeant or any of the Valeant Subsidiaries;

(xiii) settle or compromise any claim, action or proceeding, other than settlements or compromises resulting in the payment of monetary damages not to exceed $15,000,000 in the aggregate;

(xiv) (i) make, change or rescind any material method of Tax accounting,  (ii) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any material audit, assessment, Tax claim or other controversy relating to Taxes, (iii) file any material amended Tax Return, (iv) surrender any material right to claim a refund or offset of any Taxes or (v) change the classification of Valeant or any Valeant Subsidiary for U.S. tax purposes; or

(xv) authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(c)  No Control of Biovail’s Business.  Valeant acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Valeant, directly or indirectly, the right to control or direct the operations of Biovail or any Biovail Subsidiary prior to the Effective Time, and (ii) prior to the Effective Time, Biovail shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Biovail Subsidiaries’ respective operations.

(d)  No Control of Valeant’s Business.  Biovail acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Biovail, directly or indirectly, the right to control or direct the operations of Valeant or any Valeant Subsidiary prior to the Effective Time, and (ii) prior to the Effective Time, Valeant shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Valeant Subsidiaries’ respective operations.

(e)  Advice of Changes.  Each of Biovail and Valeant shall promptly advise the other orally and in writing of any change or event that, individually or in the aggregate with all past changes and events of which Biovail or Valeant, as the case may be, has notified the other party under this Section 5.01(e), has had or would reasonably be expected to have a Biovail Material Adverse Effect or a Valeant Material Adverse Effect, respectively.

SECTION 5.02.  No Solicitation by Biovail; Biovail Board Recommendation.  (a)  Biovail shall not, nor shall it authorize or permit any of its Affiliates or any of its and their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit, initiate, knowingly encourage, induce or facilitate any Biovail Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Biovail Takeover Proposal, (ii) directly or indirectly participate in any discussions or negotiations with any Person (other than Biovail’s Representatives) regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Biovail Takeover Proposal) with respect to any Biovail Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Biovail Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any Person (other than the other party hereto) with respect to Biovail or any Biovail Subsidiary.  Biovail (A) shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Biovail Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Biovail Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives and (B) shall immediately take all steps necessary to terminate any approval under any confidentiality or “standstill” or similar provision that may have been heretofore given by it or any Biovail Subsidiary under any such provisions authorizing any Person to make a Takeover Proposal.  Notwithstanding the foregoing, at any time prior to obtaining the Biovail Stockholder Approval, in response to a bona fide written Biovail Takeover Proposal that the Biovail Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Biovail Proposal, and which Biovail Takeover Proposal was not solicited by Biovail, its Affiliates or Representatives after the date of this Agreement and was made after the date of this Agreement and did not otherwise result from a breach of this Section 5.02(a), Biovail, and its Representatives at the request of Biovail, may, subject to compliance with Section 5.02(c), (A) furnish information with respect to Biovail and the Biovail Subsidiaries to the Person making such Biovail Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Valeant or is provided to Valeant prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to standstill provisions), and (B) participate in discussions regarding the terms of such Biovail Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Biovail Takeover Proposal (and such Person’s Representatives).  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Representative of Biovail or any of its Affiliates shall constitute a breach of this Section 5.02(a) by Biovail.

(b)  Except as set forth below, neither the Biovail Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Valeant), or propose publicly to withdraw (or modify in any manner adverse to Valeant), the approval, recommendation or declaration of advisability by the Biovail Board or any such committee thereof with respect to this Agreement or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Biovail Takeover Proposal (any action in this clause (i) being referred to as a “Biovail Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Biovail or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than a confidentiality agreement referred to in Section 5.02(a)) (an “Acquisition Agreement”) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Biovail Takeover Proposal, or requiring, or reasonably expected to cause, Biovail, BAC or Merger Sub to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Biovail to fail to comply with this Agreement.  Notwithstanding the foregoing, at any time prior to obtaining the Biovail Stockholder Approval, the Biovail Board may make a Biovail Adverse Recommendation Change (A) following receipt of a Biovail Takeover Proposal after the execution of this Agreement that did not result from a breach of Section 5.02(a) and that the Biovail Board or an authorized and empowered committee thereof determines in good faith, after consultation with its outside financial and legal advisors, constitutes a Superior Biovail Proposal or (B) solely in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any material change in probability or magnitude of circumstances), not related to a Biovail Takeover Proposal, and that first occurred following the execution of this Agreement (a “Biovail Intervening Event”); in each case referred to in the foregoing clauses (A) and (B), only if the Biovail Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Biovail shall not be entitled to exercise its right to make a Biovail Adverse Recommendation Change until after the fifth business day following Valeant’s receipt of written notice (a “Biovail Notice of Recommendation Change”) from Biovail advising Valeant that the Biovail Board intends to make a Biovail Notice of Recommendation Change and specifying the reasons therefor, including in the case of a Superior Biovail Proposal the terms and conditions of any Superior Biovail Proposal that is the basis of the proposed action by the Biovail Board (it being understood and agreed that any amendment to any material term of such Superior Biovail Proposal shall require a new Biovail Notice of Recommendation Change and a new five business-day period).  In determining whether to make a Biovail Adverse Recommendation Change, the Biovail Board shall take into account any changes to the terms of this Agreement proposed by Valeant in response to a Biovail Notice of Recommendation Change or otherwise, and if requested by Valeant, Biovail shall engage in good faith negotiations with Valeant regarding any changes to the terms of this Agreement proposed by Valeant.

(c)  In addition to the obligations of Biovail set forth in paragraphs (a) and (b) of this Section 5.02, Biovail shall promptly advise (and in any event within 24 hours) Valeant orally and in writing of any Biovail Takeover Proposal, the material terms and conditions of any such Biovail Takeover Proposal (including any changes thereto) and the identity of the person making any such Biovail Takeover Proposal.  Biovail shall (i) keep Valeant informed in all material respects on a reasonably current basis of the status and details (including any change to the terms thereof) of any Biovail Takeover Proposal and (ii) provide to Valeant as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between Biovail or any of its Subsidiaries, on the one hand, and the Person making any such Biovail Takeover Proposal, on the other hand, that describes any of the terms or conditions of any Biovail Takeover Proposal.  Notwithstanding anything to the contrary contained in this Agreement, neither the Biovail Board nor any committee thereof shall be entitled to make a Biovail Adverse Recommendation Change pursuant to Section 5.02(b) with respect to a Biovail Intervening Event, unless Biovail has provided Valeant with written information describing such Biovail Intervening Event in reasonable detail promptly after becoming aware of it, and keeps Valeant reasonably informed of material developments with respect to such Biovail Intervening Event.

(d)  Nothing contained in this Section 5.02 shall prohibit Biovail from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Biovail if, in the good faith judgment of the Biovail Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall Biovail or the Biovail Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b).

(e)  For purposes of this Agreement:

“Biovail Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, amalgamation, arrangement, consolidation, share exchange, other business combination or similar transaction involving Biovail or any Biovail Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Biovail Subsidiary or otherwise) of any business or assets of Biovail or the Biovail Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Biovail and the Biovail Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Biovail, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Biovail Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior Biovail Proposal” means a binding bona fide written Biovail Takeover Proposal (with all references to “20% or more” in the definition of Biovail Takeover Proposal being deemed to reference “more than 50%”) (i) on terms which the Biovail Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of Biovail Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including the legal, financial, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal) and this Agreement (including any changes proposed by Valeant to the terms of this Agreement) and (ii) that is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

SECTION 5.03.  No Solicitation by Valeant; Valeant Board Recommendation.  (a)   Valeant shall not, nor shall it authorize or permit any of its Affiliates or any of its and their respective Representatives to, (i) directly or indirectly solicit, initiate, knowingly encourage, induce or facilitate any Valeant Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Valeant Takeover Proposal, (ii) directly or indirectly participate in any discussions or negotiations with any Person (other than Valeant’s Representatives) regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Valeant Takeover Proposal) with respect to any Valeant Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Valeant Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any Person (other than the other party hereto) with respect to Valeant or any Valeant Subsidiary.  Valeant (A) shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Valeant Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Valeant Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives and (B) shall immediately take all steps necessary to terminate any approval under any confidentiality or “standstill” or similar provision that may have been heretofore given by it or any Valeant Subsidiary under any such provisions authorizing any Person to make a Takeover Proposal.  Notwithstanding the foregoing, at any time prior to obtaining the Valeant Stockholder Approval, in response to a bona fide written Valeant Takeover Proposal that the Valeant Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Valeant Proposal, and which Valeant Takeover Proposal was not solicited by Valeant, its Affiliates or Representatives after the date of this Agreement and was made after the date of this Agreement and did not otherwise result from a breach of this Section 5.03(a), Valeant, and its Representatives at the request of Valeant, may, subject to compliance with Section 5.03(c), (A) furnish information with respect to Valeant and the Valeant Subsidiaries to the Person making such Valeant Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Valeant or is provided to Valeant prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to standstill provisions), and (B) participate in discussions regarding the terms of such Valeant Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Valeant Takeover Proposal (and such Person’s Representatives).  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any Representative of Valeant or any of its Affiliates shall constitute a breach of this Section 5.03(a) by Valeant.

(b)  Except as set forth below, neither the Valeant Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Biovail), or propose publicly to withdraw (or modify in any manner adverse to Biovail), the approval, recommendation or declaration of advisability by the Valeant Board or any such committee thereof with respect to this Agreement or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Valeant Takeover Proposal (any action in this clause (i) being referred to as a “Valeant Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Valeant or any of its Affiliates to execute or enter into, any Acquisition Agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Valeant Takeover Proposal, or requiring, or reasonably expected to cause, Valeant to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Valeant to fail to comply with this Agreement.  Notwithstanding the foregoing, at any time prior to obtaining the Valeant Stockholder Approval, the Valeant Board may make a Valeant Adverse Recommendation Change (A) following receipt of a Valeant Takeover Proposal after the execution of this Agreement that did not result from a breach of Section 5.03(a) and that the Valeant Board or an authorized and empowered committee thereof determines in good faith, after consultation with its outside financial and legal advisors, constitutes a Superior Valeant Proposal or (B) solely in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any material change in probability or magnitude of circumstances), not related to a Valeant Takeover Proposal, and that first occurred following the execution of this Agreement (a “Valeant Intervening Event”); in each case referred to in the foregoing clauses (A) and (B), only if the Valeant Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Valeant shall not be entitled to exercise its right to make a Valeant Adverse Recommendation Change until after the fifth business day following Biovail’s receipt of written notice (a “Valeant Notice of Recommendation Change”) from Valeant advising Biovail that the Valeant Board intends to make a Valeant Notice of Recommendation Change and specifying the reasons therefor, including in the case of a Superior Valeant Proposal the terms and conditions of any Superior Valeant Proposal that is the basis of the proposed action by the Valeant Board (it being understood and agreed that any amendment to any material term of such Superior Valeant Proposal shall require a new Valeant Notice of Recommendation Change and a new five business-day period).  In determining whether to make a Valeant Adverse Recommendation Change, the Valeant Board shall take into account any changes to the terms of this Agreement proposed by Biovail in response to a Valeant Notice of Recommendation Change or otherwise, and if requested by Biovail, Valeant shall engage in good faith negotiations with Biovail regarding any changes to the terms of this Agreement proposed by Biovail.

(c)  In addition to the obligations of Valeant set forth in paragraphs (a) and (b) of this Section 5.03, Valeant shall promptly advise (and in any event within 24 hours) Biovail orally and in writing of any Valeant Takeover Proposal, the material terms and conditions of any such Valeant Takeover Proposal (including any changes thereto) and the identity of the person making any such Valeant Takeover Proposal.  Valeant shall (i) keep Biovail informed in all material respects on a reasonably current basis of the status and details (including any change to the terms thereof) of any Valeant Takeover Proposal, and (ii) provide to Biovail as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between Valeant or any of its Subsidiaries, on the one hand, and the Person making any such Valeant Takeover Proposal, on the other hand, that describes any of the terms or conditions of any Valeant Takeover Proposal.  Notwithstanding anything to the contrary contained in this Agreement, neither the Valeant Board nor any committee thereof shall be entitled to make a Valeant Adverse Recommendation Change pursuant to Section 5.03(b) with respect to a Valeant Intervening Event, unless Valeant has provided Biovail with written information describing such Valeant Intervening Event in reasonable detail promptly after becoming aware of it, and keeps Biovail reasonably informed of material developments with respect to such Valeant Intervening Event.

(d)  Nothing contained in this Section 5.03 shall prohibit Valeant from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, or (iii)  making any disclosure to the stockholders of Valeant if, in the good faith judgment of the Valeant Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall Valeant or the Valeant Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.03(b).

(e)  For purposes of this Agreement:

“Valeant Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, amalgamation, arrangement, consolidation, share exchange, other business combination or similar transaction involving Valeant or any Valeant Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Valeant Subsidiary or otherwise) of any business or assets of Valeant or the Valeant Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Valeant and the Valeant Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Valeant, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Valeant Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior Valeant Proposal” means a binding bona fide written Valeant Takeover Proposal (with all references to “20% or more” in the definition of Valeant Takeover Proposal being deemed to reference “more than 50%”) (i) on terms which the Valeant Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of Valeant Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including the legal, financial, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal) and this Agreement (including any changes proposed by Biovail to the terms of this Agreement), and (ii) that is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

ARTICLE VI

Additional Agreements

SECTION 6.01.  Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.  (a)  As promptly as practicable following the date of this Agreement, Biovail and Valeant shall jointly prepare and cause to be filed with the SEC and pursuant to Canadian Securities Laws a joint proxy statement to be sent to the stockholders of each of Biovail and Valeant relating to the Biovail Stockholders Meeting and the Valeant Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Biovail shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and Biovail and Valeant shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing.  Each of Valeant and Biovail shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein.  Each of Valeant and Biovail shall promptly notify the other upon the receipt of any comments from the SEC or the Canadian Securities Authorities or any request from the SEC or the Canadian Securities Authorities for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC or the Canadian Securities Authorities, on the other hand.  Each of Valeant and Biovail shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC or the Canadian Securities Authorities with respect to the Form S-4 or Joint Proxy Statement.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the Canadian Securities Authorities with respect thereto, each of Valeant and Biovail (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall consider in good faith all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC or the Canadian Securities Authorities prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.  Each of Valeant and Biovail shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Valeant and Biovail shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Each of Valeant and Biovail shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

(b)  If prior to the Effective Time, any event occurs with respect to Biovail or any Biovail Subsidiary, or any change occurs with respect to other information supplied by Biovail for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Biovail shall promptly notify Valeant of such event, and Biovail and Valeant shall cooperate in the prompt filing with the SEC and the Canadian Securities Authorities of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Biovail’s stockholders and Valeant’s stockholders.  Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c)  If prior to the Effective Time, any event occurs with respect to Valeant or any Valeant Subsidiary, or any change occurs with respect to other information supplied by Valeant for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Valeant shall promptly notify Biovail of such event, and Valeant and Biovail shall cooperate in the prompt filing with the SEC and the Canadian Securities Authorities of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Biovail’s stockholders and Valeant’s stockholders.  Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d)  Biovail shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Biovail Stockholders Meeting for the sole purpose of seeking the Biovail Stockholder Approval.  Biovail shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Biovail’s stockholders and to hold the Biovail Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the Biovail Charter and the Biovail Bylaws and (ii) solicit the Biovail Stockholder Approval.  Biovail shall, through the Biovail Board, recommend to its stockholders that they give the Biovail Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Biovail Board shall have made a Biovail Adverse Recommendation Change as permitted by Section 5.02(b).  Except as expressly contemplated by the foregoing sentence, Biovail agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Biovail of any Biovail Takeover Proposal, the occurrence of a Biovail Intervening Event or by the making of any Biovail Adverse Recommendation Change by the Biovail Board; provided, however, that if the public announcement of a Biovail Adverse Recommendation Change or the delivery of a Biovail Notice of Recommendation Change is less than ten Business Days prior to the Biovail Stockholders Meeting, Biovail shall be entitled to postpone the Biovail Stockholders Meeting to a date not more than ten Business Days after such event.

(e)  Valeant shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Valeant Stockholders Meeting for the sole purpose of seeking the Valeant Stockholder Approval.  Valeant shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Valeant’s stockholders and to hold the Valeant Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the Valeant Charter and the Valeant Bylaws, and (ii) solicit the Valeant Stockholder Approval.  Valeant shall, through the Valeant Board, recommend to its stockholders that they give the Valeant Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Valeant Board shall have made a Valeant Adverse Recommendation Change as permitted by Section 5.03(b).  Except as expressly contemplated by the foregoing sentence, Valeant agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Valeant of any Valeant Takeover Proposal, the occurrence of a Valeant Intervening Event or by the making of any Valeant Adverse Recommendation Change by the Valeant Board; provided, however, that if the public announcement of a Valeant Adverse Recommendation Change or the delivery of a Valeant Notice of Recommendation Change is less than ten Business Days prior to the Valeant Stockholders Meeting, Valeant shall be entitled to postpone the Valeant Stockholders Meeting to a date not more than ten Business Days after such event.

(f)  Each of Valeant and Biovail shall use commercially reasonable efforts to hold the Valeant Stockholders Meeting and the Biovail Stockholders Meeting, respectively, at the same time and on the same date as the other party.

(g)  Biovail shall take all action to ensure that all Biovail Common Stock constituting the Merger Consideration and all Biovail Common Stock issued upon the conversion of Valeant Convertible Notes, the exercise of Valeant Warrants or Valeant Stock Options or the vesting of Valeant Restricted Stock Units, in each case, issued or distributed to Canadian residents, will be free from restriction on the first trade of such Biovail Common Stock by such resident.

SECTION 6.02.  Access to Information; Confidentiality.  Subject to applicable Law, each of Biovail and Valeant shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access, upon reasonable advance notice, during the period from the date of this Agreement to the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.01, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Biovail and Valeant shall, and shall cause each of its respective Subsidiaries to, make available promptly to the other party (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege).  If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld.  Without limiting the generality of the foregoing, each of Valeant and Biovail shall, within two Business Days of request by the other party therefor, provide to such other party the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Valeant Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section).  All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated September 28, 2009, as amended on February 18, 2010, between Biovail and Valeant Pharmaceuticals North America (the “Confidentiality Agreement”).

SECTION 6.03.  Required Actions.  (a)  Subject to the terms and conditions of this Agreement, each of the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement.

(b)  In connection with and without limiting Section 6.03(a), Valeant and the Valeant Board and Biovail and the Biovail Board, as the case may be, shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (y) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c)  In connection with and without limiting Section 6.03(a), promptly following the execution and delivery by the parties of this Agreement, Valeant and Biovail shall use their respective reasonable best efforts to enter into discussions with the Governmental Entities from whom Consents or nonactions are required to be obtained in connection with the consummation of the Merger and the other transactions contemplated by this Agreement in order to obtain all such required Consents or nonactions from such Governmental Entities, in each case with respect to the Merger, so as to enable the Closing to occur as soon as reasonably possible.  To the extent necessary in order to accomplish the foregoing and subject to the limitations set forth in Section 6.03(e), Valeant and Biovail shall use their respective reasonable best efforts to jointly propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by Valeant, Biovail or any of their respective Subsidiaries of, any portion of the business, properties or assets of Valeant, Biovail or any of their respective Subsidiaries; provided, however, that neither Biovail nor Valeant shall be required pursuant to this Section 6.03(c) to propose, commit to or effect any action that is not conditioned upon the consummation of the Merger or that would reasonably be expected (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) to have a Combined Company Material Adverse Effect.

(d)  In connection with and without limiting the generality of the foregoing, each of Biovail and Valeant shall:

(i) make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger, (B) if required, a notification pursuant to Section 114(1) of the Competition Act and an application for an advance ruling certificate pursuant to Section 102 of the Competition Act relating to the Merger and (C) all other necessary registrations, declarations, notices, applications and filings relating to the Merger with other Governmental Entities under any other antitrust, competition, foreign investment, trade regulation or similar Laws;

(ii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.03(c);

(iii) give the other reasonable prior notice of any such registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Section 6.03(c) and in this Section 6.03(d)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, notice, filing or communication;

(iv) respond as promptly as practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, foreign investment, trade regulation or similar Laws for additional information or documentation in connection with antitrust, competition, foreign investment, trade regulation or similar matters (including a “second request” under the HSR Act and a “Supplementary Information Request” under the Competition Act), and not extend any waiting period under the HSR Act or Competition Act or enter into any agreement with such Governmental Entities or other authorities not to consummate any of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; and

(v) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.03(c) and in this Section 6.03(d)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger.

(e)  Notwithstanding anything else contained herein, the provisions of this Section 6.03 shall not be construed to (i) require Valeant or any Valeant Subsidiary or Biovail or any Biovail Subsidiary or (ii) permit Valeant or any Valeant Subsidiary without the prior written consent of Biovail, or permit Biovail or any Biovail Subsidiary without the prior written consent of Valeant, to undertake any efforts or to take any action if the taking of such efforts or action would or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) in a Combined Company Material Adverse Effect.

(f)  Notwithstanding anything else contained in this Agreement, (i) neither Biovail nor any of its Affiliates or any of their respective Representatives shall cooperate with any third party in seeking regulatory clearance of any Biovail Takeover Proposal and (ii) neither Valeant nor any of its Affiliates or any of their respective Representatives shall cooperate with any third party in seeking regulatory clearance of any Valeant Takeover Proposal.

(g)  Biovail shall give prompt notice to Valeant, and Valeant shall give prompt notice to Biovail, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or Biovail Material Adverse Effect or Valeant Material Adverse Effect, as applicable, becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 6.04.  Equity Awards; Change in Control Provisions.

(a)  Options.

(i)  Prior to the Pre-Merger Special Dividend Time, the Valeant Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to adjust the terms of all outstanding Valeant Stock Options to provide that, at the Pre-Merger Special Dividend Time and prior to the Effective Time, each Valeant Stock Option outstanding immediately prior to the Pre-Merger Special Dividend Time shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Valeant Stock Option immediately prior to the Pre-Merger Special Dividend Time, a number of shares of Valeant Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Valeant Common Stock subject to such Valeant Stock Option immediately prior to the Pre-Merger Special Dividend Time by the Pre-Merger Special Dividend Adjustment Ratio, at a per share exercise price, rounded up to the nearest whole cent, determined by dividing the per share exercise price of such Valeant Stock Option by the Pre-Merger Special Dividend Adjustment Ratio; provided, however, that the adjustments provided in this Section 6.04(a)(i) with respect to any Valeant Stock Options, whether or not they are “incentive stock options” as defined in Section 422 of the Code, are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code.

(ii)  Prior to the Effective Time, the Valeant Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to adjust the terms of all outstanding Valeant Stock Options to provide that, at the Effective Time, each Valeant Stock Option outstanding immediately prior to the Effective Time shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Valeant Stock Option following the Pre-Merger Special Dividend Time and immediately prior to the Effective Time, a number of shares of Biovail Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Valeant Common Stock subject to such Valeant Stock Option following the Pre-Merger Special Dividend Time and immediately prior to the Effective Time by the Equity Award Exchange Ratio, at a per share exercise price, rounded up to the nearest whole cent, determined by dividing the per share exercise price of such Valeant Stock Option by the Equity Award Exchange Ratio; provided, however, that the adjustments provided in this Section 6.04(a)(ii) with respect to any Valeant Stock Options, whether or not they are “incentive stock options” as defined in Section 422 of the Code, are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code.

(b)  Time-Based Restricted Stock Units.

(i)  Prior to the Pre-Merger Special Dividend Time, the Valeant Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to adjust the terms of all outstanding Valeant Restricted Stock Units that are scheduled to vest, or which have already become vested, solely based on the passage of time (“Valeant Time-Based Restricted Stock Units”) to provide that, unless otherwise agreed to by the award holder:

(A)  at the Pre-Merger Special Dividend Time and prior to the Effective Time, except as provided in subparagraph (B) below, each award of Valeant Time-Based Restricted Stock Units outstanding immediately prior to the Pre-Merger Special Dividend Time shall represent the right to receive, on the same terms and conditions as were applicable under such award immediately prior to the Pre-Merger Special Dividend Time, a number of shares of Valeant Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Valeant Common Stock subject to such award of Valeant Time-Based Restricted Stock Units immediately prior to the Pre-Merger Special Dividend Time by the Pre-Merger Special Dividend Adjustment Ratio; and

(B)  with respect to each award of Valeant Time-Based Restricted Stock Units that, by its terms as in effect on the date hereof, will vest (in whole or in part) as a result of the Merger (each such award, a “Single-Trigger RSU”), such Single-Trigger RSU shall vest as of the day prior to the date on which occurs the Pre-Merger Special Dividend Time to the extent provided under the terms of such Single-Trigger RSU as in effect on the date hereof, as if such day was the date on which the Effective Time occurs (the portion so vested, an “Accelerated RSU”) and shall represent, immediately after the Pre-Merger Special Dividend Time and prior to the Effective Time, the right to receive, (1) the same number of shares of Valeant Common Stock underlying the Accelerated RSU (the “Accelerated Valeant RSU Shares”) plus (2) an amount of cash equal to the product of the Pre-Merger Special Dividend and the number of Accelerated Valeant RSU Shares, which cash amount shall be paid (net of applicable withholding) to or on behalf of the holder of the Accelerated RSU on the date on which occurs the Pre-Merger Special Dividend Time.  Any portion of the Single-Trigger RSU that does not become an Accelerated RSU (and any right to the associated Pre-Merger Special Dividend) shall be forfeited for no consideration at the Pre-Merger Dividend Time.

(ii)  Prior to the Effective Time, the Valeant Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to adjust the terms of all outstanding Valeant Time-Based Restricted Stock Units to provide that, at the Effective Time each award of Valeant Time-Based Restricted Stock Units outstanding immediately prior to the Effective Time shall represent, immediately after the Effective Time, the right to receive, on the same terms and conditions as were applicable under such award following the Pre-Merger Special Dividend Time and immediately prior to the Effective Time, a number of shares of Biovail Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Valeant Common Stock subject to such award of Valeant Time-Based Restricted Stock Units following the Pre-Merger Special Dividend Time and immediately prior to the Effective Time by the Equity Award Exchange Ratio.  For the sake of clarity, holders of Accelerated RSUs shall be entitled to receive shares of Biovail Common Stock (net of applicable withholding) in settlement of such Accelerated RSUs as soon as practicable following the date on which the Effective Time occurs.

(c)  Performance-Based Restricted Stock Units.

(i)  Prior to the Pre-Merger Special Dividend Time, the Valeant Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to adjust the terms of all outstanding Valeant Restricted Stock Units that are scheduled to vest based in whole or in part on the achievement of performance criteria (“Valeant Performance-Based Restricted Stock Units”) to provide that, except as disclosed in Section 6.04(c) of the Valeant Disclosure Letter or unless otherwise agreed to by the award holder:

(A)  all relevant performance periods applicable to the Valeant Performance-Based Restricted Stock Units shall end on the day immediately preceding the date on which occurs the Pre-Merger Special Dividend Time, as if such day were the date on which the Effective Time occurs, and, as of such day, the number of shares of Valeant  Common Stock underlying each award of Valeant Performance-Based Restricted Stock Units shall be adjusted to reflect performance through such day in accordance with the terms of such Valeant Performance-Based Restricted Stock Unit as in effect on the date hereof (the Valeant Performance-Based Restricted Stock award, as so adjusted, being referred to as the “Valeant Adjusted PSU”).  Any additional Valeant Performance-Based Restricted Stock Units which could have been earned through performance but which are not so earned (and any right to the associated Pre-Merger Special Dividend) shall be forfeited for no consideration at the Pre-Merger Special Dividend Time; and

(B)  each Valeant Adjusted PSU outstanding immediately prior to the Pre-Merger Special Dividend Time shall represent, immediately after the Pre-Merger Special Dividend Time, the right to receive, on the same terms and conditions as were applicable to such Valeant Performance-Based Restricted Stock Unit immediately prior to the Pre-Merger Special Dividend Time (but determined as if the Effective Time had occurred), (1) the same number of shares of Valeant Common Stock underlying the Valeant Adjusted PSU (the “Valeant Adjusted PSU Shares”), plus (2) an amount of cash equal to the product of the Pre-Merger Special Dividend multiplied by the number of Valeant Adjusted PSU Shares, which cash amount shall be paid (net of any applicable withholdings) to or on behalf of the holders of Valeant Adjusted PSUs on the date on which occurs the Pre-Merger Special Dividend Time.

(ii)  Prior to the Effective Time, the Valeant Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to adjust the terms of all outstanding Valeant Adjusted PSUs to provide that, at the Effective Time, each award of Valeant Adjusted PSUs outstanding immediately prior to the Effective Time shall represent the right to receive, as soon as practicable following the Effective Time and net of applicable withholding, a number of shares of Biovail Common Stock, rounded down to the nearest whole share, determined by multiplying the number of Valeant Adjusted PSU Shares subject to such award by the Equity Award Exchange Ratio.

(d)  Prior to the Effective Time, the Valeant Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to effect the following, without further action by any Person:

(i)  after the date hereof, no future offering periods shall be commenced under the Valeant ESPP.  The current offering period in effect on the date hereof under the Valeant ESPP will continue in accordance with its terms, and options under the current offering period will be exercisable at the normally scheduled time under the Valeant ESPP in accordance with its terms; provided, however, that in all events the expiration of such offering period and the final exercise under the Valeant ESPP shall occur prior to the Effective Time.  The Valeant ESPP shall terminate, effective immediately as of the Effective Time;

(ii)  ensure that, following the Effective Time, no holder of a Valeant Stock Option or Valeant Restricted Stock Unit (or former holder of a Valeant Stock Option or Valeant Restricted Stock Unit or any current or former participant in the Valeant Stock Plan, or in any other Valeant Benefit Plan or Valeant Benefit Agreement), will have any right thereunder to acquire any capital stock of Valeant or any Valeant Subsidiary or any other equity interest therein; and

(iii)  make such other changes to the Valeant Stock Plans as it deems appropriate to give effect to the Merger.

(e)  At the Effective Time, Biovail shall assume all the obligations of Valeant under the Valeant Stock Plans, each Valeant Stock Option and Valeant Restricted Stock Unit outstanding at the Effective Time and the agreements evidencing the grants thereof (the “Valeant Stock Plan Assumption”).  As soon as practicable after the Effective Time, Biovail shall deliver to the holders of Valeant Stock Options and Valeant Restricted Stock Units appropriate notices setting forth such holders’ rights pursuant to the respective Valeant Stock Plans, and the agreements evidencing the grants of such Valeant Stock Options and Valeant Restricted Stock Units shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).

(f)  Biovail shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Biovail Common Stock for delivery upon exercise or settlement of the Valeant Stock Options and Valeant Restricted Stock Units assumed in accordance with this Section 6.04.  As soon as reasonably practicable after the Effective Time, Biovail shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Biovail Common Stock subject to Valeant Stock Options and Valeant Restricted Stock Units and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Valeant Stock Options and Valeant Restricted Stock Units remain outstanding.

(g)  Prior to the Effective Time, each of the Biovail Board and the Valeant Board shall irrevocably declare that the transactions contemplated by this Agreement constitute a change in control (or the equivalent thereof) under the Biovail Benefit Plans (and awards thereunder), the Biovail Benefit Agreements, the Valeant Benefit Plans (and awards thereunder) and the Valeant Benefit Agreements, as the case may be.

SECTION 6.05.  Indemnification, Exculpation and Insurance.  (a)  For a period of six years from the Effective Time, Biovail shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of any certificate of incorporation and by-laws or similar organization documents of each of Biovail, the Biovail Subsidiaries, Valeant and the Valeant Subsidiaries in effect immediately prior to the Effective Time and with respect to acts or omissions prior to the Effective Time or in any indemnification agreements of Biovail, the Biovail Subsidiaries, Valeant or the Valeant Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time and with respect to acts or omissions prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of Biovail’s or the Surviving Company’s certificate of incorporation and by-laws in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of  Biovail, any of the Biovail Subsidiaries, Valeant or any of the Valeant Subsidiaries.

(b)    For a period of six years after the Effective Time, Biovail shall indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors and employees of Biovail or the Biovail Subsidiaries or were serving at the request of Biovail as an officer, director or employee of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the “Biovail Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of Biovail or any of the Biovail Subsidiaries at any time prior to the Effective Time to the extent provided under the Biovail Charter or Biovail Bylaws in effect on the date of this Agreement (including with respect to the advancement of expenses).

(c)  For a period of six years after the Effective Time, Biovail shall, and shall cause the Surviving Company to, indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors and employees of Valeant or the Valeant Subsidiaries or were serving at the request of Valeant as an officer, director or employee of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the “Valeant Indemnitees” and, together with the Biovail Indemnitees, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of Valeant or any of the Valeant Subsidiaries at any time prior to the Effective Time to the extent provided under the Valeant Charter or Valeant Bylaws in effect on the date of this Agreement (including with respect to the advancement of expenses).  Biovail shall, and shall cause the Surviving Company to, honor all indemnification agreements with the Indemnitees (including under the Valeant Bylaws) in effect as of the date of this Agreement in accordance with the terms thereof.

(d)  For six years after the Effective Time, Biovail shall procure the provision of officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by Biovail’s officers’ and directors’ liability insurance policy on terms with respect to coverage and in amounts no less than those of the policy in effect on the date of this Agreement.  In lieu of such insurance, prior to the Closing Date, Biovail may, following consultation with Valeant, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for Biovail and its respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Biovail, in which event Biovail shall cease to have any obligations under the first sentence of this Section 6.05(d).

(e)  For six years after the Effective Time, Biovail shall procure the provision of officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by Valeant’s officers’ and directors’ liability insurance policy on terms with respect to coverage and in amounts no less than those of the policy in effect on the date of this Agreement.  In lieu of such insurance, prior to the Closing Date, Valeant may, following consultation with Biovail, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for Valeant and its respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Valeant, in which event Biovail or the Surviving Company, as the case may be, shall cease to have any obligations under the first sentence of this Section 6.05(e).

(f)  In the event that Biovail or the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, Biovail shall cause proper provision to be made so that the successors and assigns of Biovail or the Surviving Company, as the case may be, assume the obligations set forth in this Section 6.05.

(g)  The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  Biovail shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.05, provided that such Indemnitee is successful in enforcing any such enforcement claim.

SECTION 6.06.  Fees and Expenses.  (a)  Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b)  BAC shall pay (provided that if BAC fails to pay when due, Biovail will pay when due on behalf of BAC) to Valeant a fee of $100,000,000 (the “Biovail Termination Fee”) if:

(i) Valeant terminates this Agreement pursuant to Section 8.01(e); provided that if either Valeant or Biovail terminates this Agreement pursuant to Section 8.01(b)(iii) at any time after Valeant would have been permitted to terminate this Agreement pursuant to Section 8.01(e), this Agreement shall be deemed terminated pursuant to Section 8.01(e) for purposes of this Section 6.06(b)(i); or

(ii) (A) prior to the Biovail Stockholders Meeting, a Biovail Takeover Proposal shall have been made to Biovail or shall have been made directly to the stockholders of Biovail generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Biovail Takeover Proposal, (B) this Agreement is terminated by Biovail pursuant to (1) Section 8.01(b)(i) and the Biovail Stockholders Meeting has not been held on or prior to the fifth Business Day prior to the date of such termination or (2) Section 8.01(b)(iii) and (C) within 12 months of such termination, Biovail enters into a definitive Contract to consummate a Biovail Takeover Proposal or any Biovail Takeover Proposal is consummated.  For the purposes of Section 6.06(b)(ii)(C) only, the term “Biovail Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(e) except that all references to “20%” therein shall be deemed to be references to “40%”.

Any Biovail Termination Fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.

(c)  Valeant shall pay to Biovail a fee of $100,000,000 (the “Valeant Termination Fee”) if:

(i) Biovail terminates this Agreement pursuant to Section 8.01(f); provided that if either Valeant or Biovail terminates this Agreement pursuant to Section 8.01(b)(iv) at any time after Biovail would have been permitted to terminate this Agreement pursuant to Section 8.01(f), this Agreement shall be deemed terminated pursuant to Section 8.01(f) for purposes of this Section 6.06(c)(i); or

(ii) (A) prior to the Valeant Stockholders Meeting, a Valeant Takeover Proposal shall have been made to Valeant or shall have been made directly to the stockholders of Valeant generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Valeant Takeover Proposal, (B) this Agreement is terminated pursuant to (1) Section 8.01(b)(i) and the Valeant Stockholders Meeting has not been held at or prior to the fifth Business Day prior to the date of such termination or (2) Section 8.01(b)(iv) and (C) within 12 months of such termination, Valeant enters into a definitive Contract to consummate a Valeant Takeover Proposal or a Valeant Takeover Proposal is consummated.  For the purposes of Section 6.06(c)(ii)(C) only, the term “Valeant Takeover Proposal” shall have the meaning assigned to such term in Section 5.03(e) except that all references to “20%” therein shall be deemed to be references to “40%”.

Any Valeant Termination Fee due under this Section 6.06(c) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.

(d)  Biovail and Valeant acknowledge and agree that the agreements contained in Sections 6.06(b) and 6.06(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Valeant nor Biovail would enter into this Agreement.  Accordingly, if Biovail fails promptly to pay the amount due pursuant to Section 6.06(b) or Valeant fails promptly to pay the amount due pursuant to Section 6.06(c), and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.  In no event shall either party be obligated to pay more than one termination fee pursuant to this Section 6.06.

SECTION 6.07.  Certain Tax Matters.   Each of Valeant, Biovail, BAC and Merger Sub shall use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment and to obtain the Tax opinions described in Sections 7.02(d) and 7.03(d), including by (i) making representations and covenants requested by Tax counsel in order to render such Tax opinions, (ii) not taking any action that such party knows is reasonably likely to prevent such qualification or to prevent the obtaining of such Tax opinions and (iii) executing such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment).  Each of Valeant, Biovail, BAC and Merger Sub shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to Tax counsel in furtherance of such Tax opinions.  Each of Valeant, Biovail, BAC and Merger Sub will report the Merger and the other transactions contemplated by this Agreement in a manner consistent with the Intended Tax Treatment.

SECTION 6.08.  Transaction Litigation.  Biovail shall give Valeant the opportunity to participate in the defense or settlement of any litigation against Biovail or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Valeant, which consent shall not be unreasonably withheld, conditioned or delayed.  Valeant shall give Biovail the opportunity to participate in the defense or settlement of any stockholder litigation against Valeant or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Biovail, which consent shall not be unreasonably withheld, conditioned or delayed.  Without limiting in any way the parties’ obligations under Section 6.03, each of Biovail and Valeant shall cooperate, shall cause the Biovail Subsidiaries and  Valeant Subsidiaries, as applicable, to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in the defense against such litigation.

SECTION 6.09.  Section 16 Matters.  Prior to the Effective Time, Valeant, Biovail and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Valeant Common Stock (including derivative securities with respect to Valeant Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Valeant immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Biovail Common Stock (including derivative securities with respect to Biovail Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Biovail to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.10.  Governance Matters.  Biovail, Merger Sub and Valeant shall take all actions necessary so that the matters set forth on Exhibit A occur on the Closing Date.

SECTION 6.11.  Financing.  (a)   From the date hereof until the earlier of (a) the Closing Date and (b) termination of this Agreement pursuant to Section 8.01, Biovail and Valeant shall use, and shall cause the Biovail Subsidiaries and Valeant Subsidiaries, respectively, to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the financing and related transactions (including the payment, refinancing and tendering of existing indebtedness) (the “Financing”) described in the executed commitment letter attached hereto as Exhibit C (the “Commitment Letter”), including using reasonable best efforts to (i) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter, (ii) satisfy on a timely basis all conditions to obtaining the Financing set forth therein and (iii) consummate the Financing at or prior to Closing, including (A) participating in a reasonable number of meetings, road shows, rating agency sessions and drafting sessions, and participating in reasonable and customary due diligence, (B) furnishing the financial institutions providing or arranging the Financing (the “Financing Sources”) with such financial and other pertinent information as may be reasonably requested to consummate the Financing, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (including any required audits thereof, which shall be unqualified) and of the type and form customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act, (C) assisting the Financing Sources in the preparation of (1) an offering document for any portion of the Financing and (2) materials for rating agency presentations, (D) reasonably cooperating with the marketing efforts for any portion of the Financing and (E) causing their respective independent accountants to provide assistance and cooperation in the Financing, including (1) participating in a reasonable number of drafting sessions and accounting due diligence sessions, (2) providing any necessary consents to use their audit reports relating to Biovail or Valeant, as applicable, and (3) providing any necessary “comfort letters.”  Biovail and Valeant shall, and shall cause their respective Subsidiaries to, refrain from taking, directly or indirectly, any action that would reasonably be expected to result in the failure of any of the conditions contained in the Commitment Letter or in any definitive agreement related to the Financing.  In the event any portion of the Financing becomes unavailable on the terms and conditions set forth in the Commitment Letter, Biovail and Valeant shall use their reasonable best efforts to obtain alternative financing from alternative sources as promptly as reasonably practicable following the occurrence of such event.  Biovail shall give Valeant prompt notice of any material breach by any party to the Commitment Letter of which Biovail becomes aware.  Valeant shall give Biovail prompt notice of any material breach by any party to the Commitment Letter of which Valeant becomes aware.

(b)  All non-public or otherwise confidential information regarding Valeant obtained by Biovail pursuant to the arrangement of the Financing shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that disclosure shall be permitted as necessary and consistent with customary practices in connection with the Financing upon the prior written consent of Valeant (such consent not to be unreasonably withheld, conditioned or delayed).  All non-public or otherwise confidential information regarding Biovail obtained by Valeant pursuant to the arrangement of the Financing shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that disclosure shall be permitted as necessary and consistent with customary practices in connection with the Financing upon the prior written consent of Biovail (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 6.12.  Public Announcements.  Except with respect to any Valeant Adverse Recommendation Change or Biovail Adverse Recommendation Change made in accordance with the terms of this Agreement, Biovail and Valeant shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  Valeant and Biovail agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form agreed to by the parties.

SECTION 6.13.  Stock Exchange Listing.  Biovail  shall use its reasonable best efforts to cause the shares of Biovail Common Stock to be issued (a) in the Merger and (b) upon the conversion of Valeant Convertible Notes, the exercise of Valeant Warrants or Valeant Stock Options or the vesting of Valeant Restricted Stock Units, in each case under this clause (b) following the Effective Time, to be approved for listing on the NYSE and the TSX, in each case subject to official notice of issuance, prior to the Closing Date.  Valeant shall cooperate with Biovail in connection with the foregoing, including the provision of information reasonably requested by Biovail in connection therewith.

SECTION 6.14.  Joinder Agreement.  In the event that Biovail and Valeant agree in writing that a newly-formed, direct or indirect and wholly owned subsidiary of Biovail incorporated under the laws of Delaware (“New Merger Sub”) shall be substituted for Merger Sub for purposes of this Agreement, (i) Biovail and Valeant shall, and Biovail shall cause New Merger Sub to, execute and deliver a joinder agreement with respect to this Agreement, substantially in the form set forth on Exhibit C (the “Joinder Agreement”), (ii) Biovail, as sole stockholder of New Merger Sub, shall, immediately following the execution and delivery of the Joinder Agreement, adopt the Joinder Agreement, and (iii) all references to “Merger Sub” in this Agreement shall be deemed to refer to “New Merger Sub”.

SECTION 6.15.  Entity Name.  The parties shall take all action necessary so that the name of the Combined Company shall be Valeant Pharmaceuticals International, Inc. on the Closing Date.

SECTION 6.16.  Valeant Warrants and Valeant Convertible Notes.

(a)  As and when required by the Valeant Warrants as in effect on the date of this Agreement, and only to the extent any such Valeant Warrants remain outstanding at such time, (i) Valeant shall deliver notice of the proposed record date for the Pre-Merger Special Dividend to the registered holders of any then-outstanding Valeant Warrants, and (ii) Valeant shall furnish to the registered holders of any then-outstanding Valeant Warrants the certificate required by the Valeant Warrants as in effect on the date of this Agreement setting forth the adjustment of the Purchase Price (as defined in the Valeant Warrants) resulting from payment of the Pre-Merger Special Dividend and showing the facts upon which such adjustment is based.

(b)  As and when required by the Valeant Convertible Notes Indenture, as in effect on the date of this Agreement, (i) Valeant shall mail notice of the proposed record date for the Pre-Merger Special Dividend to the Initial Purchasers (as defined in the Valeant Convertible Notes Indenture) and to the Holders (as defined in the Valeant Convertible Notes Indenture) of any then-outstanding Valeant Convertible Notes and shall file such notice with the Trustee (as defined in the Valeant Convertible Notes Indenture), and (ii) Valeant shall notify the Initial Purchasers and the Trustee and mail to Holders of any then-outstanding Valeant Convertible Notes the notice required by the Valeant Convertible Notes Indenture as in effect on the date of this Agreement of the adjustment of the Conversion Rate (as defined in the Valeant Convertible Notes Indenture) resulting from payment of the Pre-Merger Special Dividend and file with the Trustee the required certificate stating the facts requiring such adjustment and the manner of computing it.

(c)  As and when required by the Valeant Warrants as in effect on the date of this Agreement, and only to the extent any such Valeant Warrants remain outstanding at such time, (i) Valeant shall deliver notice of the proposed record date for approval of the Merger to the registered holders of any then-outstanding Valeant Warrants, and (ii) Valeant shall furnish to the registered holders of any then-outstanding Valeant Warrants the certificate required by the Valeant Warrants as in effect on the date of this Agreement setting forth the adjustment to the Valeant Warrants resulting from the Merger and showing the facts upon which such adjustment is based.

(d)  As and when required by the Valeant Convertible Notes Indenture as in effect on the date of this Agreement, (i) Valeant shall mail notice of the proposed record date for approval of the Merger to the Initial Purchasers and to the Holders of any then-outstanding Valeant Convertible Notes and shall file such notice with the Trustee, and (ii) prior to the Effective Time, Biovail and Valeant shall execute and deliver to the Trustee a supplemental indenture to the Valeant Convertible Notes Indenture containing the provisions required by the Valeant Convertible Notes Indenture as in effect on the date of this Agreement, providing that, at the Effective Time, each then-outstanding Valeant Convertible Note shall no longer be convertible into shares of Valeant Common Stock and shall thereafter be convertible solely into the number of shares of Biovail Common Stock that the Holder of such Valeant Convertible Note would have received pursuant to the Merger if such Holder had converted such Valeant Convertible Note immediately before the Effective Time.

SECTION 6.17.  Pre-Merger Special Dividend.  As promptly as practicable following the satisfaction of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 (other than (a) those conditions that by their nature are to be satisfied by actions taken at the Closing but which conditions would be satisfied (including the delivery of officers’ certificates without qualifications or exceptions) if such date were the Closing Date and (b) the contemplated payment of the Pre-Merger Special Dividend), the Valeant Board intends to, subject to applicable Law and the Valeant Charter and Valeant Bylaws, declare a special dividend in an amount equal to $16.77 per share of Valeant Common Stock (subject to customary adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event following the date of this Agreement) (any such dividend, the “Pre-Merger Special Dividend”), and set the record date and payment date for such Pre-Merger Special Dividend in its sole discretion; provided, that each of the record date and payment date for such Pre-Merger Special Dividend shall be one Business Day immediately prior to the Closing Date.

ARTICLE VII

Conditions Precedent

SECTION 7.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Stockholder Approvals.  The Biovail Stockholder Approval and the Valeant Stockholder Approval shall have been obtained.

(b)  Listing.  The shares of Biovail Common Stock issuable (i) as Merger Consideration pursuant to this Agreement and (ii) upon the conversion of Valeant Convertible Notes, the exercise of Valeant Warrants or Valeant Stock Options or the vesting of Valeant Restricted Stock Units, in each case under this clause (ii) following the Effective Time, shall have been approved for listing on the NYSE and the TSX, in each case subject to official notice of issuance and, in the case of the TSX, to the making of certain prescribed filings following the Effective Time.

(c)  Governmental Approvals.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.  If the Merger is subject to the notification provisions of Part IX of the Competition Act, either (i) the Commissioner of Competition or a person authorized by her (the “Commissioner”) shall have issued an advance ruling certificate under Section 102 of the Competition Act or (ii) the applicable waiting period under subsection 123(1) of the Competition Act shall have expired or shall have been terminated early under subsection 123(2) of the Competition Act, or the obligation to submit a notification under Part IX of the Competition Act shall have been waived pursuant to paragraph 113(c) of the Competition Act and, unless waived by Biovail, the Commissioner shall have issued a No-Action Letter.  For the purposes of the preceding sentence, a “No-Action Letter” means written advice to Biovail that the Commissioner presently does not have sufficient grounds on which to apply to the Competition Tribunal under Section 92 or any other section of Part VIII of the Competition Act and, therefore, does not, at such time, intend to make such application with respect to the Merger, such advice not being conditional upon or having terms and conditions that would reasonably be expected to result in a Combined Company Material Adverse Effect.  All Consents, if any, required to be obtained (i) under any other foreign antitrust, competition, foreign investment, trade regulation or similar Laws or (ii) from or of any other Governmental Entity, in each case in connection with the consummation of the Merger and the transactions contemplated by this Agreement, shall have been obtained, except for those Consents which are immaterial to the Combined Company.

(d)  No Legal Restraints.  No applicable Law and no Judgment, preliminary, temporary or permanent, issued by any court or tribunal of competent jurisdiction (collectively, the “Legal Restraints”) shall be in effect, and no suit, action or other proceeding shall have been instituted by any Governmental Entity and remain pending which is reasonably likely to result in a Legal Restraint, in each case, that prevents, makes illegal, or prohibits the consummation of the Merger or that is (i) seeking to prohibit, materially restrain or otherwise materially interfere with the Merger or the ownership or operation of all or any material portion of the business or assets of Valeant or any of the Valeant Subsidiaries or of Biovail or any of the Biovail Subsidiaries or to compel Biovail or any Biovail Subsidiary to dispose of or hold separate all or any material portion of the business or assets of Valeant or any of the Valeant Subsidiaries or of Biovail or any of the Biovail Subsidiaries, or (ii) seeking divestiture of any shares of Valeant Common Stock (or shares of stock of the Surviving Company) or seeking to impose or confirm limitations on the ability of Biovail or any Biovail Subsidiary effectively to exercise full rights of ownership of the shares of Valeant Common Stock (or shares of stock of the Surviving Company), including the right to vote, in the case of clause (i) or clause (ii), which would reasonably be expected (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) to have a Combined Company Material Adverse Effect.

(e)  Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Biovail shall have received all state securities or “blue sky” authorizations necessary for the issuance of the Merger Consideration.

(f)  Financing.  The Financing (or, in the event that alternative financing has been jointly arranged by Biovail and Valeant, the alternative financing) shall have been consummated.

(g)  Pre-Merger Special Dividend.  The Pre-Merger Special Dividend shall have been paid to holders of Valeant Common Stock in accordance with Section 6.17.  For purposes of this Section 7.01(g), the Pre-Merger Special Dividend shall be deemed to have been paid to holders of Valeant Common Stock at the time Valeant irrevocably transfers cash for the Pre-Merger Special Dividend to the relevant paying agent for the benefit of such stockholders.

SECTION 7.02.  Conditions to Obligations of Valeant.  The obligation of Valeant to consummate the  Merger is further subject to the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Biovail, BAC and Merger Sub contained in this Agreement (except for the representations and warranties contained in Section 3.03 and 3.17(c)) shall be true and correct (without giving effect to any limitation as to “materiality” or  “Biovail Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Biovail Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Biovail Material Adverse Effect, and the representations and warranties of Biovail, BAC and Merger Sub contained in Section 3.03 and Section 3.17(c) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).  Valeant shall have received a certificate signed on behalf of each of Biovail, BAC and Merger Sub by an executive officer of each of Biovail, BAC and Merger Sub, respectively, to such effect.

(b)  Performance of Obligations of Biovail, BAC and Merger Sub.  Biovail and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Valeant shall have received a certificate signed on behalf of each of Biovail, BAC and Merger Sub by an executive officer of each of Biovail, BAC and Merger Sub, respectively, to such effect.

(c)  Absence of Biovail Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Biovail Material Adverse Effect.

(d)  Tax Opinion.  Valeant shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Valeant, as of the Closing Date to the effect that the Merger should qualify for the Intended Tax Treatment.  In rendering the opinion described in this Section 7.02(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of Valeant and Biovail.

SECTION 7.03.  Conditions to Obligation of Biovail, BAC and Merger Sub.  The obligations of Biovail, BAC and Merger Sub to consummate the Merger are further subject to the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Valeant contained in this Agreement (except for the representations and warranties contained in Section 4.03 and the third sentence of Section 4.12) shall be true and correct (without giving effect to any limitation as to “materiality” or “Valeant Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Valeant Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Valeant Material Adverse Effect, and the representations and warranties of Valeant contained in Sections 4.03 and the third sentence of Section 4.12 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).  Biovail shall have received a certificate signed on behalf of Valeant by an executive officer of Valeant to such effect.

(b)  Performance of Obligations of Valeant.  Valeant shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Biovail shall have received a certificate signed on behalf of Valeant by an executive officer of Valeant to such effect.

(c)  Absence of Valeant Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Valeant Material Adverse Effect.

(d)  Tax Opinion.  Biovail shall have received the opinion of Cravath, Swaine & Moore LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Biovail, as of the Closing Date to the effect that the Merger should qualify for the Intended Tax Treatment.  In rendering the opinion described in this Section 7.03(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of Valeant and Biovail.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Biovail Stockholder Approval or the Valeant Stockholder Approval:

(a)  by mutual written consent of Valeant and Biovail;

(b)  by either Valeant or Biovail:

(i) if the Merger is not consummated on or before the End Date.  The “End Date” shall mean February 28, 2011; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of a breach of this Agreement by such party or the failure of any representation or warranty of such party contained in this Agreement to be true and correct;

(ii) if the condition set forth in Section 7.01(d) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations to use its reasonable best efforts pursuant to Section 6.03;

(iii) if the Biovail Stockholder Approval is not obtained at the Biovail Stockholders Meeting duly convened (unless such Biovail Stockholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv) if the Valeant Stockholder Approval is not obtained at the Valeant Stockholders Meeting duly convened (unless such Valeant Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c)  by Valeant, if Biovail, BAC or Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Biovail, BAC or Merger Sub contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by Biovail, BAC or Merger Sub, as the case may be, by the End Date or is not cured by Biovail, BAC or Merger Sub, as the case may be, within forty-five days after receiving written notice from Valeant (provided that Valeant is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Valeant contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) or 7.03(b) could not then be satisfied);

(d)  by Biovail, if Valeant breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Valeant contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by Valeant by the End Date or is not cured by Valeant within forty-five days after receiving written notice from Biovail (provided that Biovail is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Biovail contained herein then fails to be true and correct such that the conditions set forth in Section 7.02(a) or 7.02(b) could not then be satisfied);

(e)  by Valeant, in the event that a Biovail Adverse Recommendation Change shall have occurred; provided that Valeant shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the Biovail Stockholder Approval is obtained at the Biovail Stockholders Meeting; or

(f)  by Biovail, in the event that a Valeant Adverse Recommendation Change shall have occurred; provided that Biovail shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(f) if the Valeant Stockholder Approval is obtained at the Valeant Stockholders Meeting.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.01 shall give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

SECTION 8.02.  Effect of Termination.  In the event of termination of this Agreement by either Biovail or Valeant as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Valeant or Biovail, other than Section 3.20, Section 4.20, the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and except in the case of fraud or any intentional misrepresentation by a party or any intentional breach by a party of any covenant or agreement set forth in this Agreement.

SECTION 8.03.  Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Biovail Stockholder Approval or the Valeant Stockholder Approval; provided, however, that (i) after receipt of the Biovail Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Biovail without the further approval of such stockholders, (ii) after receipt of the Valeant Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Valeant without the further approval of such stockholders, (iii) no amendment shall be made to this Agreement after the Effective Time and (iv) except as provided above, no amendment of this Agreement shall require the approval of the stockholders of Biovail or the stockholders of Valeant.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement.  No extension or waiver by Biovail shall require the approval of the stockholders of Biovail unless such approval is required by Law and no extension or waiver by Valeant shall require the approval of the stockholders of Valeant unless such approval is required by Law.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05.  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of Valeant, Biovail, BAC or Merger Sub, action by its Board of Directors or the duly authorized designee of its Board of Directors.  Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of Biovail or Valeant.

SECTION 8.06.  Alternative Structure.  The parties hereby agree to cooperate in the consideration of alternative structures to implement the transactions contemplated by this Agreement as long as there is no change in the economic terms thereof and such alternative structure does not impose any material delay on, or condition to, the consummation of the Merger, or adversely affect any of the parties hereto or either Biovail’s or Valeant’s stockholders or result in additional liability to Biovail’s or Valeant’s directors or officers.

ARTICLE IX

General Provisions

SECTION 9.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Valeant, to:

Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, California 92656
Phone:  (973) 549-5292
Facsimile:  (949) 315-3818

Attention:  Steve T. Min

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Phone:  (212) 735-3000
Facsimile:  (212) 735-2000

Attention:  Stephen F. Arcano, Esq.
    Jeffrey A. Brill, Esq.

(b)  if to Biovail, BAC or Merger Sub, to:

Biovail Corporation
7150 Mississauga Road
Mississauga, Ontario
L5N 8M5
Phone:  (905) 286-3202
Facsimile:  (905) 286-3061

Attention:  Gregory Gubitz

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Phone:  (212) 474-1000
Facsimile:  (212) 474-3700

Attention:  Erik R. Tavzel, Esq.
    Eric L. Schiele, Esq.

SECTION 9.03.  Definitions.  For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that neither ValueAct Capital Master Fund L.P. (“ValueAct”) nor any entity (other than Valeant or the Valeant Subsidiaries) that directly or indirectly controls or is controlled by ValueAct shall be deemed to be an “Affiliate” of Valeant.

“Biovail Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other material Contract between Biovail or any Biovail Subsidiary, on the one hand, and any Biovail Personnel, on the other hand.

“Biovail Benefit Plan” means each (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other material compensation, pension, retirement savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Biovail, any Biovail Subsidiary or any Biovail Commonly Controlled Entity for the benefit of any Biovail Personnel.

“Biovail Commonly Controlled Entity” means any person or entity, other than Biovail and the Biovail Subsidiaries, that, together with Biovail, is treated as a single employer under Section 414 of the Code.

“Biovail Deferred Share Unit” means any deferred share unit payable in shares of Biovail Common Stock or the value of which is determined with reference to the value of shares of Biovail Common Stock, whether granted under any Biovail Stock Plan or otherwise.

“Biovail Material Adverse Effect” means a Material Adverse Effect with respect to Biovail.

“Biovail Personnel” means any current or former director, officer or employee of Biovail or any Biovail Subsidiary.

“Biovail Product” means any biological, drug or consumer product being tested in clinical trials, manufactured, sold or distributed by Biovail or any of the Biovail Subsidiaries.

“Biovail Restricted Stock Unit” means any restricted stock unit payable in shares of Biovail Common Stock or the value of which is determined with reference to the value of shares of Biovail Common Stock, whether granted under any Biovail Stock Plan or otherwise.

“Biovail Stock Option” means any option to purchase Biovail Common Stock, whether granted under any Biovail Stock Plan or otherwise.

“Biovail Stock Plans” means the Biovail 2007 Equity Compensation Plan, the Biovail 2004 Stock Option Plan, the Biovail 1993 Stock Option Plan, the Biovail Deferred Share Unit Plan for Canadian Directors, the Biovail Deferred Share Unit Plan for U.S. Directors and the Biovail Laboratories International SRL Deferred Share Unit Plan.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Valeant, the Valeant Subsidiaries, Biovail and the Biovail Subsidiaries, taken as a whole, combined in the manner currently intended by the parties.

“Combined Company Material Adverse Effect” means a Material Adverse Effect with respect to the Combined Company.

“Equity Award Exchange Ratio” means 1.7809.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, or (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of the individuals set forth in Section 9.03 of the Valeant Disclosure Letter or Section 9.03 of the Biovail Disclosure Letter, as applicable, after having made due inquiry of those persons reporting directly to such individual, but without further investigation by such individual.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect that results from or arises in connection with (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States, Canada or any foreign jurisdiction, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price, credit rating or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (viii) any hurricane, tornado, flood, earthquake or other natural disaster.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Post-Merger Special Dividend” means, subject to the discretion of the Board of the Combined Company and to applicable Law, an amount contemplated to be $1.00 per share of Biovail Common Stock, payable to holders of record of Biovail Common Stock on December 1, 2010 and contemplated to be paid on December 31, 2010, or such other record date and payment date as the Board of the Combined Company shall determine (subject to customary adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event).

“Pre-Merger Special Dividend Adjustment Ratio” means 1.5710.

“Pre-Merger Special Dividend Time” means the time at which payment of the Pre-Merger Special Dividend occurs.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Valeant Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other material Contract between Valeant or any Valeant Subsidiary, on the one hand, and any Valeant Personnel, on the other hand.

“Valeant Benefit Plan” means each (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other material compensation, pension, retirement savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Valeant, any Valeant Subsidiary or any Valeant Commonly Controlled Entity for the benefit of any Valeant Personnel.

“Valeant Commonly Controlled Entity” means any person or entity, other than Valeant and the Valeant Subsidiaries, that, together with Valeant, is treated as a single employer under Section 414 of the Code.

“Valeant ESPP” means the Valeant 2009 Employee Stock Purchase Plan.

“Valeant Material Adverse Effect” means a Material Adverse Effect with respect to Valeant.

                                 “Valeant Personnel” means any current or former director, officer or employee of Valeant or any Valeant Subsidiary.

“Valeant Product” means any biological, drug or consumer product being tested in clinical trials, manufactured, sold or distributed by Valeant or any of the Valeant Subsidiaries.

“Valeant Restricted Stock Unit” means any restricted stock unit payable in shares of Valeant Common Stock or the value of which is determined with reference to the value of shares of Valeant Common Stock, whether granted under any Valeant Stock Plan or otherwise.

“Valeant Stock Option” means any option to purchase Valeant Common Stock, whether granted under any Valeant Stock Plan or otherwise.

“Valeant Stock Plans” means the Valeant 2006 Equity Incentive Plan and the Valeant 2003 Equity Incentive Plan.

SECTION 9.04.  Interpretation.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to a person are also to its permitted successors and assigns.  Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

SECTION 9.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 9.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Biovail Disclosure Letter, the Valeant Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.05, is not intended to confer upon any Person other than the parties any rights or remedies.

SECTION 9.08.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

SECTION 9.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10.  Specific Enforcement.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware.

SECTION 9.11.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Valeant, Biovail, BAC and Merger Sub have duly executed this Agreement, both as of the date first written above.

VALEANT PHARMACEUTICALS INTERNATIONAL,

by
/s/ J. Michael Pearson
Name: J. Michael Pearson
Title: Chief Executive Officer

BIOVAIL CORPORATION,

by
/s/ William M. Wells
Name: William M. Wells
Title: Chief Executive Officer

BIOVAIL AMERICAS CORP.,

by
/s/ Gilbert Godin
Name: Gilbert Godin
Title: President

BEACH MERGER CORP.,

by
/s/ William M. Wells
Name: William M. Wells
Title: President

Index of Defined Terms

Term	Section

Accelerated RSU	6.04(b)
Accelerated Valeant RSU Shares	6.04(b)
Acquisition Agreement	5.02(b)
Affiliate	9.03
Agreement	Preamble
Appraisal Shares	2.01(d)
BAC	Preamble
Biovail	Preamble
Biovail Adverse Recommendation Change	5.02(b)
Biovail Benefit Agreement	9.03
Biovail Benefit Plan	9.03
Biovail Board	3.04(a)
Biovail By-laws	3.01
Biovail Capital Stock	3.03(a)
Biovail Charter	3.01
Biovail Class A Stock	3.03(a)
Biovail Common Stock	2.01(c)
Biovail Commonly Controlled Entity	9.03
Biovail Convertible Notes	3.03(a)
Biovail Deferred Share Unit	9.03
Biovail Disclosure Letter	Article III
Biovail Financial Advisor	3.20
Biovail Indemnitees	6.05(b)
Biovail Intervening Event	5.02(b)
Biovail Material Adverse Effect	9.03
Biovail Material Contract	3.14(b)
Biovail Notice of Recommendation Change	5.02(b)
Biovail Permits	3.01
Biovail Personnel	9.03
Biovail Product	9.03
Biovail Regulatory Agency	3.17(a)
Biovail Regulatory Permits	3.17(a)
Biovail Reporting Documents	3.06(a)
Biovail Restricted Stock Unit	9.03
Biovail-selected Directors	Exhibit A
Biovail Stock Option	9.03
Biovail Stock Plans	9.03
Biovail Stockholder Approval	3.04(a)
Biovail Stockholders Meeting	3.04(a)
Biovail Subsidiaries	3.01(a)
Biovail Takeover Proposal	5.02(e)
Biovail Termination Fee	6.06(b)
Biovail Voting Debt	3.03(b)
Business Day	9.03
Canadian Securities Authorities	3.05(b)
Canadian Securities Laws	3.05(b)
CBCA	3.03(b)
CDSA	3.17(a)

Certificate	2.01(c)
Certificate of Merger	1.03
chief executive officer	3.06(d)
chief financial officer	3.06(d)
Closing	1.02
Closing Date	1.02
Code	9.03
Combined Company	9.03
Combined Company Material Adverse Effect	9.03
Commissioner	7.01(c)
Commitment Letter	6.11(a)
Competition Act	3.05(b)
Confidentiality Agreement	6.02
Consent	3.05(b)
Contract	3.05(a)
Converted Shares	2.01(a)
DGCL	1.01
Effective Time	1.03
End Date	8.01(b)
Environmental Claim	3.13(b)
Environmental Laws	3.13(b)
Equity Award Exchange Ratio	9.03
ERISA	9.03
Exchange Act	3.05(b)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(c)
FCPA	3.12
FDA	3.17(a)
FDCA	3.17(a)
Filed Biovail Contract	3.14(a)
Filed Biovail Reporting Documents	Article III
Filed Valeant Contract	4.14(a)
Filed Valeant Reporting Documents	Article IV
Financing	6.11(a)
Financing Sources	6.11(a)
Food and Drug Act	3.17(a)
Form S-4	3.05(b)
GAAP	3.06(b)
Governmental Entity	3.05(b)
Hazardous Materials	3.13(b)
HSR Act	3.05(b)
Indebtedness	9.03
Income Tax Act	3.10(e)
Indemnitees	6.05(c)
Intellectual Property	3.16(a)
Intended Tax Treatment	Recitals
Issued Shares	2.01(a)
Joinder Agreement	6.14
Joint Proxy Statement	6.01(a)
Judgment	3.05(a)
Knowledge	9.03
Law	3.05(a)

Legal Restraints	7.01(d)
Liens	3.02(a)
Material Adverse Effect	9.03
material weakness	3.06(h)
Merger	1.01
Merger Consideration	2.01(c)
Merger Sub	Preamble
Merger Sub Common Stock	2.01(a)
Name Change	3.04(a)
New Independent Director	Exhibit A
New Merger Sub	6.14
No-Action Letter	7.01(c)
NYSE	2.02(e)
Permits	3.01
Person	9.03
PHSA	3.17(a)
Post-Merger Special Dividend	9.03
Pre-Merger Special Dividend	6.17
Pre-Merger Special Dividend Adjustment Ratio	9.03
Pre-Merger Special Dividend Time	9.03
Release	3.13(b)
Representatives	5.02(a)
SEC	3.05(b)
Section 262	2.01(d)
Securities Act	3.05(b)
Share Issuance	3.04(a)
Single Trigger RSU	6.04(b)
significant deficiency	3.06(h)
SOX	3.06(b)
Subsidiary	9.03
Superior Biovail Proposal	5.02(e)
Superior Valeant Proposal	5.03(e)
Surviving Company	1.01
Surviving Company Common Stock	2.01(a)
Tax Return	9.03
Taxes	9.03
TSX	3.04(a)
Valeant	Preamble
Valeant 3.0% Convertible Notes	4.03(a)
Valeant Adverse Recommendation Change	5.03(b)
Valeant Adjusted PSU	6.04(c)
Valeant Adjusted PSU Shares	6.04(c)
Valeant Benefit Agreement	9.03
Valeant Benefit Plan	9.03
Valeant Board	4.04(a)
Valeant Board Nomination Agreement	4.03(c)
Valeant By-laws	4.01
Valeant Capital Stock	4.03(a)
Valeant Charter	4.01
Valeant Common Stock	2.01(b)
Valeant Commonly Controlled Entity	9.03
Valeant Convertible Notes	4.03(a)
Valeant Convertible Notes Indenture	4.03(b)

Valeant Disclosure Letter	Article IV
Valeant ESPP	9.03
Valeant Financial Advisors	4.20
Valeant Indemnitees	6.05(c)
Valeant Intervening Event	5.03(b)
Valeant Material Adverse Effect	9.03
Valeant Material Contract	4.14(b)
Valeant Notice of Recommendation Change	5.03(b)
Valeant Performance-Based Restricted Stock Unit	6.04(c)
Valeant Permits	4.01
Valeant Personnel	9.03
Valeant Preferred Stock	4.03(a)
Valeant Product	9.03
Valeant Regulatory Agency	4.17(a)
Valeant Regulatory Permits	4.17(a)
Valeant Reporting Documents	4.06(a)
Valeant Restricted Stock Unit	9.03
Valeant Stock Option	9.03
Valeant Stock Plan Assumption	6.04(e)
Valeant Stock Plans	9.03
Valeant Stockholder Approval	4.04(a)
Valeant Stockholders Meeting	4.04(a)
Valeant Subsidiaries	4.01
Valeant Takeover Proposal	5.03(e)
Valeant Time-Based Restricted Stock Units	6.04(b)
Valeant Termination Fee	6.06(c)
Valeant Voting Debt	4.03(c)
Valeant Warrants	4.03(a)
Valeant-selected Directors	Exhibit A

EXHIBIT A

Governance Matters

(a) Biovail shall take all necessary action to cause, effective at the Effective Time, William M. Wells to be appointed as non-executive Chairman of the Board of the Combined Company.  If Mr. William M. Wells is not a member of the Biovail Board immediately prior to the Effective Time, Valeant and Biovail shall agree upon a replacement from the Biovail Board to be appointed non-executive Chairman of the Board of the Combined Company at the Effective Time.

(b) Biovail shall take all necessary action to cause, effective at the Effective Time, J. Michael Pearson to be appointed the Chief Executive Officer of the Combined Company.  If Mr. Pearson is not the Chief Executive Officer of Valeant immediately prior to the Effective Time, Valeant and Biovail shall agree upon a replacement to be appointed Chief Executive Officer of the Combined Company at the Effective Time.

(c) Biovail shall take all necessary action to cause, effective at the Effective Time, Robert A. Ingram to be appointed as Lead Director of the Board of the Combined Company.  If Mr. Ingram is not a member of the Valeant Board immediately prior to the Effective Time, Valeant and Biovail shall agree upon a replacement from the Valeant Board to be appointed Lead Director of the Board of the Combined Company at the Effective Time.

(d) Biovail shall take all necessary action to cause, effective at the Effective Time, Michael R. Van Every, a resident Canadian (as defined under the Canada Business Corporations Act), to continue as Chairman of the Audit Committee of the Board of the Combined Company.  If Mr. Van Every is not a member of the Biovail Board immediately prior to the Effective Time, Valeant and Biovail shall agree upon a replacement from the Biovail Board to be appointed Chairman of the Audit Committee of the Board of the Combined Company at the Effective Time.

(e) Biovail shall take all necessary action to cause, effective at the Effective Time, the Board of the Combined Company to consist of (i) the four individuals listed above, (ii) three directors selected by Biovail (together with Mr. Van Every (or his replacement), the “Biovail-selected Directors”), one of whom is a resident Canadian (as defined under the Canada Business Corporations Act), (iii) three directors selected by Valeant (together with Mr. Ingram (or his replacement), the “Valeant-selected Directors”), and (iv) one independent director who is recruited by a search firm that is mutually retained by Biovail and Valeant, which director (A) shall be selected by Valeant from a list of candidates presented by such firm, (B) shall be subject to the approval of Biovail and (C) shall be a resident Canadian (as defined under the Canada Business Corporations Act) (the “New Independent Director”).

(f) Biovail shall take all necessary action to cause, effective at the Effective Time, the Chairman of the Compensation Committee of the Board of the Combined Company to be a Biovail-selected Director.  Biovail shall take all necessary action to cause, effective at the Effective Time, the Chairman of each of the Risk and Compliance Committee and the Nominating and Corporate Governance Committee to be a Valeant-selected Director.

A-1

(g) Biovail shall take all necessary action to cause, effective at the Effective Time, each committee of the Board of the Combined Company (other than the Compensation Committee) to have an equal number of Valeant-selected Directors and Biovail-selected Directors as members, provided that such committees may also include the New Independent Director.

(h) Biovail shall take all necessary action to cause, effective at the Effective Time, the Compensation Committee of the Board of the Combined Company to consist of only three members, and Biovail shall take all necessary action to cause, effective at the Effective Time, two of the members of the Compensation Committee of the Board of the Combined Company to be Valeant-selected Directors.

(i) No committee of the Board of the Combined Company other than those identified in this Exhibit A shall be formed prior to the first meeting of the Biovail Board following such time as the Valeant-selected Directors are appointed to the Board of the Combined Company without the written consent of Valeant.

A-2

EXHIBIT B

Form of Joinder Agreement

JOINDER AGREEMENT (this “Agreement”), dated as of [•], 2010, among Valeant Pharmaceuticals International, a Delaware corporation (“Valeant”), Biovail Corporation, a Canadian corporation (“Biovail”), and [New Merger Sub], a Delaware corporation (“New Merger Sub”).

WHEREAS, Section 6.14 of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 20, 2010, between Valeant, Biovail, Biovail Americas Corp., a Delaware corporation, and Beach Merger Corp., a Delaware corporation (“Merger Sub”), contemplates that New Merger Sub will become a party to the Merger Agreement; and

WHEREAS, Valeant, Biovail and New Merger Sub have agreed that New Merger Sub will become a party to the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

SECTION 1.01.  Each capitalized term used but not defined herein shall has the meaning assigned to it in the Merger Agreement.

SECTION 1.02.  All references in the Merger Agreement to “Merger Sub” shall be deemed to refer to “New Merger Sub.”

SECTION 1.02.  Biovail and New Merger Sub jointly and severally represent and warrant to Valeant that the statements contained in this Section 1.03 are true and correct:

(a)  BAC is the sole stockholder of New Merger Sub.  Since its date of formation, New Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations under this Agreement and the Merger Agreement and matters ancillary thereto.

(b)  New Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its respective obligations under this Agreement and the Merger Agreement and to consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, subject, in the case of the Share Issuance, to the receipt of the Biovail Stockholder Approval and, in the case of the Merger, for the approval of this Agreement by Biovail as the sole stockholder of New Merger Sub.  The Board of Directors of New Merger Sub has adopted resolutions, by unanimous written consent, (i) approving this Agreement, (ii) determining that the terms of this Agreement are in the best interests of New Merger Sub and Biovail, as its sole stockholder, (iii) declaring this Agreement advisable and (iv) recommending that Biovail, as sole stockholder of New Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Biovail, as sole stockholder of New Merger Sub, for adoption.  Such resolutions have not been amended or withdrawn.  Except (A) solely in the case of the Share Issuance, for the Biovail Stockholder Approval and (B) solely in the case of the Merger, for the adoption of the Joinder Agreement by Biovail as the sole stockholder of New Merger Sub, no other corporate proceedings on the part of New Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement and Merger Agreement (except for the filing of the appropriate merger documents as required by the DGCL).  New Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Biovail and Valeant, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 1.03.  New Merger Sub hereby becomes a party to the Merger Agreement with the same force and effect as if originally named as a party therein and hereby agrees to all the terms and provisions of the Merger Agreement applicable to it.

SECTION 1.04.  This Agreement shall for all purposes be deemed to be a part of the Merger Agreement and shall be subject to all of the provisions thereof.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Valeant, Biovail and Merger Sub have duly executed this Agreement, all as of the date first written above.

VALEANT PHARMACEUTICALS INTERNATIONAL,

by

Name:
Title:

BIOVAIL CORPORATION,

by

Name:
Title:

BIOVAIL AMERICAS CORP.,

by

Name:
Title:

BEACH MERGER CORP.,

by

Name:
Title:

EXHIBIT C

Commitent Letter

GOLDMAN SACHS BANK USA GOLDMAN SACHS LENDING PARTNERS LLC 200 West Street New York, New York 10282	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	JEFFERIES GROUP, INC. 520 Madison Avenue New York, New York 10022

PERSONAL AND CONFIDENTIAL

June 20, 2010

Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, California 92656
Attention: Peter Blott

Biovail Corporation
7150 Mississauga Road
Mississauga, Ontario
L5N 8M5
Attention: Peggy Mulligan

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which each of Goldman Sachs Bank USA (“GS Bank”), Goldman Sachs Lending Partners LLC (“GSLP” and, together with GS Bank, “Goldman Sachs”), Jefferies Group, Inc. (“Jefferies”) and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”, and together with Goldman Sachs and Jefferies, the “Commitment Parties”) is exclusively authorized by Valeant Pharmaceuticals International, a Delaware corporation (the “Company”) and Biovail Corporation, a Canadian corporation (together with its subsidiaries, the “Merger Party” and, together with the Company, “you”), to act as joint lead arranger, joint bookrunner and joint syndication agent in connection with, and commits to provide the financing for, certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B and C hereto (collectively, this “Commitment Letter”). Capitalized terms used but not defined herein have the respective meanings given in the Annexes hereto.

You have informed the Commitment Parties that the Company intends to consummate a merger transaction with the Merger Party, pursuant to which the Company will merge (the “Merger”) with and into a newly-formed, wholly-owned subsidiary of the Merger Party, with the Company as the surviving entity. In connection with, and immediately prior to, the Merger, the Company will (i) tender for or call for redemption all of the Company’s 8.375% Senior Notes due 2016 (the “2016 Notes”) and all of the Company’s 7.625% Senior Notes due 2020 (the “2020 Notes” and, together with the 2016 Notes, the “Existing Notes”) and solicit consents from the holders of the Existing Notes to amend the indentures pursuant to which the Existing Notes were issued (the repayment of such Existing Notes, along with any related fees, expenses and premiums, and the consent solicitation of the holders of the Existing Notes, along with any related fees and expenses, collectively, the “Refinancing”) upon terms and conditions reasonably satisfactory to the Commitment Parties and (ii) pay a cash dividend of $1,314.0 million to the Company’s existing shareholders (the “Dividend”). You have also informed us that the Refinancing, the Dividend, the Post-Merger Special Dividend (as defined in the Merger Agreement), the Transaction Expenses and the working capital requirements of the Company and the Merger Party after consummation of the Merger will be financed from the following sources:

●	$500.0 million under a senior secured term loan A facility (the “Term A Facility”) having the terms set forth on Annex B;

●
up to $2,272.0 million under a senior secured term loan B facility (the “Term B Facility” and, together with the Term A Facility, the “Term Facilities”) having the terms set forth on Annex B, which shall be available to the Company as follows:

○	up to $1,972.0 million shall be available on the Closing Date to fund the Refinancing and the Dividend;

○
$300.0 million shall be available on or prior to the later of (i) December 31, 2010 or (ii) 60 days after the Closing Date, to fund the Post-Merger Special Dividend to the shareholders of Parent after the consummation of the Merger;

provided that the amount of the Term B Facility available to the Company on the Closing Date shall be reduced on a dollar-for-dollar basis by (i) the net proceeds of any issuance of debt securities (the “Securities”) consummated by the Company after the date hereof and on or prior to the Closing Date, (ii) the aggregate principal amount of Existing Notes that remain outstanding on the Closing Date, after giving effect to the making of the loans under the Senior Facilities and the Refinancing and (iii) 50% of the net proceeds from the sale of properties or assets or any interests therein that, individually or in a series of related transactions, generate net proceeds in excess of $25.0 million, until the aggregate net proceeds after the date hereof equals $400.0 million and then 100% of any additional asset sale proceeds (except for sales of pharmaceutical products in the ordinary course of business, which shall not be subject to this clause (iii)); and

●	$250.0 million under a senior secured revolving credit facility (the “Revolving Facility”; and, together with the Term Facilities, the “Senior Facilities”) having the terms set forth on Annex B.

1.           Commitments: Titles and Roles.

Each of GSLP, Morgan Stanley and Jefferies is pleased to confirm its commitment to act, and you hereby appoint each of GSLP, Morgan Stanley and Jefferies to act, as joint lead arranger, joint bookrunner and joint syndication agent in connection with the Senior Facilities and (i) GS Bank is pleased to advise you of its several (but not joint) commitment to provide the Borrower with 45% of the Senior Facilities, (ii) Morgan Stanley is pleased to advise you of its several (but not joint) commitment to provide the Borrower with 45% of the Senior Facilities, and (iii) Jefferies is pleased to advise you of its several (but not joint) commitment to provide the Borrower with 10% of the Senior Facilities, in each case on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (referred to below).  In addition, you hereby appoint GSLP to act as administrative agent (the “Administrative Agent”) for the Senior Facilities.  You agree that GSLP will have “left” placement in any and all marketing materials or other documentation used in connection with the Senior Facilities.  You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Senior Facilities unless you and we shall so agree.  Our fees for our commitment and for services related to the Senior Facilities are set forth in a separate fee letter (the “Fee Letter”) entered into by the Company, the Merger Party and the Commitment Parties on the date hereof.

2

2.           Conditions Precedent.

Each Commitment Party’s commitment and agreements hereunder are subject to the following condition: since January 1, 2010, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined below) on either the Company and its subsidiaries or the Merger Party.  Each Commitment Party’s commitments and agreements are also subject to the satisfactory negotiation, execution and delivery of appropriate definitive loan documents relating to the Senior Facilities including, without limitation, credit agreements, guarantees, security agreements, pledge agreements, real property security agreements, opinions of counsel and other related definitive documents (collectively, the “Loan Documents”) to be based upon and substantially consistent with the terms set forth in this Commitment Letter (it being agreed that the Loan Documents shall not contain any conditions precedent to the initial borrowing under the Senior Facilities on the Closing Date other than the conditions precedent expressly set forth herein and in Annexes B and C hereto, and the terms of the Loan Documents will be such that they do not impair the availability of the Senior Facilities on the Closing Date if such conditions are satisfied, it being understood that, to the extent the creation or perfection of any security interest in the collateral (as contemplated in Annex B hereto) is not or cannot be provided or perfected on the Closing Date (other than (i) the pledge and perfection of collateral with respect to which a lien may be perfected solely by the filing of financing statements under the Uniform Commercial Code, (ii) filings with the U.S. patent and trademark office and the U.S. copyright office with respect to intellectual property collateral and (iii) to the extent applicable, the delivery of certificated securities representing intercompany debt or equity interests required to constitute collateral and related security powers) after your use of commercially reasonable efforts to do so, then the creation or perfection, as the case may be, of such security interest shall not constitute a condition precedent to the availability of the Senior Facilities on the Closing Date, but shall instead be provided as promptly as reasonably practicable after the Closing Date (and in any event within 30 days after the Closing Date plus any extensions granted by the Administrative Agent in its sole discretion) pursuant to arrangements to be mutually agreed upon by the Company and the Administrative Agent).  Each Commitment Party’s commitment is also subject to the Company having entered into an engagement letter with one or more investment banks (the “Investment Banks”) reasonably acceptable to the Commitment Parties, pursuant to which the Company engaged the Investment Banks in connection with a potential issuance of Securities.

As used in the prior paragraph, “Material Adverse Effect” means, with respect to any person, any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such person and its subsidiaries, taken as a whole, excluding any effect that results from or arises in connection with (i) changes or conditions generally affecting the industries in which such person and any of its subsidiaries operate, except to the extent such effect has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in the industries in which such person and any of its subsidiaries operate, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States, Canada or any foreign jurisdiction, except to the extent such effect has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in the industries in which such person and any of its subsidiaries operate, (iii) any failure, in and of itself, by such person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the execution and delivery of the Merger Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of such person or any of its subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price, credit rating or trading volume of such person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) any change in applicable Law (as defined in the Merger Agreement), regulation or GAAP (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in the industries in which such person and any of its subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement or (viii) any hurricane, tornado, flood, earthquake or other natural disaster.

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Notwithstanding anything in this Commitment Letter, the Fee Letter or the Loan Documents to the contrary, the only representations relating to the Company, the Merger Party and their respective subsidiaries the accuracy of which will be a condition to the availability of the Senior Facilities on the Closing Date will be (i) the representations made by or with respect to the Company, the Merger Party and their respective subsidiaries in the Merger Agreement (but only to the extent that the Company or the Merger Party has the right to terminate its obligations under the Merger Agreement or decline to consummate the Merger as a result of a breach of such representations and warranties in the Merger Agreement) and (ii) the Specified Representations (as defined below).

As used herein, “Specified Representations” means representations relating to incorporation or formation; organizational power and authority to enter into the documentation relating to the Senior Facilities; due execution; delivery and enforceability of such documentation; solvency; no conflicts with laws; charter documents or material agreements; Federal Reserve margin regulations; the Investment Company Act, Patriot Act; status of the Senior Facilities as first lien senior debt; and, except as provided above, the creation, perfection and priority of the security interests granted in the proposed collateral.

3.           Syndication.

The Arrangers intend, and reserve the right, to syndicate the Senior Facilities to the Lenders promptly following the date hereof, and you acknowledge and agree that the commencement of syndication shall occur in the discretion of the Arrangers.  The Arrangers will select the Lenders after consultation with you.  The Arrangers will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter.  The Arrangers will, in consultation with you, determine the final commitment allocations and will notify the Company of such determinations.  You agree to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending relationships of the Company and the Merger Party and their respective subsidiaries.  To facilitate an orderly and successful syndication of the Senior Facilities, you agree that, until the earliest of (x) the termination of the syndication as determined by the Arrangers, (y) the consummation of a Successful Syndication (as defined in the Fee Letter) and (z) 90 days after the Closing Date, neither the Company nor the Merger Party (including, in each case, their respective subsidiaries) will syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt facility or any debt or equity security of the Merger Party or the Company or any of their respective subsidiaries or affiliates (other than (a) the Senior Facilities and other indebtedness contemplated hereby to remain outstanding after the Closing Date and (b) the issuance of (i) common equity of the Merger Party to shareholders of the Company on the Closing Date, (ii) the Securities (if any), (iii) equity issued in connection with the conversion of any convertible debt securities of the Company or the Merger Party, hedging arrangements or warrants and (iv) equity pursuant to employee stock plans of the Company and the Merger Party and other similar arrangements to be mutually agreed upon by you and the Arrangers) without the prior written consent of the Arrangers.

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You agree to cooperate with the Commitment Parties, in connection with (i) the preparation of one or more information packages regarding the business, operations and financial projections of the Company and the Merger Party (collectively, the “Confidential Information Memorandum”) including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of the Company or the Merger Party deemed reasonably necessary by the Commitment Parties to complete the syndication of the Senior Facilities including, without limitation, using commercially reasonable efforts to obtain (a) a public corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”) for the Company, (b) a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”)) for the Company and (c) a public credit rating for the Senior Facilities from each of Moody’s and S&P, and (ii) the presentation of one or more information packages reasonably acceptable in format and content to the Commitment Parties (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Senior Facilities (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Company and the Merger Party with prospective Lenders and participation of such persons in meetings).  You further agree that the commitments and agreements of the Commitment Parties hereunder are conditioned upon your satisfaction of the requirements of the foregoing provisions of this paragraph by a date sufficient to afford the Arrangers a period of at least 30 consecutive days following the launch of the general syndication of the Senior Facilities to syndicate the Senior Facilities prior to the Closing Date (as defined in Annex B); provided that such period will not include any day from and including August 23, 2010 through September 6, 2010 or December 18, 2010 through January 3, 2011.  You will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation (other than, in each case, any information contained therein that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties) and all other information, documentation or materials delivered to the Arrangers in connection therewith (collectively, the “Information”) and you acknowledge that the Commitment Parties will be using and relying upon the Information without independent verification thereof.  You agree that Information regarding the Senior Facilities and Information provided by the Company and the Merger Party or their respective representatives to the Arrangers in connection with the Senior Facilities (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous securities issuances by the Company or the Merger Party) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Senior Facilities or otherwise, in accordance with the Arrangers’ standard syndication practices, and you acknowledge that neither the Arrangers nor any of their affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except, in the case of damages to you but not to any other person, to the extent such damages are found by a final judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of any Arranger or any of its affiliates or any of their respective directors, employees, advisors or agents.

You acknowledge that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Company, the Merger Party or their respective affiliates or any of its or their respective securities) (each, a “Public Lender”).  At the request of the Arrangers, you agree to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Company, the Merger Party or their respective affiliates or securities.  It is understood that in connection with your assistance described above, at the request of the Arrangers, you will provide, and cause all other applicable persons to provide, authorization letters to the Arrangers authorizing the distribution of the Information to prospective Lenders, containing a representation to the Arrangers that the public-side version does not include material non-public information about the Company, the Merger Party or their respective affiliates or its or their respective securities.  In addition, you will clearly designate as such all Information provided to the Commitment Parties by or on behalf of the Company or the Merger Party which is suitable to make available to Public Lenders.  You acknowledge and agree that the following documents may be distributed to Public Lenders, unless you advise the Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Lenders that are not Public Lenders: (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Senior Facilities.

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4.           Information.

You represent and covenant that (i) all written Information (other than financial projections and information of a general economic or industry specific nature) provided directly or indirectly by the Merger Party or the Company to the Commitment Parties or the Lenders in connection with the transactions contemplated hereunder is and will be, when furnished and when taken as a whole and giving effect to all supplements thereto, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) the financial projections that have been or will be made available to the Arrangers or the Lenders in connection with the transactions contemplated hereunder by or on behalf of the Company or the Merger Party have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.  You agree that if at any time prior to the Successful Syndication of the Senior Facilities as determined by the Arrangers, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.

5.           Indemnification and Related Matters.

In connection with arrangements such as this, it is the Commitment Parties’ policy to receive indemnification.  You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.           Assignments; Amendments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  Each of the Commitment Parties may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates (provided that such affiliates agree to abide by the confidentiality provisions of Section 7 of this Commitment Letter) and, as provided above, to any Lender prior to the Closing Date; provided that any assignment by a Commitment Party to any potential Lender made prior to the Closing Date shall not relieve such Commitment Party of its obligations set forth herein to fund that portion of the commitments so assigned.  Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

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7.           Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement are exclusively for the information of the Company and the Merger Party and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Company’s and the Merger Party’s respective directors, employees, agents and advisors who are directly involved in the consideration of the Senior Facilities and who have been informed by you of the confidential nature of such advice and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter, the Fee Letter and such communications and discussions as required by applicable law, rule or regulation or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law), (iii) the terms of this Commitment Letter (but not the Fee Letter or the terms thereof, other than the aggregate amount of financing fees payable to the Commitment Parties) and related communications or discussions in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement and any amendments or supplements thereto contemplated by the Merger Agreement and (iv) the information contained in Annex B to Moody’s and S&P; provided that such information is supplied only on a confidential basis after consultation with the Commitment Parties.

Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you or any of your respective subsidiaries or affiliates; provided, however, that nothing herein will prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to such person’s affiliates and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the borrower and its obligations under the Senior Facilities, in each case, who are advised of the confidential nature of such information, (f) to Moody’s and S&P; provided that such information is limited to Annex B and is supplied only on a confidential basis after consultation with you or (g) for purposes of establishing a “due diligence” defense.  Each Commitment Party’s obligation under this provision shall remain in effect until the earlier of (i) one year from the date hereof and (ii) the date the definitive Loan Documents are entered into by the Commitment Parties, at which time any confidentiality undertaking in the definitive Loan Documents shall supersede this provision.

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8.           Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party, together with its respective affiliates (each collectively, a “Commitment Party Group”), is a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, each Commitment Party Group may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments.  Such investment and other activities may involve securities and instruments of the Company or the Merger Party, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of the Company or the Merger Party, or (iii) have other relationships with either of you.  In addition, each Commitment Party Group may provide investment banking, underwriting and financial advisory services to such other entities and persons.  Each Commitment Party Group may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Company, the Merger Party or such other entities.  The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.  Although each Commitment Party Group in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, no Commitment Party Group shall have any obligation to disclose such information, or the fact that such Commitment Party Group is in possession of such information, to the Company or the Merger Party or to use such information on the Company’s or the Merger Party’s behalf.

Consistent with their respective policies to hold in confidence the affairs of its customers, no Commitment Party Group will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers.  Furthermore, you acknowledge that no Commitment Party Group and none of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Each Commitment Party Group may have economic interests that conflict with yours, or your respective equity holders and/or affiliates.  You agree that each Commitment Party Group will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party Group and the Company or the Merger Party or your respective equity holders or affiliates.  You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Party Groups, on the one hand, and the Company, on the other, and in connection therewith and with the process leading thereto, (i) no Commitment Party Group has assumed (A) an advisory or fiduciary responsibility in favor of the Company or the Merger Party or your respective equity holders or affiliates with Company or the Merger Party or your respective equity holders or affiliates with respect to the financing transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party has advised, is currently advising or will advise the Company, its equity holders or its affiliates on other matters) or any other obligation to the Company or the Merger Party except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Commitment Party Group is acting solely as a principal and not as the agent or fiduciary of the Company, its management, equity holders, affiliates, creditors or any other person.  Each of you acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto.  You each agree that you will not claim that any Commitment Party Group has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company or the Merger Party, in connection with such transactions or the process leading thereto.

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Without limiting any other provision of this Section 8, the Company and the Merger Party (i) expressly agree that this Commitment Letter and the Fee Letter are being addressed to each of you solely at your mutual request, (ii) acknowledge that circumstances may arise where the interests of the Company and the Merger Party hereunder and/or under the Fee Letter are adverse to one another and (iii) agree not to assert any claim that you might allege based on any actual or potential conflict arising from the fact that both of you are parties to this Commitment Letter and the Fee Letter including, but not limited to, any such claim arising or resulting from the separate retention by either of the Company or the Merger Party of any Commitment Party or any affiliate thereof as an advisor in connection with the Merger and such Commitment Party’s or such affiliate’s commitments, agreements and acts under this Commitment Letter.

In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning the Company, the Merger Party and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.

In addition, please note that the Commitment Parties do not provide accounting, tax or legal advice.  Notwithstanding anything herein to the contrary, each of the Company and the Merger Party (and each employee, representative or other agent of the Company and the Merger Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Senior Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their and their respective affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.           Miscellaneous.

Each Commitment Party’s commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Merger, (ii) the abandonment or termination of the definitive documentation for the Merger (including the exhibits, schedules and all related documents) (the “Merger Agreement”), (iii) a material breach by the Company or the Merger Party under this Commitment Letter or the Fee Letter and (iv) February 28, 2011, unless the closing of the Senior Facilities, on the terms and subject to the conditions contained herein, has been consummated on or before such date.

The provisions set forth under Sections 3, 4, 5 (including Annex A) and 7 hereof and this Section 9 hereof will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered.  The provisions set forth under Sections 5 (including Annex A) and 7 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder.

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The Company and the Merger Party each agrees for itself and its affiliates that any suit or proceeding arising in respect to this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan in the City of New York, and the Company and the Merger Party each agree to submit to the exclusive jurisdiction of, and to venue in, such court.  Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto.  This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.  The Merger Party shall provide evidence that it has appointed CT Corporation, as its agent for service of process for purpose of the submission to jurisdiction set forth above.

The Commitment Parties hereby notify the Company and the Merger Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors, which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow the Commitment Parties and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf or tif format) will be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Senior Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Senior Facilities.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on June 21, 2010, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us.  If the Commitment Letter and Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.  We look forward to working with you on this transaction.

Very truly yours,
GOLDMAN SACHS BANK USA GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Alexis Maged
Authorized Signatory

Commitment Letter Signature Page

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Christy Silvester
Name: Christy Silvester
Title: Executive Director

Commitment Letter Signature Page

JEFFERIES GROUP, INC.

By:	/s/ Charles J. Hendrickson
Name: Charles J. Hendrickson
Title: Managing Director

Commitment Letter Signature Page

ACCEPTED AND AGREED AS OF
THE DATE FIRST WRITTEN ABOVE:

VALEANT PHARMACEUTICALS
INTERNATIONAL

By:	/s/ J. Michael Pearson
Name: J. Michael Pearson
Title: Chief Executive Officer

Commitment Letter Signature Page

BIOVAIL CORPORATION

By:	/s/ MJ Mulligan
Name: MJ Mulligan
Title: Chief Financial Officer

Commitment Letter Signature Page

Annex A

In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Company or the Merger Party in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters’), the Company and the Merger Party each agree to periodically reimburse each Commitment Party for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.  The Company and the Merger Party each also agrees to indemnify and hold each Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Commitment Party in performing the services that are the subject of the Letters.  If for any reason the foregoing indemnification is unavailable to any Commitment Party or insufficient to hold it harmless, then the Company and the Merger Party will contribute to the amount paid or payable by the Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (:) the Company and the Merger Party and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) the Commitment Parties on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Company and the Merger Party and their respective affiliates, shareholders, partners, members or other equity holders and (ii) the Commitment Parties with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Company and the Merger Party under this paragraph will be in addition to any liability which the Company or the Merger Party may otherwise have, will extend upon the same terms and conditions to any affiliate of a Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and the Merger Party, each Commitment Party, any such affiliate and any such person.  The Company and the Merger Party each also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to the Company or the Merger Party or any person asserting claims on behalf of or in right of the Company or the Merger Party or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company, the Merger Party or their respective affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters.  Each of the Company and the Merger Party agree that, notwithstanding anything in this Commitment Letter to the contrary and without limiting the Commitment Parties rights, remedies and defenses thereunder, in no event shall the Commitment Parties or their partners, members, directors, agents, employees, controlling persons or affiliates be liable (in the aggregate) to the Company or the Merger Party (or their respective shareholders, partners, members or other equity holders) for damages under this Commitment Letter or the Fee Letter or related to the financing contemplated thereby in an amount in excess of $100.0 million.

Annex A-1

Neither the Company nor the Merger Party will be required to indemnify any Commitment Parties for any amount paid or payable by such Commitment Party in the settlement of any action, proceeding or investigation without such party’s consent, which consent will not be unreasonably withheld or delayed; provided that the foregoing indemnity will apply to any such settlement in the event that the Company or the Merger Party, as applicable, were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume.  The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

Annex A-2

Annex B

Summary of the Senior Facilities

This Summary outlines certain terms of the Senior Facilities referred to in the Commitment Letter, of which this Annex B is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Valeant Pharmaceuticals International (the “Borrower”).
Guarantors:
Biovail Corporation (the “Parent”) and, subject to exclusions to be mutually agreed upon by the Borrower and the Administrative Agent, each of the Parent’s existing and subsequently acquired or organized subsidiaries (other than foreign subsidiaries of the Borrower) (collectively, the “Guarantors”) will guarantee (the “Guarantee”) all obligations under the Senior Facilities; provided that Parent and its existing subsidiaries immediately prior to the Merger shall only be Guarantors upon and after the consummation of the Merger.

Purpose/Use of Proceeds:
The proceeds of the Term Facilities will be used to fund the Refinancing, the Dividend, the Post-Merger Special Dividend and all fees and expenses in connection with the Merger (such fees and expenses, the “Transaction Expenses”).  Amounts available under the Revolving Facility will be used to finance transaction expenses related to the Merger, for permitted capital expenditures and permitted acquisitions (subject to customary conditions and pro forma financial tests to be agreed), to provide for the ongoing working capital requirements of Parent and its subsidiaries following the Merger and for general corporate purposes.

Joint Lead Arrangers, Joint Bookrunners and Syndication Agents:
Goldman Sachs Lending Partners LLC (“GSLP”), Jefferies Group, Inc. (“Jefferies”) and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley” and together with GSLP and Jefferies, in their capacities as Joint Lead Arrangers, Joint Bookrunners and Syndication Agents, the “Arrangers”).

Administrative Agent:	Goldman Sachs Lending Partners LLC (in such capacity, the “Administrative Agent”).
Lenders:	Goldman Sachs Bank USA, Morgan Stanley and Jefferies and/or other financial institutions selected by the Arrangers (each, a “Lender” and, collectively, the “Lenders”).
Amount of Senior Facilities:	Up to $3,022.0 million of senior secured bank financing to include:
(i) $500.0 million of a senior secured term loan A (the “Term A Facility”) which will be available on the Closing Date to fund the Refinancing;

Annex B-1

(ii)
up to $2,272.0 million of senior secured term loan B (the “Term B Facility” and, together with the Term A Facility, the “Term Facilities”): (i) up to $1,972.0 million of which will be available on the Closing Date to fund, in part, the Refinancing and to fund the Dividend and (ii) $300.0 million of which shall be available on a delayed-draw basis, each as set forth below under “Availability”; and

(ii)
a $250.0 million senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Facilities, the “Senior Facilities”).  The Revolving Facility (including any Letters of Credit issued thereunder) shall be made available in U.S. dollars.

The amount of the Initial Draw under the Term B Facility (as defined below) shall be reduced dollar-for-dollar by (i) the net proceeds of any Securities issued after the date hereof and prior to the Closing Date, (ii) the aggregate principal amount of the Existing Notes that will remain outstanding on and after the Closing Date, after giving effect to the making of the loans under the Senior Facilities and the Refinancing and (iii) 50% of the net proceeds from the sale of properties or assets or any interests therein that, individually or in a series of related transactions, generate net proceeds in excess of $25.0 million, until the aggregate net proceeds after the date hereof equals $400.0 million and then 100% of any additional asset sale proceeds (except for sales of pharmaceutical products in the ordinary course of business, which shall not be subject to this clause (iii)).

Incremental Facility:
On or before the final maturity date of each the Senior Facilities, the Borrower will have the right, but not the obligation, to increase the amount of the Term B Facility by incurring an incremental term loan facility (the “Incremental Facility”) in an aggregate principal amount not to exceed $250.0 million; provided that (i) no event of default or default exists or would exist after giving effect thereto, (ii) all financial covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and (iii) (a) the yield applicable to the Incremental Facility will not be more than 0.25% higher than the corresponding interest rate for the existing Term B Facility, unless the interest rate margins with respect to the Term B Facility is increased by an amount equal to the difference between the yield with respect to the Incremental Facility and the corresponding interest rate on the Term B Facility, minus 0.25%, (b) the maturity date applicable to the Incremental Facility will not be earlier than the maturity date of the Term B Facility, (c) the weighted average life to maturity of the Incremental Facility will not be shorter than the then remaining weighted average life to maturity of the Term B Facility and (d) all other terms (other than pricing and amortization) of the Incremental Facility, if not consistent with the terms of the existing Term B Facility (except as permitted by subclauses (a), (b) and (c) of this clause (iii), must be reasonably acceptable to the Administrative Agent.  Such increased amounts will be provided by existing Lenders or other persons who become Lenders in connection therewith; provided that no existing Lender will be obligated to provide any such increased portion of the Senior Facilities.

Annex B-2

Availability:
Term A Facility: The entire $500.0 million of the Term A Facility will be available on the Closing Date to fund, in part, the Refinancing and the Transaction Expenses, upon satisfaction of the Initial Draw Conditions (as defined in Annex C to the Commitment Letter).

Term B Facility: Two drawings may be made under the Term B Facility.  The first drawing under the Term Facility (the “Initial Draw”) may be made on the Closing Date to fund, in part, the Refinancing and the Transaction Expenses, upon satisfaction of the Initial Draw Conditions.  The second drawing under the Term B Facility (the “Second Draw”) may be made on the Closing Date to fund the Dividend, upon satisfaction of the Second Draw Conditions (as defined in Annex C to the Commitment Letter).

Delayed-Draw Term B Facility: $300.0 million of the Term B Facility (the “Delayed-Draw Tranche”) will be available to the Borrower on a delayed-draw basis to fund the Post-Merger Special Dividend on or prior to the later of (i) December 31, 2010 or (ii) 60 days after the Closing Date.

Revolving Facility: Amounts available under the Revolving Facility may be borrowed, repaid and reborrowed on and after the Closing Date until the maturity date thereof, including on the Closing Date to fund any original issue discount or upfront fees resulting from the Commitment Party’s exercise of rights under the “Market Flex” provisions of the Fee Letter; provided that after giving effect to all such borrowings on the Closing Date there remains at least $100.0 million of undrawn availability under the Revolving Facility.

Maturities:	Term A Facility: 5 year anniversary of the Closing Date. Term B Facility: 6 year anniversary of the Closing Date. Revolving Facility: 4.5 year anniversary of the Closing Date.
Closing Date:	The date on or before February 28, 2011 on which the initial borrowings under the Term Facilities are made, upon satisfaction of the Initial Draw Conditions (the “Closing Date”).
Amoritization:
Term A Facility: The outstanding principal amount of the Term A Facility will be payable as follows: 10% in years 1 and 2, 20% in years 3 and 4, with the remaining balance due at the maturity of the Term A Facility.

Term B Facility:  The outstanding principal amount of the Term B Facility will be payable in equal quarterly amounts of 1% per annum, with the remaining balance due at the maturity of the Term B Facility.

Revolving Facility:  None.

Annex B-3

Swing Line Loans:	At the option of the Lender providing such swing line loans, a portion of the Revolving Facility to be agreed upon may be made available as swing line loans.
Letters of Credit:
At the option of the issuing bank providing such Letter of Credit, a portion of the Revolving Facility to be agreed upon may be made available for the issuance of letters of credit by an issuing bank to be agreed (“Letters of Credit”).

Interest Rate:	All amounts outstanding under the Senior Facilities will bear interest, at the Borrower’s option, as follows:
With respect to loans made under the Term A Facility and the Revolving Facility:
	(i)	at the Base Rate plus 3.50% per annum; or
	(ii)	at the reserve adjusted Eurodollar Rate plus 4.50% per annum;
With respect to loans made under the Term B Facility:
	(i)	at the Base Rate plus 3.75% per annum; or
	(ii)	at the reserve adjusted Eurodollar Rate plus 4.75% per annum;

provided, that the interest rate margins for the Senior Facilities set forth in clauses (i) and (ii) above with respect to each of the Term A Facility, the Term B Facility and the Revolving Facility shall be (x) decreased by 0.25% if the credit ratings for the Senior Facilities are at least Ba3 (stable) from Moody’s and BB- (stable) from S&P prior to the Closing Date and (y) increased by 0.75% if the credit rating for the Senior Facilities is B2 (stable) or lower from Moody’s or B (stable) or lower from S&P prior to the Closing Date.

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type subject, in the case of the Term B Facility only, to a reserve adjusted Eurodollar Rate “floor” of 1.75% and a Base Rate “floor” of 2.75%.  In no event shall the Base Rate be less than the sum of (i) the one-month reserve adjusted Eurodollar Rate (after giving effect to any reserve adjusted Eurodollar Rate “floor”) plus (ii) the difference between the applicable stated margin for reserve adjusted Eurodollar Rate loans and the applicable stated margin for Base Rate loans.  After the occurrence and during the continuance of an Event of Default, interest on all amounts then outstanding will accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional two percentage points (2.00%) per annum and will be payable on demand.

Annex B-4

Interest Payments:
Quarterly for loans bearing interest by reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three and six months and any other period mutually agreed upon by the Borrower and the Lenders under the Revolving Facility) for loans bearing interest by reference to the Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366 day year with respect to loans bearing interest by reference to the Base Rate).

Interest Rate Protection:
Within 90 days after the Closing Date, the Borrower will obtain from a counterparty satisfactory to the Administrative Agent interest rate protection through interest rate swaps, caps or other agreements satisfactory to the Administrative Agent against increases in the interest rates with respect to a notional amount of indebtedness such that not less than 35% of the total funded indebtedness of the Parent and its subsidiaries outstanding as of the Closing Date will be either (i) subject to such interest rate protection agreements or (ii) fixed rate indebtedness, in each case for a period of not less than three years.

Funding Protection:
Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.  The Loan Documents will contain customary Lender mitigation and replacement provisions.

Commitment Fees:
Commitment fees equal to 0.75% per annum times the daily average undrawn portion of the Revolving Facility (reduced by the amount of Letters of Credit issued and outstanding) will accrue from the Closing Date and will be payable quarterly in arrears.

Delayed Draw Fee:	Commitment fees equal to 0.75% per annum times the undrawn amount of commitments under the Delayed-Draw Tranche will accrue from the Closing Date and will be payable quarterly in arrears.
Letters of Credit Fees:
A fee equal to (i) the applicable margin then in effect for loans bearing interest at the reserve adjusted Eurodollar Rate made under the Revolving Facility, times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, will be payable quarterly in arrears to the Lenders under the Revolving Facility.  In addition, a fronting fee, to be agreed upon between the issuer of each Letter of Credit and the Borrower, will be payable to such issuer, as well as certain customary fees assessed thereby.

Voluntary Prepayments	The Senior Facilities may be prepaid in whole or in part without premium or penalty; provided that loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the Term Facilities will be applied to scheduled amortization payments as directed by the Borrower.

Annex B-5

Mandatory Prepayments:	The following mandatory prepayments will be required (subject to certain customary basket amounts to be negotiated in the definitive Loan Documents):
1.
Asset Sales: Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of Parent or its subsidiaries (in excess of certain thresholds and subject to certain exceptions to be determined), other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and net cash proceeds that are reinvested in other assets useful in the business of the Parent and its subsidiaries within one year of receipt thereof.

2.
Insurance Proceeds: Prepayments in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of the Parent or its subsidiaries, other than net cash proceeds that are reinvested in other assets useful in the business of Parent and its subsidiaries (or used to replace damaged or destroyed assets) within one year of receipt thereof.

3.
Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by the Parent or its subsidiaries (other than indebtedness otherwise permitted under the Loan Documents and other exceptions to be agreed), payable no later than the first business day following the date of receipt.

4.
Equity Offerings: Prepayments in an amount equal to 50% (subject to reductions to a lower percentage upon achievement of certain financial performance measures to be determined) of the net cash proceeds received from the issuance of equity securities of Parent, the Borrower or their respective subsidiaries (other than issuances pursuant to employee stock plans and other exceptions to be mutually agreed upon by the Borrower and the Administrative Agent).

5.
Excess Cash Flow: Prepayments in an amount equal to 50% (subject to reductions to a lower percentage upon achievement of certain financial performance measures to be determined) of “excess cash flow” (to be defined in the applicable Loan Document), payable within 90 days of fiscal year-end (commencing for the fiscal year ended December 31, 2011); provided that voluntary prepayments of loans under the Revolving Facility (to the extent accompanied by a permanent commitment reduction in like amount) or the Term Facilities (other than, in each case, prepayments funded with the proceeds of incurrences of indebtedness, equity issuances or contributions or asset dispositions) shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis.

Annex B-6

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied first pro rata to the Term Facilities (and applied pro rata to remaining scheduled amortization payments and the payments at final maturity); provided that, at the election of holders of loans under the Term B Facility, the portion of proceeds otherwise allocable thereto may be allocated to repay the loans under Term A Facility in full prior to prepayment of the loans under the Term B Facility held by such holders; and, second, to outstanding loans under the Revolving Facility.

Security:
The Senior Facilities, each Guarantee and any interest rate and currency hedging obligations of the Borrower or any Guarantor owed to the Administrative Agent, the Arrangers, any Lender or any affiliate of the Administrative Agent, the Arrangers or any Lender (the “Hedging Obligations”) will be secured by first priority security interests in substantially all assets, including, without limitation, substantially all personal, material and owned real and mixed property of the Borrower and the Guarantors (except as otherwise agreed to by the Arrangers or set forth below).  In addition, the Senior Facilities will be secured by a first priority security interest in 100% of the capital stock of the Borrower and each domestic subsidiary of the Borrower, 65% of the capital stock of each foreign subsidiary of the Borrower, and 100% of the capital stock of each subsidiary of the Parent that is not also a subsidiary of the Borrower, and all intercompany debt.  All security arrangements relating to the Senior Facilities and the Hedging Obligations will be in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers and, subject to the limitations set forth in the Commitment Letter, will be perfected on the Closing Date; provided, that with respect to guarantees and collateral documentation regarding the Merger Party, such documentation shall be been delivered in escrow to counsel to the Arrangers pursuant to instructions providing for the release and effectiveness of such documentation concurrently with the effectiveness of the Merger as set forth in the Merger Certificate (as defined in Annex C to the Commitment Letter).

Annex B-7

Notwithstanding the foregoing, the collateral shall not include: (a) motor vehicles and other assets subject to certificates of title, (b) letter of credit rights (other than letter of credit rights that are supporting obligations), (c) deposit accounts the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses, (d) equity interests in any person that is not a direct or indirect wholly owned subsidiary of the Parent (with subsidiaries the minority interest in which is held by management, directors or employees of the Parent or its subsidiaries or consists of rolled-over equity to be treated as wholly owned for purposes of the foregoing) if the organizational or governance documents of such person prohibit the grant of a security interest therein without the consent of any third party, (e) any license, contract or agreement if the grant of a security interest therein would result in a breach thereof (other than to the extent that any such provision would be rendered ineffective pursuant to applicable provisions of the UCC), (f) any equipment owned by the Borrower or any Guarantor that is subject to a purchase money security interest if the agreement pursuant to which such purchase money security interest has been granted prohibits a grant of a security interest therein without the consent of any third party, (g) leasehold interests and (f) other assets (including owned real property and commercial tort claims) if the Administrative Agent, in consultation with the Borrower, determines that the cost or burden of creating or perfecting a security interest therein shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

Representations and Warranties:
The credit agreement for the Senior Facilities will contain representations and warranties by the Borrower (with respect to the Parent, the Borrower and their respective subsidiaries) as to the following matters: due organization; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the Loan Documents; creation, perfection and priority of security interests; no conflicts; governmental consents; historical and projected financial condition; no material adverse change; no restricted junior payments; absence of material litigation; payment of taxes; title to properties; environmental matters; no defaults under material agreements; Investment Company Act and margin stock matters; ERISA and other employee matters; solvency of the Parent, Borrower and each of the Guarantors, subject to customary assumptions regarding credit support; compliance with laws; full disclosure; and Patriot Act and other related matters.

Covenants:
The definitive Loan Documents for the Senior Facilities will contain financial, affirmative and negative covenants by each of the Parent and the Borrower (with respect to Parent and the Borrower and their subsidiaries) that consist of the following:

- financial covenants:
maximum total leverage ratio, minimum total interest coverage, maximum capital expenditures, with financial definitions and covenant levels to be mutually agreed upon by the Borrower and the Arrangers, and

Annex B-8

- affirmative covenants:
delivery of financial statements and other reports (including the identification of information as suitable for distribution to Public Lenders); maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance; cooperation with syndication efforts; books and records; inspections; annual lender meetings; compliance with laws; environmental matters; additional collateral and guarantors; maintenance of corporate level and facility level ratings; and further assurances, including, in each case, exceptions and baskets to be mutually agreed upon by the Borrower and the Arrangers, and

- negative covenants:
limitations with respect to other indebtedness; liens; negative pledges; restricted junior payments (e.g., no dividends, redemptions or voluntary payments on certain debt); restrictions on subsidiary distributions; investments, mergers and acquisitions; sales of assets (including subsidiary interests); sales and lease-backs; transactions with affiliates; conduct of business; amendments and waivers of organizational documents, junior indebtedness and other material agreements; and changes to fiscal year, including, in each case, exceptions and baskets to be mutually agreed upon by the Borrower and the Arrangers (including, without limitation, to the limitation on restricted junior payments to permit the Dividend and the Post-Merger Special Dividend).

Events of Default:
The definitive Loan Documents for the Senior Facilities will include events of default (and usual and customary grace periods) that consist of the following: failure to make payments when due, cross-default under material indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA, invalidity of security interests in collateral, invalidity of guarantees and “change of control” (to be defined in a manner to be mutually agreed upon by the Borrower and the Arrangers).

Conditions Precedent to the Initial Draw and the Second Draw:
The several obligations of the Lenders to make loans to the Borrower in respect of the Initial Draw and the Second Draw will be subject to the conditions precedent referred to in the Commitment Letter and listed on Annex C attached to the Commitment Letter.

Conditions to All Borrowings:
The making of each extension of credit under the Senior Facilities will be subject to (a) prior written notice of borrowing, (b) the accuracy of representations and warranties that are qualified by materiality and the accuracy in all material respects of the representations and warranties not so qualified (subject to the limitations set forth in the Commitment Letter) and (c) after the Closing Date, the absence of any default or event of default.

Annex B-9

Notwithstanding the foregoing, any fact or matter that would cause a default or event of default on the Closing Date had clause (c) been applicable on the Closing Date shall not result in a failed condition to borrowing on the Closing Date, but, unless cured or waived in accordance with the terms of the Loan Documents, shall constitute a default or event of default, as applicable, immediately thereafter.

In addition, as conditions to the funding of the Delayed-Draw Tranche, (i) the Merger shall have been consummated and become effective and (ii) the Parent shall have declared the Post-Merger Special Dividend to its shareholders.

Assignments and Participations:
The Lenders may assign all or, in an amount of not less than (x) $2.5 million with respect to each of the Term A Facility and the Revolving Facility and (y) $1.0 million with respect to the Term B Facility, any part of, their respective shares of the Senior Facilities to their affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are eligible assignees (to be defined in the Loan Documents) which, in the case of assignments with respect to the Term A Facility and the Revolving Facility (except in the case of assignments made by or to Goldman Sachs), are reasonably acceptable to the Administrative Agent and (except during the existence of an Event of Default) the Borrower, each such consent not to be unreasonably withheld or delayed.  Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents; provided, that assignments made to affiliates and other Lenders will not be subject to the above described consent or minimum assignment amount requirements.  A $3,500 processing fee will be required in connection with any such assignment.  The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective shares of the Senior Facilities.

Requisite Lenders:
Amendments and waivers will require the approval of Lenders holding more than 50% of total commitments or exposure under the Senior Facilities, except that (x) any amendment that would disproportionately affect the obligation of the Borrower to make payment of the loans under either the Revolving Facility or the Term Facilities will not be effective without the approval of holders of more than 50% of such class of loans and (y) with respect to matters relating to the interest rates, maturity, amortization, certain collateral issues and the definition of Requisite Lenders, consent of each Lender directly and adversely affected thereby shall be required.

Taxes:
The Senior Facilities will provide that all payments are to be made free and clear of any taxes (other than franchise taxes, taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever not in existence on the date on which the applicable institution became a Lender.  Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Annex B-10

Indemnity:
The Senior Facilities will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Borrower, the Arrangers, the Administrative Agent and the Lenders.

Governing Law and Jurisdiction:
The Senior Facilities will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Collateral Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury.  New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Counsel to the Arrangers and Administrative Agent:	Cahill Gordon & Reindel LLP.

The foregoing is intended to summarize certain basic terms of the Senior Facilities.  It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Senior Facilities.  Any terms to be set forth in the Loan Documents that are not otherwise set forth in this Summary of Senior Facilities shall be reasonably acceptable to each of the Borrower and the Administrative Agent.

Annex B-11

Annex C

Summary of Conditions Precedent to the Senior Facilities

This Summary of Conditions Precedent outlines the conditions precedent to the Senior Facilities referred to in the Commitment Letter, of which this Annex C is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

A.
Initial Draw Conditions:  The conditions to the Initial Draw (the “Initial Draw Conditions”) shall consist of the following (together with any other conditions to funding expressly set forth in the Commitment Letter and in Annex B thereto):

1.
Acquisition:  The terms of the Merger Agreement (including the exhibits, schedules, disclosure letters and all related documents) will be reasonably satisfactory to the Arrangers; provided that the Arrangers acknowledge that the Merger Agreement draft dated as of June 20, 2010 is reasonably acceptable to the Arrangers.  All conditions precedent to the consummation of the Merger in the Merger Agreement dated as of June 20, 2010 shall have been satisfied or waived, without giving effect to any amendments thereto or any waivers or consents that are materially adverse to the Arrangers or the Lenders in their capacities as Lenders, in each case without the consent of the Arrangers (provided that any (i) change in the form of Merger consideration, (ii) any increase in the Merger consideration or (iii) any decrease in the Merger consideration that is not accompanied by a corresponding dollar-for-dollar reduction in the Dividend and the amount of the Term B Facility, shall be deemed to be materially adverse and require the consent of the Arrangers).

2.
Existing Indebtedness of the Company:  There will not exist (pro forma for the Merger and the financing thereof) any default or event of default under the Company’s 3.0% Convertible Subordinated Notes due 2010 or 4.0% Convertible Subordinated Notes due 2013 (together, the “Convertible Notes”).  Concurrently with the consummation of the Merger and after giving effect to the financing thereof, the Company shall not have any material indebtedness outstanding other than (i) under the Senior Facilities, as contemplated by the Commitment Letter, (ii) the Securities, if issued, and (iii) the Company’s 3.0% Convertible Subordinated Notes due 2010 and 4.0% Convertible Subordinated Notes due 2013.  On or prior to the Closing Date, the Company shall have:

a.
either (i) issued an irrevocable call notice with respect to all of the Existing Notes in accordance with the terms of the indentures governing the Existing Notes and on terms reasonably acceptable to the Commitment Parties or (ii) (A) consummated a tender offer (the “Tender Offer”) with respect to each of the Existing Notes and solicited consents to amendments to the indentures (the “Supplemental Indentures”) related thereto that will eliminate substantially all the covenants contained therein on terms reasonably acceptable to the Commitment Parties, (B) accepted for purchase at least 50.1% of each of the 2016 Notes and the 2020 Notes and (C) entered into the Supplemental Indentures related to each of the 2016 Notes and the 2020 Notes on terms reasonably acceptable to the Commitment Parties; and

b.
repaid in full, terminated and released all liens relating to the Company’s credit and guaranty agreement, dated as of May 26, 2010, between the Company, the guarantors party thereto, GSLP as sole lead arranger and GS Bank, as administrative agent and collateral agent (the “Existing GSLP Facility”).

Annex C-1

3.
Financial Statements.  The Arrangers shall have received (i) at least 30 days prior to the Closing Date, audited financial statements of the Company and the Merger Party for each of the three fiscal years immediately preceding the Merger ended more than 90 days prior to the Closing Date; (ii) as soon as internal financial statements are available, and in any event at least 5 days prior to the Closing Date, unaudited financial statements for any fiscal quarter of the Company and the Merger Party ended after the date of the most recent audited financial statements of such person and more than 45 days prior to the Closing Date; and (iii) customary pro forma financial statements, giving effect to the Merger, the Refinancing, the Dividend, the Senior Facilities and/or Securities and any borrowings thereunder.

4.
Performance of Obligations.  All costs, fees, expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to the Commitment Parties, the Arrangers, the Administrative Agent or the Lenders on the Closing Date shall have been paid to the extent due and the Company and the Merger Party shall have complied in all material respects with all of their respective obligations under the Commitment Letter and the Fee Letter.

5.
Customary Closing Documents.  The Arrangers shall be satisfied that the Company and the Merger Party have complied with the following closing conditions and delivered the following customary documentation relating to the Borrower and all of the Guarantors (including the Merger Party): (i) the delivery of customary legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates as to the Borrower and each of the Guarantors; (ii) absence of pending or ongoing litigation seeking to enjoin the Merger that could reasonably be expected to result in an injunction of the Merger after the funding of the Senior Facilities; (iii) obtaining material third party and governmental consents necessary in connection with the Merger or the financings thereof; (iv) evidence of authority; (v) subject to the limitations set forth in the Commitment Letter, perfection of liens, pledges, and mortgages on the collateral securing the Senior Facilities; (vi) delivery of satisfactory commitments for title insurance; (vii) evidence of customary insurance; and (viii) delivery of a solvency certificate from the chief financial officer of the Borrower in form and substance, and with supporting documentation, reasonably satisfactory to the Administrative Agent, as to the Borrower, Parent and each Guarantor. The Arrangers will have received at least 10 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested at least 15 days prior to the Closing Date; provided, that with respect to guarantees and collateral documentation regarding Parent and each of the Guarantors that is not a subsidiary of the Borrower, such documentation shall be been delivered in escrow to counsel to the Arrangers pursuant to instructions providing for the release and effectiveness of such documentation concurrently with the effectiveness of the Merger as set forth in the Merger Certificate (as defined below).

6.
Maximum Leverage Ratio.  At the time of funding, the total amount of indebtedness will be limited such that the ratio of (i) total indebtedness for Parent and its subsidiaries as of the Closing Date (assuming the consummation of the Merger) to (ii) pro forma consolidated adjusted EBITDA (calculated in accordance with Regulation S-X together with such additional adjustments as the Arrangers agree are appropriate, but not including any synergies relating to the Merger) for the latest four-quarter period for which financial statements are then publicly available will not be greater than 3.75:1.00.

Annex C-2

B.
Second Draw Conditions: In addition to the continued satisfaction of the Initial Draw Conditions, the Second Draw shall be subject to the following additional conditions (collectively with the Initial Draw Conditions, the “Second Draw Conditions”):

1.
Merger Certificate: The certificate relating to the Merger (the “Merger Certificate”) shall be filed with the Delaware Secretary of State substantially concurrently with the funding of the Second Draw.  The Merger Certificate shall provide that the Merger shall become automatically effective at 12:01 a.m. (Eastern time) on the date following the filing of the Merger Certificate (without any additional conditions to effectiveness).

2.
Existing Indebtedness of the Merger Party: There will not exist (pro forma for the Merger and the financing thereof) any default or event of default under any material indebtedness of the Parent or its subsidiaries.  Pro forma for the consummation of the Merger, all material pre-existing indebtedness of the Merger Party (other than indebtedness outstanding under the Senior Facilities, any Securities, the Convertible Notes and the Parent’s 5.375% Convertible Notes due 2014) shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms satisfactory to the Arrangers and subject to exceptions to be mutually agreed upon.

Annex C-3